Exhibit 10.1

EXECUTION COPY

SECURED SUPERPRIORITY DEBTOR IN POSSESSION

LOAN, SECURITY AND GUARANTY AGREEMENT

AEROPOSTALE, INC.
the Borrower,

the Guarantors referenced herein,

CRYSTAL FINANCIAL LLC
as Agent,

and

the Lenders referenced herein

May 4, 2016

i

	4-9.	Licenses	48
	4-10.	Leases	48
	4-11.	Requirements of Law	49
	4-12.	Maintain Properties	49
	4-13.	Pay Taxes/Tax Shelter Regulations	49
	4-14.	No Margin Stock	53
	4-15.	ERISA	53
	4-16.	Hazardous Materials	53
	4-17.	Litigation	54
	4-18.	Investments	54
	4-19.	Loans	55
	4-20.	Protection of Assets	55
	4-21.	Line of Business	55
	4-22.	Affiliate Transactions	55
	4-23.	Additional Assurances	55
	4-24.	Adequacy of Disclosure	56
	4-25.	Deposit Account Investments	56
	4-26.	Prepayments of Indebtedness	57
	4-27.	Other Covenants	57
	4-28.	Labor Matter	57
	4-29.	Restricted Payments and Payments to Non-Loan Party Group Members	57
	4-30.	Licenses	57
	4-31.	Material Contracts	58
	4-32.	Customer Relations	58
	4-33.	Consents	58
	4-34.	Amendment of Material Documents	58
	4-35.	Use of Proceeds	58
	4-36.	Compliance with Material Leases	59
	4-37.	Validity and Priority of Security Interest; Administrative Priority	59
	4-38.	[Intentionally Omitted]	60
	4-39.	Cash Management System	60
	4-40.	Advisors	60
	4-41.	Case Matters	60
	4-42.	Amendments to Orders	61
	4-43.	Post-Closing Deliverables	61
	4-44.	Dormant Subsidiaries	61
	4-45.	Fidelity Account	61
	4-46.	Pre-Petition Term Loan Proceeds Securities Account	61
	4-47.	Pre-Petition Term Loan Proceeds Account	61

Article	5 - Financial Reporting and Performance Covenants:		61
	5-1.	Maintain Records	61
	5-2.	Access to Records	62
	5-3.	Prompt Notice to Agent	63

	5-4.	[Intentionally Omitted]	63
	5-5.	Borrowing Base Certificates	64
	5-6.	Monthly Reports	64
	5-7.	Permitted Store Closing Reports	64
	5-8.	[Intentionally Omitted]	64
	5-9.	Fiscal Year	64
	5-10.	Inventories, Appraisals, and Audits	64
	5-11.	Additional Financial Information	65
	5-12.	Excess Availability	65
	5-13.	Committee Communications	65
	5-14.	Disbursements, DIP Budget Variance and Updated DIP Budget	65

Article	6 - Use and Collection of Collateral:		66
	6-1.	Use of Inventory Collateral	66
	6-2.	Adjustments and Allowances	67
	6-3.	Validity of Accounts	67
	6-4.	Notification to Account Debtors	67

Article	7 - Cash Management. Payment of Liabilities:		68
	7-1.	Depository Accounts	68
	7-2.	Credit Card Receipts	68
	7-3.	The Concentration, Blocked, and Operating Accounts	68
	7-4.	Proceeds and Collection of Accounts	69
	7-5.	Payment of Liabilities	70
	7-6.	The Operating Account	71
	7-7.	[Intentionally Omitted]	71
	7-8.	Unrestricted Cash	71

Article	8 - Grant of Security Interest:		71
	8-1.	Grant of Security Interest	71
	8-2.	Extent and Duration of Security Interest	72
	8-3.	Use of Assets	73
	8-4.	Certain Perfection Actions	73
	8-5.	No Filings Required; Priority	73
	8-6.	Adequate Protection	73

Article	9 - Agent As Borrower’s Attorney-In-Fact:		74
	9-1.	Appointment as Attorney-In-Fact	74
	9-2.	No Obligation to Act	74

Article	10 - Events of Default:		75
	10-1.	[Intentionally Omitted]	75
	10-2.	Failure To Make Payments	75
	10-4.	Failure to Perform Covenant or Liability (Limited Grace Period)	75
	10-5.	[Intentionally Omitted]	75

	10-6.	[Intentionally Omitted]	75
	10-7.	Misrepresentation	75
	10-8.	Default of Material Indebtedness	75
	10-9.	Default of Material Leases	75
	10-10.	Uninsured Casualty Loss	75
	10-11.	Judgment. Restraint of Business	76
	10-12.	[Intentionally Omitted]	76
	10-13.	[Intentionally Omitted]	76
	10-14.	Indictment - Forfeiture	76
	10-15.	Default by Guarantor or Subsidiary	76
	10-16.	Termination of Guaranty and Liens	76
	10-17.	Challenge to Loan Documents	76
	10-18.	ERISA	76
	10-19.	Material Contracts	77
	10-20.	[Intentionally Omitted]	77
	10-21.	[Intentionally Omitted]	77
	10-22.	Trustee; Examiner	77
	10-23.	Chapter 7	77
	10-24.	DIP Order Modifications; Other Administrative Claims; Other Liens	77
	10-25.	Automatic Stay	77
	10-26.	Exclusivity	77
	10-27.	Milestone	77
	10-28.	Other Plans of Reorganization	78
	10-29.	Violation of DIP Orders	78
	10-30.	Rejection of Leases	78
	10-31.	Adversary Proceedings	78
	10-32.	Payment of Other Prepetition Debt	78

Article	11 - Rights and Remedies Upon Default:		78
	11-1.	Remedies	78
	11-2.	Sales	79
	11-3.	UCC	79
	11-4.	Application of Proceeds	80
	11-5.	Relief	80
	11-6.	Occupation of Business Location	81
	11-7.	Grant of Nonexclusive License	81
	11-8.	Assembly of Collateral	81
	11-9.	Rights and Remedies	81
	11-10.	Warehouse Bailment Agreement	82
	11-11.	[Intentionally Omitted]	82

Article	12 - Notices:		82
	12-1.	Notice Addresses	82
	12-2.	Notice Given	83

Article	13 - Term:		83
	13-1.	Termination of Revolving Credit and the Term Loan Facility	83
	13-2.	Effect of Termination	83

Article	14 - General:		84
	14-1.	Protection of Collateral	84
	14-2.	Successors and Assigns	84
	14-3.	Severability	84
	14-4.	Amendments; Course of Dealing	84
	14-5.	Power of Attorney	85
	14-6.	Application of Proceeds	85
	14-7.	Costs and Expenses of the Credit Parties	85
	14-8.	Copies and Facsimiles	85
	14-9.	New York Law	86
	14-10.	Consent to Jurisdiction	86
	14-11.	Indemnification	86
	14-12.	Rules of Construction	87
	14-13.	Intent	88
	14-14.	Right of Set-Off	88
	14-15.	Maximum Interest Rate	89
	14-16.	Waivers	89
	14-17.	Confidentiality	90
	14-18.	Press Releases	90
	14-19.	No Advisory or Fiduciary Responsibility	91
	14-20.	[Intentionally Omitted]	91
	14-21.	USA PATRIOT Act Notice	91
	14-22.	Foreign Asset Control Regulations	91
	14-23.	Liabilities of Lenders Several	92
	14-24.	Incorporation of DIP Orders by Reference	92
	14-25.	Cash Collateral Accounts	92

Article	15 - Guaranty		92
	15-1.	Guaranty	92
	15-2.	Obligations Not Affected	92
	15-3.	General Waivers	92
	15-4.	Waivers Concerning Election of Remedies	93
	15-5.	Waiver of Subrogation	93
	15-6.	Subordination	93
	15-7.	Books and Records	93
	15-8.	Primary Obligations	93
	15-9.	Changes in Liabilities	93
	15-10.	Right of Set-Off	94
	15-11.	Joint and Several Obligations	94
	15-12.	Termination	94

v

Article	16 - The Agent		94
	16-1.	Appointment and Authority	94
	16-2.	Exculpatory Provisions	94
	16-3.	Reliance by Agent	95
	16-4.	Nature of Obligations; Non-Reliance on Agent and Other Lenders	95
	16-5.	Rights as a Lender	96
	16-6.	Sharing of Set-Offs and Other Payments	96
	16-7.	Investments	96
	16-8.	Resignation of Agent	97
	16-9.	Delegation of Duties	97
	16-10.	Collateral Matters	97
	16-11.	Agency for Perfection	98
	16-12.	Concerning the Collateral and Related Loan Documents	98

Article	17 - Consents, Amendments and Waivers:		98
	17-1.	Action by Agent, Consents, Amendments, Waivers	98

Article	18 - Assignments and Participations:		100
	18-1.	Assignments and Assumptions	100
	18-2.	Participations	102
	18-3.	Certain Pledges	103

Article	19 - Commitments, Fundings and Distributions:		103
	19-1.	Commitments to Make Revolving Credit Loans	103
	19-2.	Commitments to Make Interim Term Loans	103
	19-3.	Commitments to Make Final Term Loans	103
	19-4.	Nature of Obligations of Lenders	103
	19-5.	Funding Procedures	103
	19-6.	Payments Generally; Agent’s Clawback	104
	19-7.	Settlement Amongst Lenders	105
	19-8.	Defaulting Lender	105

EXHIBITS

A-1	:	Additional Pre-Petition Priority Liens
C-1	:	Commitments
I-1	:	Form of Interim DIP Order
I-2	:	Initial DIP Budget
M-1	:	Milestones
2-5	:	Borrowing Request Notice
2-8(A)	:	Revolving Credit Note
2-8(B)	:	Term Loan Note
4-2	:	Related Entities
4-3	:	Trade Names
4-4	:	Intellectual Property
4-5	:	Locations, Leases, and Landlords
4-6	:	Encumbrances
4-7	:	Indebtedness
4-8	:	Insurance Policies
4-10	:	Capital Leases
4-13	:	Taxes
4-17	:	Litigation
4-22	:	Affiliated Transactions
4-23	:	Excluded Assets
4-28	:	Collective Bargaining Agreements
4-31	:	Material Contracts
4-43	:	Deposit Accounts
4-45	:	Dormant Subsidiaries
5-5	:	Form of Borrowing Base Certificate
6-3	:	Bonds and Deposits
7-1	:	DDAs
7-2	:	Credit Card Arrangements
8-1(K)	:	Commercial Tort Claims
18-1	:	Form of Assignment and Acceptance

i

SECURED SUPERPRIORITY DEBTOR IN POSSESSION

LOAN, SECURITY AND GUARANTY AGREEMENT

May 4, 2016

THIS SECURED SUPERPRIORITY DEBTOR IN POSSESSION LOAN, SECURITY AND GUARANTY AGREEMENT (this “Agreement”) is made between Crystal Financial LLC (in such capacity, the “Agent”), as agent for the ratable benefit of the “Lenders” who are, at present, those entities identified on the signature pages of this Agreement or who otherwise become “Lenders” pursuant to the terms of this Agreement from time to time, the Lenders party hereto, Aeropostale, Inc. (hereinafter, the “Borrower”), a Delaware corporation with its principal executive offices at 112 West 34th Street, New York, New York 10120, and the Guarantors party hereto; in consideration of the mutual covenants contained herein and benefits to be derived herefrom.

WITNESSETH:

WHEREAS, on May 4, 2016 (the “Petition Date”), the Borrower and the Guarantors (as defined herein) commenced Chapter 11 case numbers 16-11275 through 16-11285, as jointly administered for procedural purposes at Chapter 11 case number 16-11275 (each a “Case” and collectively, the “Cases”) by filing with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and have continued to operate their business as debtors-in-possession pursuant to Sections 1107 and 1108 thereof;

WHEREAS, the Borrower has requested, and the Lenders have agreed to make, term loans and revolving loans to the Borrower consisting of a superpriority debtor-in-possession secured credit facility in an aggregate principal amount not to exceed $160,000,000 subject to this Agreement and, when entered, the Interim DIP Order, and the Final DIP Order (each as defined herein), as applicable;

WHEREAS, the Lenders are willing to extend such credit to the Borrower under this Agreement upon the terms and subject to the conditions set forth in this Agreement and the Interim DIP Order and the Final DIP Order, as applicable.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders, the Agent, the Borrower and the Guarantors hereby agree as follows:

Article 1 - Definitions:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceptable L/C Inventory”:  Inventory which is the subject of a commercial letter of credit in favor of a foreign manufacturer or vendor of such Inventory, which Inventory is to be manufactured for, or delivered to, the Loan Parties and will become Acceptable In-Transit Inventory within thirty (30) days after the date of issuance of the commercial letter of credit.

“Acceptable In-Transit Inventory”:  Inventory that is in-transit to a Loan Party,

(a)           for which both title and risk of loss to which have passed to the Loan Party;

(b)           which Inventory has been placed with a carrier (f.o.b.) for shipment to the Loan Parties, and which Inventory is scheduled to be received within thirty (30) days at a Loan Party’s distribution center in the United States;

(c)           for which a Document of Title has been issued in favor of the Loan Party, as consignee, and in each case as to which the Agent has Control over such Documents of Title and a perfected security interest which is prior and superior to all security interests, claims, and all Encumbrances other than Permitted Encumbrances having priority under applicable Requirements of Law (it being understood, however, that the Agent will not require physical possession of the Documents of Title or any foreign filings to be deemed “perfected”);

(d)           which Inventory is insured to the satisfaction of the Agent (including, without limitation, marine cargo insurance); and

(e)           the Agent has received agreements (to the extent relevant to such Inventory) with (i) each sourcing agent under any of the Loan Party’s sourcing agreements, and (ii) each Loan Party’s carriers, freight forwarders, and customs brokers, each satisfactory in form and substance to the Agent.

Notwithstanding the foregoing, the Agent may, in its business judgment, exclude any particular Inventory from the definition of “Acceptable In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in-transit or any event has occurred or is anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Acceptable Inventory”:  Such of the Loan Parties’ Inventory, at such locations, and of such types, character, qualities and quantities, as the Agent in its discretion from time to time determines to be acceptable for borrowing, including, without limitation, Acceptable In-Transit Inventory and Acceptable L/C Inventory (but excluding Blank Stock Inventory), as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and all Encumbrances other than Permitted Encumbrances with priority under applicable Requirements of Law.  Without limiting the generality of the foregoing, Acceptable Inventory shall in no event include Inventory that is not salable, non-merchandise categories (such as labels, bags and packaging), Inventory not located in the United States (other than Acceptable In-Transit Inventory and Acceptable L/C Inventory), samples, damaged goods, return-to-vendor merchandise, and packaway Inventory.

“Acceptable Security Interest”: A security interest which (a) exists in favor of the Agent for its benefit and the ratable benefit of the Credit Parties, (b) has superpriority lien status and is superior to all other security interests (other than the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens), (c) secures the Secured Liabilities, (d) is enforceable against the Loan Party which created such security interest and (e) is, proposed or intended to be, perfected.

“Accounts” and “Accounts Receivable”:  Include, without limitation, “accounts” as defined in the UCC, and also all:  accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all “contract rights” as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; and all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.  As used in the definition of “Eligible Credit Card Receivables” set forth herein, the terms “Accounts” and “Accounts Receivable” shall also include “payment intangibles” as defined in the UCC.

“Account Debtor”:  Has the meaning given that term in the UCC and includes all credit card processors of the Loan Parties.

“ACH”:  Automated clearing house.

“Additional Pre-Petition Priority Liens”: Means any valid, perfected, enforceable and non-avoidable Encumbrances existing as of the Petition Date that are senior to the Pre-Petition ABL Liens and the Pre-Petition Term Liens as set forth on Exhibit A-1 hereto.

“Adequate Protection Liens”:  Has the meaning ascribed to such term in the Interim DIP Order or, upon entry of the Final DIP Order, in the Final DIP Order, as applicable.

“Adequate Protection Superpriority Claims”: Has the meaning ascribed to such term in the Interim DIP Order or, upon entry of the Final DIP Order, in the Final DIP Order, as applicable.

“Adjusted Eurodollar Rate”:  With respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (a) the Eurodollar Rate multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire”:  An Administrative Questionnaire in a form supplied by the Agent.

“Affiliate”:  With respect to any two Persons, a relationship in which (a) one holds, directly or indirectly, not less than twenty-five percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (c) not less than twenty-five percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

“AGC”:  Aero GC Management LLC, a Virginia Limited Liability Company with an address of 112 West 34th Street, New York, New York 10120, a wholly owned Subsidiary of the Borrower.

“Agent”:  Defined in the Preamble.

“Agent’s Rights and Remedies”:  Is defined in Section 11-9.

“Aggregate Outstandings”:  At any time of determination, the sum of (a) the Revolving Credit Loans outstanding, plus (b) the Term Loans outstanding.

 “Appraised Value”:  (i) With respect to Inventory, the net appraised orderly liquidation value of the Loan Parties’ Inventory as set forth in the Loan Parties’ stock ledger (expressed as a percentage of the Cost of such Inventory), each as determined from time to time by the Agent in accordance with its customary procedures and based upon the most recent appraisal conducted hereunder by an independent appraiser satisfactory to the Agent and the Required Lenders, and (ii) with respect to Trademarks, the appraised forced liquidation value thereof, net of costs and expenses to be incurred in connection with any such liquidation, each as determined from time to time by the Agent in accordance with its customary procedures and based upon the most recent appraisal conducted hereunder by an independent appraiser satisfactory to the Agent and the Required Lenders.

“Approved Fund”:  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group”:  Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance”:  Is defined in Section 18-1.

“Automatic Stay”: means the automatic stay imposed under Section 362 of the Bankruptcy Code.

“Availability”:  The lesser of (a) the then applicable Revolving Credit Commitments plus the Term Loan Commitments, and (b) the Borrowing Base, minus the Aggregate Outstandings.

“Average Outstandings”:  For any one (1) month period, the average Aggregate Outstandings with respect to the Revolving Credit Loans during such period.

“AWI”:  Aeropostale West, Inc., a Delaware corporation with an address of 125 Chubb Avenue, Lyndhurst, New Jersey 07071, a wholly owned Subsidiary of the Borrower.

 “Bankruptcy Code”: Title 11 of the United State Code, 11 U.S.C. §§ 101 et seq. and any amendments or successor statute thereto.

“Bankruptcy Court”: Has the meaning specified in the recitals of this Agreement.

“Bankruptcy Rules”: The Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.

“Blank Stock Inventory”:  Inventory of the Loan Parties which consists of blank t-shirts and other items of apparel which are in the possession of third Persons for processing, which Inventory otherwise would be deemed Acceptable Inventory.

“Blocked Account Agreement”: Is defined in Section 7-3.

“Borrower”:  Is defined in the Preamble.

“Borrowing Base”:  The amount calculated pursuant to the following formula:

(i)            the Inventory Advance Rate multiplied by the most recent Appraised Value of Acceptable Inventory multiplied by the Cost of Acceptable Inventory; provided that any Acceptable Inventory that is in any Permitted Closing Store (on or after the third week after the liquidation sale commences) shall also be multiplied by the inverse of the prevailing discount;

plus

(ii)           95% of the face amount of Eligible Credit Card Receivables;

plus

(iii)          50% of the most recent Appraised Value of Eligible Trade Names (not to exceed $25,000,000);

minus

(iv)          Reserves;

minus

(v)           an amount equal to the greater of (x) 10% of the sum of the foregoing clauses (i)-(iv) and (y) $10,000,000.

“Borrowing Base Certificate”:  Is defined in Section 5-5.

“Business Day”:  Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or New York, New York, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Agent is not open to the general public to conduct business, and, if such day relates to any Eurodollar Loan, means any such day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.

“Business Plan”:  The Borrower’s then current business plan and any revision, amendment, or update of such business plan to which the Agent has provided its written sign-off.

“Capital Expenditures”:  The expenditure of funds or the incurrence of liabilities which are capitalized in accordance with GAAP; provided that for purposes of this Agreement, capital expenditures funded by the proceeds from the incurrence of Indebtedness permitted hereunder, by the proceeds received from the sale of assets permitted pursuant to §4-12(d) hereof, by casualty insurance proceeds or condemnation proceeds shall, to the extent of such proceeds, not be deemed Capital Expenditures.

“Capital Lease”:  Any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out”: Has the meaning ascribed to such term in the Interim DIP Order or, upon entry of the Final DIP Order, in the Final DIP Order, as applicable.

“Carve-Out Reserve”:  A professional fee carve-out reserve equal to $3,000,000, as adjusted from time to time in the Agent’s discretion and in accordance with the DIP Orders.

“Case” or “Cases”: Is defined in the Recitals.

“Cash Collateral Account” means, deposit account number 9977665971 (ABA number 021-000-089) maintained with Citibank, N.A. (666 Fifth Avenue, New York, New York 10043) in the name of and on behalf of the Agent, for the benefit of the Credit Parties, in accordance with this Agreement and with respect to which the Credit Parties shall have an Acceptable Security Interest.  To the extent required by Section 7-8, all amounts in the Concentration Account will be swept daily into the Cash Collateral Account.

“Cash Equivalents”: As to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition by such Person, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000.00 with maturities of not more than twelve (12) months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above; provided that there shall be no restriction on the maturities of such underlying securities pursuant to this clause (iii) entered into with a bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000.00 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Cash Management Order”: Means an order, in form and substance acceptable to the Agent and the Required Lenders, entered by the Bankruptcy Court with respect to the Loan Parties’ use of a cash management system in accordance with the terms of this Agreement and the DIP Orders.

“Cash Management System”: Is defined in Section 4-39.

 “Chattel Paper”:  Has the meaning given that term in the UCC.

“Collateral”:  Is defined in Section 8-1.

“Commercial Tort Claim”:  Has the meaning given that term in the UCC.

“Commitment”:  Subject to the provisions of Sections 2-23, the Term Loan Commitment and the Revolving Credit Commitment, as set forth on Exhibit C-1 hereto.

 “Committee”: An official creditors’ committee of creditors holding unsecured claims appointed by the Bankruptcy Court in respect of the Cases pursuant to Section 1102(a) of the Bankruptcy Code.

 “Concentration Account”:  Is defined in Section 7-3.

 “Control”:  Has the meaning given that term in the UCC.

“Copyrights”:  Collectively, with respect to each Loan Party, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Loan Party, in each case, whether now owned or hereafter created or acquired by or assigned to such Loan Party, including, without limitation, the registrations and applications listed in EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Cost”:  The lower of:

(a)           the calculated cost of purchases, as determined from invoices received by the Borrower, the Borrower’s purchase journal or stock ledger, based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed; and

(b)           the cost equivalent of the lowest ticketed or promoted price at which the subject inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower’s accounting system), which cost equivalent is determined in accordance with the retail method of accounting, reflecting the Borrower’s historic business practices.

The term “Cost” does not include Inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Costs of Collection”:  Includes, without limitation all out-of-pocket expenses incurred by the Agent and the Lenders in connection with this Agreement and the other Loan Documents, including without limitation (i) the fees, charges and disbursements of (A) (x) one primary counsel for the Agent and Lenders, (y) additional local counsel in any relevant jurisdiction to the Agent and the Lenders, taken as a whole, as the Agent deems reasonably necessary, and (z) (1) with the prior written consent of the Borrower (not to be unreasonably withheld, delayed, conditioned or burdened) one additional primary counsel for the Lenders, taken as a whole, and (2) any additional counsel to the Lenders required as a result of a conflict of interest (provided, that in the case of such additional counsel contemplated in this clause (z)(1) and (2), so long as no Event of Default has occurred and is continuing, such Costs of Collection shall not exceed $100,000 in the aggregate), (B) appraisers, (C) commercial finance examiners, and (D) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Liabilities and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under the Bankruptcy Code, including, without limitation, in each case under this clause (C), outside consultants for the Agent, or (D) any workout, restructuring or negotiations in respect of any Liabilities.

“Credit Party” or “Credit Parties”:  Means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) [intentionally omitted], (iv) [intentionally omitted], (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Liabilities under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Crystal”: Is defined in Section 16-1.

“DDA”:  Any checking or other demand daily depository account maintained by a Loan Party.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of the Loans, participations in Protective Advances or any other amounts required to be funded by it hereunder within one Business Day of the date when due, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account”:  Has the meaning given that term in the UCC.

“DIP Budget”: The 13-week cash flow budget of anticipated and forecasted revenues and expenses and, as in effect from time to time, in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion, including the Initial DIP Budget, as the same may be updated from time to time by the Borrower with the consent of the Agent and the Required Lenders in their sole discretion. Any reference contained herein to compliance with the DIP Budget shall include any permitted variance permitted by Section 5-14.

“DIP Liens”: An Acceptable Security Interest in the Collateral granted to the Agent and each of the other Credit Parties pursuant to this Agreement, the other Loan Documents and the DIP Orders.

“DIP Priority Collateral”:  Has the meaning given that term in the DIP Orders.

“DIP Orders”: The Interim DIP Order, the Final DIP Order and any amendment, modification or supplement thereto in form and substance acceptable to the Agent and the Required Lenders in their sole discretion.

“Disqualified Lender”: Is any Person who is identified as a “Disqualified Lender” by the Borrower, as agreed to by the Agent and the Lenders, in writing, in their sole discretion as of the date hereof.

“Documents”:  Has the meaning given that term in the UCC.

“Documents of Title”:  Has the meaning given that term in the UCC.

“Dormant Subsidiary”:  Is defined in Section 4-44.

“Effective Date”:  The date upon which the conditions precedent set forth in Article 3 hereof have been satisfied or waived and this Agreement has become effective.

“Eligible Assignee”:(a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or a Disqualified Lender.

“Eligible Credit Card Receivables”:  As of any date of determination, Accounts due to a Loan Party from VISA, MasterCard, American Express, Diners Club, Discover Card, and other major credit card processors acceptable to the Agent, in its discretion, as arise in the ordinary course of business consistent with past practices, and which have been earned by performance and are deemed by the Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base.  None of the following shall be deemed to be Eligible Credit Card Receivables:

(a)           Accounts that have been outstanding for more than five (5) Business Days from the date of sale;

(b)           Accounts with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent);

(c)           Accounts that are not subject to a first priority security interest in favor of the Agent;

(d)           Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)           Accounts as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(f)           Accounts arising from the use of a private label credit card of a Loan Party; or

(g)           Accounts (other than VISA, Master Card, American Express, Diners Club and Discovercard) which the Agent determines in its commercial discretion acting in good faith to be unlikely to be collected.

“Eligible Trade Names”:  Trademarks of the Loan Parties which, except as otherwise agreed by the Agent, in its discretion, satisfies all of the following conditions:

(a)           such Trademark is validly registered with the United States Patent and Trademark Office;

(b)           a Loan Party owns such Trademark, free and clear of any Encumbrances other than Encumbrances granted to the Agent;

(c)           (i) such Loan Party is in compliance in all respects with the representations, warranties and covenants set forth in the Loan Documents relating to such Trademark, and (ii) without limiting the provisions of the foregoing clause (i), except as otherwise agreed in writing by the Agent, such Trademark is not the subject of any material litigation or other material legal proceeding with respect to infringement by third parties;

(d)           the Agent shall have received an appraisal (based upon Appraised Value) of such Trademark by a third party appraiser acceptable to the Agent and the Required Lenders and otherwise in form and substance satisfactory to the Agent and the Required Lenders; and

(e)           the Agent shall have received evidence that all actions have been taken that the Agent may deem necessary or appropriate in order to create a first-priority, perfected security interest (it being understood and agreed that the entry of the Interim DIP Order shall satisfy this requirement).

“Employee Benefit Plan”:  As defined in Section 3(2) of ERISA.

“Encumbrance”:  Each of the following:

(a)           Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale (to the extent of recourse) of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)           The filing of any financing statement under the UCC or comparable law of any jurisdiction.

“End Date”:  The date upon which all of the following events have occurred:  (a) all Liabilities (other than indemnities, not then due and payable, which survive repayment of the Loans and termination of the Commitments) have been paid in full in cash, and (b) all obligations of the Agent or any Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

“Environmental Laws”:  All of the following:

(a)           Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)           The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”:  Includes, without limitation, “equipment” as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower’s business, and any and all accessions or additions thereto, and substitutions therefor.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Eurodollar Loan”:  Any Loan which bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate”:  The rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) published in the “Money Rates” section of The Wall Street Journal as the London interbank offered rate for deposits in Dollars on the date which is two (2) Business Days prior to the commencement of an applicable calendar month (or, if more than one rate is published, then the highest of such rates) for a term of three months, or if such “Money Rates” section is unavailable for any reason on such date, the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to such reference banks by other reference banks as the Agent determines in the London interbank market as of 10:00 a.m. two (2) Business Days prior to the first day in an applicable calendar month for a three month term and in an amount comparable to the amount of the applicable portion of the Loans outstanding, as applicable; provided that at no time shall the Eurodollar Rate be less than 0%.

“Events of Default”:  Is defined in Article 10.

“Excess Availability”: As of any date of determination, the amount equal to Availability plus Unrestricted Cash, (including an amount up to $10,000,000 of Unrestricted Cash in-transit from store deposit accounts) plus any stub-rent payments for the month of May 2016 that are made prior to the week ending July 30, 2016 minus the aggregate amount, if any, of all payables of the Borrower and its Guarantors aged in excess of the specific time period agreed by such Loan Parties with the applicable counter-parties during the Cases; provided that for purposes of any test of Excess Availability occurring prior to the Final Order Entry Date, “Availability” shall assume that all Final Term Loan Commitments and all Final Revolving Credit Commitments are then available to the Borrower.

“Excluded Assets”:  (a) all leasehold real property included Leases, (b) all fee-owned real property with a fair market value of less than $2,000,000.00, (c) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties, but only to the extent no such consent has been obtained after the exercise of commercially reasonable efforts by the Loan Parties, (d) the capital stock of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities, (e) margin stock, (f) security interests in the stock of any Foreign Subsidiary of the Borrower and the assets of any Foreign Subsidiary of the Borrower, in each case to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower; provided that no more than 35% of the voting stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company owned directly by a Loan Party or any Foreign Subsidiary Holding Company shall be an Excluded Asset and none of the non-voting stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company owned directly by a Loan Party or Foreign Subsidiary Holding Company shall be an Excluded Asset, (g) any property and assets the pledge of which would require governmental consent, approval, license or authorization, but only to the extent that such consent, approval, license or authorization has not been obtained, (h) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (i) leases or licenses and rights thereunder to the extent of enforceable anti-assignment provisions contained therein which have not been waived (in each case after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law); provided, that, (i) Excluded Assets shall not include, any proceeds of any of the foregoing (unless such proceeds would otherwise constitute Excluded Assets), and (ii) any item of the foregoing that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be an Excluded Asset; provided, further, that no asset shall constitute an “Excluded Asset” if the same constitutes collateral under the Pre-Petition Term Loan Documents or the DIP Orders.

“Excluded Taxes”:  With respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in applicable Requirements of Law) to comply with Section 4-13(i), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 4-13(e), (d) [intentionally omitted], and (e) any U.S. federal withholding tax imposed under FATCA.

“Exigent Circumstances”: Means an event or circumstance that materially threatens the ability of the Agent to realize upon the Collateral, as determined by the Agent in its sole discretion.

“FATCA”:  Current Section 1471 through 1474 of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect, or any amended version or successor provision that is substantively similar and not materially more onerous to comply with, in each case, any regulations promulgated thereunder, any interpretation and other guidance issued in connection therewith, and any intergovernmental agreements relating thereto.

“Federal Funds Effective Rate”:  means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent.

“Fee Letter”:  The letter agreement, dated as of the date hereof, between the Borrower and the Agent with respect to certain fees payable to the Agent and Lenders in connection with this Agreement.

“Fidelity Accounts”:  means, collectively, (i) account number 00702982489 in the name of AWI and maintained at Fidelity Investments Institutional Operations Company, Inc., and (ii) account number 00702978677 in the name of the Borrower and maintained at Fidelity Investments Institutional Operations Company, Inc., in each case together with any successor account therefor. “Fidelity Account” shall mean any one of the foregoing.

“Final DIP Order”: Collectively, the order of the Bankruptcy Court entered in the Cases after notice and final hearing pursuant to the Bankruptcy Rules or such other procedures as approved by the Bankruptcy Court which, among other matters (but not by way of limitation), authorizes the Borrower to obtain credit and the Loan Parties to incur (or guaranty) the Liabilities and grant Liens under the Loan Documents, as the case may be, and provides for the superpriority of the Agent’s and the Lenders’ claims, and authorizes the use of cash collateral, as the same shall be approved by, and may be modified or supplemented from time to time after the Final Order Entry Date with the written consent of, the Agent and Required Lenders in their sole and absolute discretion.

“Final Order Effective Date”: The date on which the conditions under Sections 3-2 and 3-3 are satisfied or waived as determined by the Agent and the Required Lenders.

“Final Order Entry Date”: The date on which the Final DIP Order is entered on the docket of the Bankruptcy Court.

“Final Revolving Credit Commitment”: On and after the Final Order Effective Date, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C-1 under the caption “Final Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Final Revolving Credit Commitments on the Final Order Effective Date shall be the lesser of (a) $30,000,000.00 and (b) such amount as approved by the Bankruptcy Court pursuant to the Final DIP Order. It is understood and agreed that the Final Revolving Credit Commitments are in addition to the Interim Revolving Credit Commitments and not a replacement or substitute therefor.

“Final Term Loan” A single draw term loan to be made on the Final Order Effective Date in the aggregate amount not to exceed the Final Term Loan Commitment.

“Final Term Loan Commitment”: On the Final Order Effective Date, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Term Loans, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C-1 under the caption “Final Term Loan Commitment”, as amended to reflect Assignments.  The aggregate amount of the Final Term Loan Commitments on the Final Order Effective Date shall be the lesser of (a) $30,000,000.00 and (b) such amount as approved by the Bankruptcy Court pursuant to the Final DIP Order. It is understood and agreed that the Final Term Loan Commitments are in addition to the Interim Term Loan Commitments and not a replacement or substitute therefor.

“Fixtures”:  Has the meaning given that term in the UCC.

“Foreign Asset Control Regulations”:  Has the meaning set forth in Section 14-22.

“Foreign Lender”:  Any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”:  as defined in the Pre-Petition Term Loan Agreement as in effect as of May 23, 2014.

“Foreign Subsidiary Holding Company”:  as defined in the Pre-Petition Term Loan Agreement as in effect as of May 23, 2014.

“Fund”:  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, notes and similar extensions of credit in the ordinary course of its business.

 “GAAP”:  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Agent, the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower’s chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capitalized Lease Obligation under GAAP as in effect on the Effective Date, shall not be treated as a Capitalized Lease Obligation solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.

“General Intangibles”:  Includes, without limitation, “general intangibles” as defined in the UCC; and also all:  rights to payment for credit extended; deposits; amounts due to a Loan Party; credit memoranda in favor of a Loan Party; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of a Loan Party to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Loan Parties in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold or leased, by a Loan Party or credit extended or services performed, by a Loan Party, whether intended for an individual customer or the general business of a Loan Party, or used or useful in connection with research by a Loan Party.

“Goods”:  Has the meaning given that term in the UCC.

“Goodwill”:  Collectively, with respect to each Loan Party, the goodwill connected with such Loan Party’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any other Intellectual Property in which such Loan Party has any interest, (ii) all know‑how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Loan Party’s business.

“Group Member” or “Group Members”:  Individually and collectively the Borrower and each Subsidiary of the Borrower.

“GSI Agreement” The Amended and Restated E-Commerce Agreement, dated as of September 22, 2008 (as amended, supplemented or otherwise modified from time to time) by GSI Commerce Solutions, Inc. and the Borrower.

“Guarantor” and “Guarantors”:  Means individually and collectively AWI, Jimmy’Z, AGC, Aeropostale Procurement Company, Inc., Aeropostale Licensing, Inc., P.S. from Aeropostale, Inc., GoJane LLC, and any other Subsidiary of the Borrower which executes and delivers a Guarantor Agreement pursuant to the terms of this Agreement from time to time. Notwithstanding the foregoing or any provision of any Loan Document to the contrary, each Subsidiary of the Borrower that is a Guarantor under the Pre-Petition Term Loan Agreement shall be a Guarantor hereunder.

“Guarantor Agreement”:  Each instrument and document executed by a Guarantor of the Liabilities to evidence or secure the Guarantor’s guaranty thereof, in form and substance satisfactory to the Agent, and including, without limitation the guaranty set forth in Article 15 hereof.

“Hazardous Materials”:  Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

“Indebtedness”:  All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)           In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b)           In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(c)           In connection with the sale or discount of accounts receivable or chattel paper of such Person other than the sale of retail Accounts to credit card processors.

(d)           On account of deposits or advances.

(e)           As lessee under Capital Leases.

(f)            On account of net obligations under any swap or hedging contract.

(g)           With respect to obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

“Indebtedness” also includes:

(x)           Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

(y)           Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party, other than endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practices.

(z)            The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer to the extent that the holder of such Indebtedness has recourse to such Person.

“Indemnified Claim”:  Is defined in Section 14-11.

“Indemnified Person”:  Is defined in Section 14-11.

“Indemnified Taxes”:  Taxes other than Excluded Taxes.

“Initial DIP Budget”: The DIP Budget delivered to the Agent and the Lenders on the Effective Date, which shall be acceptable to the Agent and the Lenders in their sole discretion.  The Initial DIP Budget is attached as Exhibit I-2 and is acceptable to the Agent and the Lenders.

“Initial Lenders”: Each Person party to this Agreement as a Lender on the Effective Date.

“Instruments”:  Has the meaning given that term in the UCC.

“Intellectual Property”:  Collectively, all Copyrights, Patents, Trademarks, Licenses and Goodwill.

“Intercreditor Agreement”:  That certain Intercreditor Agreement, dated as of May 23, 2014, by and among the Pre-Petition ABL Agent, the Pre-Petition Term Loan Agent and the Loan Parties as amended, restated, supplemented or otherwise modified prior to the Petition Date, as in effect as of such date.

“Interest Payment Date”:  The first Business Day of each month; the Termination Date; and the End Date.

“Interim DIP Order”: The order of the Bankruptcy Court substantially in the form of Exhibit I-1 (except as may otherwise be agreed in writing or on the record by the Agent and the Required Lenders at the interim hearing with respect to such order in the Cases) entered in the Cases after an interim hearing pursuant to the Bankruptcy Rules, which, among other matters (but not by way of limitation), authorizes, on an interim basis, the Borrower to obtain credit and the Loan Parties to incur (or guaranty) the Liabilities and grant Liens under the Loan Documents, as the case may be, and provides for the superpriority of the Agent’s and the Lenders’ claims, and authorizes the use of cash collateral, as the same shall be approved by, and may be modified or supplemented from time to time after the Interim Order Entry Date but before the Final Order Entry Date, with the written consent of the Agent and Required Lenders in their sole and absolute discretion.

“Interim Order Entry Date”: The date on which the Interim DIP Order is entered on the docket of the Bankruptcy Court.

“Interim Revolving Credit Commitment”: On and after the Effective Date, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C-1 under the caption “Interim Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Interim Revolving Credit Commitments on the Effective Date shall be the lesser of (a) $55,000,000.00 and (b) such amount as approved by the Bankruptcy Court pursuant to the Interim DIP Order.

“Interim Term Loan”: A single draw term loan to be made on the Effective Date but prior to the Final Order Entry Date, in the aggregate amount not to exceed the Interim Term Loan Commitment.

“Interim Term Loan Commitment”: On the Effective Date, with respect to each Term Loan Lender,  the commitment of such Term Loan  Lender to make Term Loans, which commitment is in the amount set forth opposite such Lender’s name on Exhibit C-1 under the caption “Interim Term Loan Commitment”, as amended to reflect Assignments.  The aggregate amount of the Interim Term Loan  Commitments on the Effective Date shall be the lesser of (a) $45,000,000.00 and (b) such amount as approved by the Bankruptcy Court pursuant to the Interim DIP Order.

“Inventory”:  Includes, without limitation, “inventory” as defined in the UCC and also all:  packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower’s business; Goods of said description in transit:  returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

“Inventory Advance Rate”:  (i) Each year, during the four-month period commencing on the date the Agent shall have received the Borrowing Base Certificate for the Borrower’s last week of the fiscal month of March as and when required pursuant to Section 5-5 and ending on the date the Borrower shall have delivered or have been required to deliver the Borrowing Base Certificate for the Borrower’s last week of the fiscal month of June pursuant to Section 5-5, 92.5%; and (ii) at all other times, 90%.

“Investment”:  Any direct or indirect acquisition or investment by any Group Member, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any acquisition of the assets or equity interests of any Person.

“Investment Property”:  Has the meaning given that term in the UCC.

“Jimmy’Z”:  Jimmy’Z Surf Co., LLC, a Delaware limited liability company with an address of 112 West 34th Street, New York, New York 10120, a wholly owned Subsidiary of the Borrower.

“Lease”:  Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

“Lenders”:  Defined in the Preamble to this Agreement and shall include Term Loan Lenders and Revolving Credit Lenders, as the context may require.

“Letter of Credit Rights”:  Has the meaning given that term in the UCC and also shall refer to any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or at the time is entitled to demand payment or performance.

“Liabilities” (in the singular, “Liability”):  Includes, without limitation, all and each of the following, whether now existing or hereafter arising:

(a)           Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or any Lender, each of every kind, nature, and description under the Loan Documents (including, without limitation, in respect of Protective Advances).

(b)           Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Lender under the Loan Documents (including all future advances whether or not made pursuant to a commitment by the Agent or any Lender), whether or not any of such are allowed or allowable, are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Lender may hold against the Borrower under the Loan Documents.

(c)           All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or any Lender with respect to the Loan Documents, each of every kind, nature, and description.

(d)           All interest, fees, and charges and other amounts which may be charged by the Agent or any Lender to the Borrower under the Loan Documents and/or which may be due from the Borrower to the Agent or any Lender under the Loan Documents from time to time.

(e)           All costs and expenses incurred or paid by the Agent or any Lender in respect of any of the Loan Documents (including, without limitation, Costs of Collection, attorneys’ fees, and all court and litigation costs and expenses).

(f)            Any and all covenants of the Borrower to or with the Agent or any Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with under Loan Documents.

(g)           [Intentionally Omitted].

(h)           Each of the foregoing as if each reference to the “Agent” and “Lender” therein were to each of the Affiliates of such Persons.

“Licenses”:  Collectively, with respect to each Loan Party, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Loan Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including the Mexico License, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Line (Unused) Fee”:  Is defined in Section 2-13.

“Loan”: A Revolving Credit Loan (including, without limitation, any Protective Advances) and/or a Term Loan, as the context may require.

“Loan Account”:  Is defined in Section 2-7(a).

“Loan Documents”:  This Agreement, the DIP Orders, the Fee Letter, each instrument and document executed and/or delivered as contemplated by Article 3, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, provided by the Agent, any Affiliate of the Agent, or any Lender, as each may be amended from time to time.

“Loan Party” or “Loan Parties”:  Individually and collectively the Borrower and each Guarantor.

 “Material Accounting Change”:  Any change in GAAP applicable to accounting periods subsequent to the Borrower’s fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower’s financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place.

“Material Adverse Effect”:  A material adverse effect upon (i) any Group Member’s business, assets, properties, liabilities (actual or contingent), operations, financial affairs, or condition (financial or otherwise), taken as a whole, or (ii) the Collateral, taken as a whole, or (iii) the ability of the Loan Parties to perform their respective obligations under this Agreement and the other Loan Documents, or (iv) the validity, enforceability, perfection or priority of this Agreement or the other Loan Documents or of the rights and remedies of the Agent or any Lender under any Loan Document.  In determining whether any individual event would result in a Material Adverse Effect, (i) notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.  Notwithstanding the foregoing, in no event shall any Material Adverse Effect be deemed to exist as a result of the commencement of the Cases or the circumstances and events leading up thereto to the extent that such event(s) would reasonably be expected to result therefrom.

“Material Contract”:  Solely for purposes of this Agreement, the Mexico License and the GSI Agreement.

“Material Indebtedness”:  post-petition Indebtedness (other than the Liabilities) of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,500,000  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any swap contract at such time shall be calculated after taking into account the effect of any legally enforceable netting agreement relating to such swap contracts, (b) undrawn committed or available amounts shall be included, (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included and (d) all accounts payable to suppliers or vendors shall be excluded.

“Material Leases”: Means the Borrower’s leases with respect to the following locations (a) 950 North Barrington Avenue, Ontario, California, (b) 2 Brick Plant Road, South River, New Jersey, (c) 112 West 34th Street, New York New York, and (d) 125 Chubb Avenue, Lyndhurst, New Jersey.

“Maturity Date”:  The earliest of (1) the Scheduled Maturity Date, (2) the consummation of a sale of all or substantially all of the assets of the Borrower pursuant to Section 363 of the Bankruptcy Code or otherwise, (3) the effective date of a plan of reorganization or liquidation in the Case, (4) the date of filing of a Plan of Reorganization that (x) does not provide for indefeasible payment in full in cash of all Liabilities and (y) is not otherwise acceptable to the Agent and the Required Lenders in their sole discretion and (5) the date of termination of the Lenders’ Commitments and the acceleration of any outstanding extensions of credit, in each case, under this Agreement in accordance with the terms hereof and the other Loan Documents.

“Mexico License”: The License Agreement between Aeropostale Licensing, Inc. and Distribuidora Liverpool, S.A. DE C.V., dated as of December 14, 2012 (as amended by the First Amendment to License Agreement, dated November 1, 2015, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time solely with the consent of the Agent and the Required Lenders in their sole discretion.

“MGF Sourcing Agreement”:  means that certain Sourcing Agreement dated as of May 23, 2014 (as amended, supplemented or otherwise modified from time to time) by and between Aeropostale Procurement Company, Inc. as “Principal” and TSAM (Delaware) LLC (d/b/a MGF Sourcing US, LLC) as “Agent”.

“Milestone”: Each of the milestones set forth on Exhibit M-1 hereto.

“Operating Account”:  Is defined in Section 7-3.

“Other Taxes”:  All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by a Lender of its loan or Commitment.

“Participant”:  Is defined in Section 18-2.

“Participant Register”:  Is defined in Section 18-2(d).

“Patents”:  Collectively, with respect to each Loan Party, all patents issued or assigned to and all patent applications made by such Loan Party (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents, patent applications listed in EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Payment Intangibles”:  Has the meaning given that term in the UCC and shall also refer to any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Permitted Encumbrances”:  Those Encumbrances permitted as provided in Section 4-6(a) hereof.

“Permitted Closing Store”: Each of the 154 store locations (of which, 41 stores are located in Canada), identified to the Agent by the Borrower prior to the Effective Date, that the Borrower intends to close, plus, additional store locations that the Borrower intends to close during the term of this Agreement, in each case as contemplated by, and in accordance with, the applicable DIP Budget in effect at such time.

“Person”:  Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Petition Date”: Has the meaning given to such term in the recitals of this Agreement.

“Petitions”: The voluntary petitions for relief under Chapter 11 of the Bankruptcy Code filed by the Loan Parties with the Bankruptcy Code.

“Plan of Reorganization”: A Chapter 11 plan of reorganization submitted by the Loan Parties or any of the Loan Parties to the Bankruptcy Court in connection with the Cases or any Case, as applicable.

“Post-Petition L/C Reserve Account”: Has the meaning given to such term in Section 4-35 of the Agreement.

“Pre-Petition ABL Agent”: Bank of America, N.A., as Agent under the Pre-Petition ABL Credit Agreement.

“Pre-Petition ABL Credit Agreement”: The Third Amended and Restated Loan and Security Agreement, dated as of September 22, 2011 (as amended, restated, supplemented or otherwise modified prior to the Petition Date, as in effect as of such date) among the Borrower, the Pre-Petition ABL Lenders, and the Pre-Petition ABL Agent for the Pre-Petition ABL Lenders.

“Pre-Petition ABL Escrow and Reserve Accounts”: Has the meaning given to such term in Section 4-35 of this Agreement.

“Pre-Petition ABL Facility”: The revolving credit facility extended by the Pre-Petition ABL Lenders to the Borrower, including the issuance of letters of credit, under the Pre-Petition ABL Credit Agreement.

“Pre-Petition ABL Lenders”: The “Lenders” (as defined in the Pre-Petition ABL Credit Agreement), in their capacities as the pre-petition lenders under the Pre-Petition ABL Credit Agreement.

“Pre-Petition Term Credit Parties”: The “Credit Parties” (as defined in the Pre-Petition Term Loan Agreement), in their capacities as secured creditors with respect to the Pre-Petition Term Indebtedness.

“Pre-Petition Term Indebtedness”: The Liabilities (as defined in the Pre-Petition Term Loan Agreement) for which the Borrower and certain of its affiliates are indebted and jointly and severally liable to the Pre-Petition Term Lenders, in respect of amounts owed by the Borrower under the Pre-Petition Term Loan Agreement, which such Liabilities are secured by the assets of each of the Loan Parties pursuant to the Loan Documents (under and as defined in the Pre-Petition Term Loan Agreement).

“Pre-Petition Term Lenders”: The Lenders (as defined in the Pre-Petition Term Loan Agreement), in their capacities as the pre-petition lenders under the Pre-Petition Term Loan Agreement.

“Pre-Petition Term Loan Agent”: Means AERO Investors LLC, a Delaware limited liability company.

“Pre-Petition Term Loan Agreement”:  That certain Loan and Security Agreement dated as of May 23, 2014, by and among the Borrower, the guarantors from time to time party thereto, the Pre-Petition Term Lenders party thereto, and the Pre-Petition Term Loan Agent, as the same has been amended, restated, supplemented or otherwise modified prior to the Petition Date, as in effect as of such date.

“Pre-Petition Term Loan Documents”: The Pre-Petition Term Loan Agreement and the other “Loan Documents” as such term is defined in the Pre-Petition Term Loan Agreement, as such Pre-Petition Term Loan Documents have been amended, restated, supplemented or otherwise modified prior to the Petition Date, as in effect as of such date.

“Pre-Petition Term Loan Proceeds Account”:  A Deposit Account maintained with Bank of America, N.A. which is subject to a blocked account agreement among Bank of America, N.A., the Borrower and the Pre-Petition Term Loan Agent, into which the proceeds of the Pre-Petition Term Loans were deposited on May 23, 2014.

“Pre-Petition Term Loan Proceeds Securities Account”:  That certain securities account number xA14 maintained by the Borrower at Merrill Lynch, Pierce, Fenner & Smith Incorporated which is subject to a control agreement among Bank of America, N.A., the Borrower and the Pre-Petition Term Loan Agent, into which solely the proceeds of the Pre-Petition Term Loans, investments of such proceeds and any interest or return on investment thereon (including the proceeds of any sale, maturity or similar disposition of investments of the proceeds of the Pre-Petition Term Loans to the extent such sale, maturity or similar disposition is permitted hereunder) shall be deposited.

“Pre-Petition Term Loans”:  Means, collectively, the Pre-Petition Tranche A Term Loan Facility and the Pre-Petition Tranche B Term Loan Facility.

“Pre-Petition Term Priority Collateral”:  Has the meaning given to “Term Priority Collateral” in the DIP Orders.

“Pre-Petition Term Priority Liens”: Means the Liens in favor of the Pre-Petition Term Loan Agent on the Pre-Petition Term Priority Collateral to the extent of the Pre-Petition Term Priority Obligations.

“Pre-Petition Term Priority Obligations”: Has the meaning given to “Term Priority Obligation” in the Intercreditor Agreement.

“Pre-Petition Tranche A Term Loan Facility”:  That certain Tranche A Term Loan Facility in the aggregate principal amount of $100,000,000, defined under, and funded pursuant to, the Pre-Petition Term Loan Agreement.

“Pre-Petition Tranche B Term Loan Facility”:  That certain Tranche B Term Loan Facility in the aggregate principal amount of $50,000,000, defined under, and funded pursuant to, the Pre-Petition Term Loan Agreement.

“Proceeds”:  Includes, without limitation, “Proceeds” as defined in the UCC (defined below), and each type of property described in Section 8-1 hereof.

“Professional Fees”: All accrued and unpaid claims for fees and expense reimbursements of Professional Persons retained by the Debtors (but not any success or transaction fees).

“Professional Person”: Means a Person who is an attorney, accountant, appraiser, auctioneer or financial advisor or other professional person who is retained with approval of the Bankruptcy Court by any Loan Party pursuant to Section 327 of the Bankruptcy Code.

“Protective Advances”: Is defined in Section 2-6(d).

 “Pro Rata Outstandings”: Of any Lender at any time, means, (a) with respect to the Revolving Credit, the outstanding principal amount of Revolving Credit Loans (including Protective Advances) owing to such Lender, and (b) with respect to the Term Loan Facility, the outstanding principal amount of Term Loans owing to such Lender.

“Pro Rata Share”: With respect to any Lender at any time, (a) with respect to the Revolving Credit, the percentage obtained by dividing (i) the sum of the Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the outstanding principal amount of Revolving Credit Loans) of such Lender then in effect by (ii) the sum of the Revolving Credit Commitments (or, if such Revolving Credit Commitments are terminated, the outstanding principal amount of Revolving Credit Loans) of all Lenders then in effect; and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the sum of the Term Loan Commitments (or, if such Term Loan Commitments are terminated, the outstanding principal amount of Term Loans) of such Lender then in effect by (ii) the sum of the Term Loan Commitments (or, if such Term Loan Commitments are terminated, the outstanding principal amount of Term Loans) of all Lenders then in effect.

 “Receipts”:  All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

“Receivables Collateral”:  That portion of the Collateral which consists of the Loan Parties’ Accounts, Accounts Receivable, General Intangibles for the payment of money, Chattel Paper, Instruments, Investment Property, letters of credit for the benefit of a Loan Party, and bankers’ acceptances held by a Loan Party, and any rights to payment.

“Register”:  Is defined in Section 18-1(d).

“Related Entity”:  (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which:  is a parent, brother-sister, Subsidiary, or Affiliate, of the Borrower; could have such enterprise’s tax returns or financial statements consolidated with the Borrower’s; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower or by any Affiliate of the Borrower.

(b)           Any Affiliate of the Borrower.

“Remedies Notice Period”:  Is defined in Section 11-1.

“Required Lenders”: At any time, two (2) or more Lenders (not affiliated with each other) who hold in the aggregate more than 60% of the sum of (a) the Term Loan Commitments then in effect, (or, if such Term Loan Commitments have been terminated, the aggregate principal amount of the Term Loans then outstanding), and (b) the Revolving Credit Commitments then in effect, (or, if such Revolving Credit Commitments are terminated or have been reduced to zero, the Revolving Credit Outstandings) then in effect, ignoring, in such calculation, the amounts held by any Defaulting Lender.

“Requirement of Law”:  As to any Person:

(a)           (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, governmental panel, or other governmental body which has jurisdiction over such Person, or any property of such Person.

(b)           That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c)           that Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable;

provided however, for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect and been adopted after the Effective Date.

“Reserves”:  Without duplication of any other reserves or items that are otherwise addressed or excluded either through eligibility criteria or in the most recent appraisal conducted hereunder by an independent appraiser satisfactory to the Agent, such reserves as the Agent from time to time determines in its discretion exercised in good faith as being necessary or appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, including any claims or liabilities that the Agent determines will need to be satisfied in connection with the realization upon such Collateral (including, without limitation, the Inventory), (b) to reflect costs, expenses and other amounts that the Agent may incur or be required to pay to realize upon the Collateral, including, without limitation, on account of rent, customs and duties and Permitted Encumbrances, (c) to reflect changes in the determination of the saleability, at retail, of Acceptable Inventory, (d) to reflect such other factors as negatively affect the market value of the Acceptable Inventory, (e) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base (including, without limitation, any litigation or other legal proceeding with respect to infringement of Eligible Trade Names by third parties), (f) on account of gift cards, gift certificates, merchandise credits and customer deposits, (g) [intentionally omitted], (h) [intentionally omitted], (i) self-health insurance reserves equal to one (1) month based on the average of the immediately preceding 12 months, (j) the Carve-Out Reserve, and (j) rent reserves not to exceed two (2) month’s rent plus any past due amounts.  The Agent shall have the right, at any time and from time to time after the Effective Date in its discretion exercised in good faith as being necessary or appropriate to establish, modify or eliminate Reserves.

The implementation or increase of any Reserve will be based on the analysis of facts or events discovered by Agent after the Effective Date that are different from facts or events known to Agent on the Effective Date, upon at least two Business Days’ prior notice to the Borrower (which notice will include a reasonably detailed description of the Reserve being established), unless Exigent Circumstances exist (in which case a Reserve may be implemented immediately without any prior notice). During such two Business Day period, Agent will, if requested, discuss any such Reserve or change with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent satisfactory to Agent; provided, that to the extent that the Agent believes that such Reserve is necessary to preserve or protect the assets included in the Borrowing Base, or any portion thereof, the Agent may implement, modify or increase such Reserve in its sole discretion at such time, even if the Borrower is taking action to remedy such condition during such period.

“Responsible Officer”:  The chief executive officer, chief operating officer, treasurer, controller, chief financial officer or general counsel of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash”:  As of any date of determination thereof, the U.S. domestic cash, checks and Cash Equivalents of the Loan Parties that consist of any of the following:  (i) petty cash and cash and checks in store cash registers, and in the case of cash and checks in amounts that are consistent with the Loan Parties’ historic practices for holding such items; (ii) any cash held in disbursement accounts or other accounts for payments on account of any Loan Party (e.g., accounts for payroll, vendor payments) other than the Operating Account; (iii) amounts in the Pre-Petition ABL Escrow and Reserve Accounts; (iv) [intentionally omitted]; (v) amounts in the Professional Fees and Carve-Out Account; (vi) [intentionally omitted], (vii) cash and Cash Equivalents in Trust Deposit Accounts; and (viii) any cash held in accounts pledged to cash collateralize letter of credit obligations permitted pursuant to Section 4-7(d)(1).

“Restricted Payment”:  Any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Credit”:  Is defined in Section 2-1.

“Revolving Credit Commitments”: The Interim Revolving Credit Commitment and/or the Final Revolving Credit Commitment, as the context may require.

“Revolving Credit Lender”: Each Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan.

“Revolving Credit Loans”:  Has the meaning specified in Section 2-1.

“Revolving Credit Note”:  Has the meaning specified in Section 2-8.

“Revolving Credit Outstandings” means, at any time, to the extent outstanding at such time, the aggregate principal amount of the Revolving Credit Loans.

 “Safe Harbor Provisions”: Sections 546(e) and (g), 555, 556, 559, 560, 561 and 562 of the Bankruptcy Code.

“Same Day Advances”: Is defined in Section 2-5(d).

“Scheduled Maturity Date”: The date that is 12 months after the Effective Date.

“Settlement Date”: Is defined in Section 19-7(a).

 “Statutory Reserve Rate”:  A fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which any Lender is subject with respect to the Adjusted Eurodollar Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lenders under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”:  As to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which at least fifty percent (50%) or more of the ordinary voting power (or equivalent interests) for the election of a majority of the board of directors (or other equivalent governing body) of such entity is held or controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; or which is otherwise controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person through the exercise of voting power or otherwise.

“Supporting Obligation”:  Has the meaning given that term in the UCC and shall also refer to a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument or Investment Property.

“Suspension Event”:  Any occurrence, circumstance, or state of facts which (a) is an Event of Default, which is continuing; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Taxes”:  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

 “Termination Date”:  The earliest of (a) the Maturity Date; or (b) [intentionally omitted]; or (c) date set by notice by the Agent to the Borrower, which notice sets the Termination Date on account of the occurrence of any Event of Default.

“Term Loan”: The Interim Term Loan and/or the Final Term Loan, as the context may require.

“Term Loan Commitment”:  The Interim Term Loan Commitment and/or the Final Term Loan Commitment, as the context may require.

“Term Loan Facility”: Is defined in Section 2-2(c).

“Term Loan Lender”: Each Lender that has a Term Loan Commitment and/or holds a Term Loan.

“Term Loan Note”: Is defined in Section 2-8.

“Trademarks”:  With respect to each Loan Party, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Loan Party and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Transfer”:  Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent and the subject Lender.  Such wire transfer shall be in accordance with the following wire instructions or the wire instructions given by an Person who becomes a “Lender” pursuant to Section 18-1 (which instructions, in each instance, may be revised by written notice given, with respect to a party’s wire instructions, by that party to the Agent):

To the Agent:
Crystal Financial LLC
ABA No. 021-000-089
Acct No.:  9977665971

To any Lender:

As set forth in its Administrative Questionnaire.

“Trust Deposit Accounts”:  Depository accounts established by the Loan Parties the proceeds of which are to be utilized solely for the payment of sales taxes, ad valorem taxes, withholding taxes and other similar Taxes, and other depository accounts established by the Loan Parties for which such Loan Party is a trustee or other fiduciary for any other Persons.

“UCC”:  The Uniform Commercial Code as presently in effect in New York, provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unrestricted Cash”: As of any date of determination thereof, the unrestricted U.S. domestic cash, checks and Cash Equivalents of the Loan Parties (excluding Restricted Cash).  It is expressly understood and agreed that cash, checks and Cash Equivalents shall be considered unrestricted for purposes of this definition notwithstanding that such assets are subject to Encumbrances of a type described in clause (i), (xvii) or (xix) of Section 4-6(a).

(a)           Accounting Terms and Principles.  (i)  GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of hereof unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, compliance certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(ii)            Pro Forma.  All components of financial calculations made to determine compliance shall be adjusted on a pro forma basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any pro forma transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the compliance certificate setting forth such calculations.

Article 2 - The Credit Facilities:

2-1.          Establishment of Revolving Credit Facilities.

(a)           Revolving Credit.

(i)            Subject to Article 3 and the terms and conditions set forth in this Agreement, the Revolving Lenders hereby establish a revolving line of credit (the “Revolving Credit”) in the Borrower’s favor pursuant to which each Revolving Lender, subject to, and in accordance with, this Agreement, agrees to severally (and not jointly, or jointly and severally) make loans and advances (the “Revolving Credit Loans” and each, a “Revolving Credit Loan”) and otherwise provide financial accommodations to and for the account of the Borrower as provided herein from time to time (subject to any limitations contained within the Interim DIP Order or the Final DIP Order, as applicable), and in each case equal to that Revolving Lender’s Pro Rata Share up to the maximum amount of such Revolving Lender’s Revolving Credit Commitment as in effect as such time; provided that the Aggregate Outstandings shall not at any time in the aggregate exceed the lesser of (A) the aggregate Revolving Credit Commitments then in effect, and (B) the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate in effect from time to time).

(ii)            The proceeds of borrowings under the Revolving Credit shall be used as set forth in Section 4-35.

2-2.          Term Loans.

(a)           Interim Term Loan.  On the Effective Date, each Term Loan Lender, subject to, and in accordance with, this Agreement, agrees to severally, and not jointly or jointly and severally, make the Interim Term Loan to and for the account of the Borrower as provided herein, in the amount of such Term Loan Lender’s Interim Term Loan Commitment (subject to any limitations contained within the Interim DIP Order or the Final DIP Order, as applicable).  The Interim Term Loan shall be made in one draw on the Effective Date, but prior to the Final Order Entry Date, the Interim Term Loan Commitments shall be immediately terminated, and once repaid, no part of the Interim Term Loan may be reborrowed.

(b)           Final Term Loan.  On the Final Order Effective Date, each Term Loan Lender, subject to, and in accordance with, this Agreement, agrees to severally, and not jointly or jointly and severally, make the Final Term Loan to and for the account of the Borrower as provided herein, in the amount of such Term Loan Lender’s Final Term Loan Commitment (subject to any limitations contained within the Interim DIP Order or the Final DIP Order, as applicable).  The Final Term Loan shall be made in one draw on the Final Order Effective Date, the Final Term Loan Commitments shall be immediately terminated, and once repaid, no part of the Final Term Loan may be reborrowed.

(c)           The proceeds of borrowings under the Interim Term Loan and the Final Term Loan (collectively, the “Term Loan Facility”) shall be used as set forth in Section 4-35.

2-3.          Voluntary Reduction or Termination of Commitments.

(a)           The Borrower may reduce, or terminate, the Lenders’ Revolving Credit Commitments, pro rata, in whole or in part from time to time, by furnishing three (3) Business Days’ written notice to the Agent.  Upon the effective date of any such reduction, the Borrower shall pay to the Agent (i) any amounts required by under Section 2-9(b) hereof as a result of such reduction or termination, together with (ii) the accrued Line (Unused) Fee as of the date of such reduction or termination.  No reduction or termination of the Revolving Credit Commitments may be reinstated.  The Borrower may not reduce or terminate the Lenders’ Term Loan Commitments, nor may the Borrower make any prepayment of the Term Loans, unless all of the Commitments are terminated in full, and all of the Liabilities are paid in full, in cash.

2-4.          Risks of Value of Collateral.  The Agent’s reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under this Agreement and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent relative to the actual value of the asset in question.  All risks concerning the collectability of the Borrower’s Accounts and the saleability of the Borrower’s Inventory are and remain upon the Borrower.  All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent or any Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under this Agreement.

2-5.          Loan Requests.

(a)           Subject to the provisions of this Agreement, Revolving Credit Loans duly and timely requested by the Borrower shall be made pursuant hereto; provided that:

(i)             Availability will not be exceeded.

(ii)            No more than three requests for Revolving Credit Loans may be made per week.

(iii)           The Revolving Credit has not been suspended as provided in Section 2‑5(j).

(iv)          Such requested Revolving Credit Loans shall be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess thereof.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           Requests for loans and advances under the Revolving Credit or Term Loan shall be made by an irrevocable written request by a Responsible Officer delivered to the Agent.  Such notice must be received by Agent in writing no later than 1:00 p.m. two Business Days prior to the date that is the requested funding date; provided that Borrower may request a Revolving Credit Loan no later than 1:00 p.m. on a Business Day to be made on that same day if the amount of such Revolving Credit Loan is not more than the total cash receipts received by the Agent in the Cash Collateral Account on such requested date (each, a “Same Day Advance”).  Same Day Advances shall not be subject to the limitations set forth in clauses (ii) and (iv) above.

(e)           [Intentionally Omitted].

(f)            Any request for a Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day.

(g)           [Intentionally Omitted].

(h)           The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit or Term Loan which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent being furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Agent.

(i)            [Intentionally Omitted].

(j)            Upon the occurrence, and during the continuance, from time to time of any Suspension Event:

(i)             The Agent may suspend the Revolving Credit and the Term Loan Facility immediately.

(ii)            Neither the Agent nor any Lender shall be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder.

2-6.          Making of Loans.

(a)           A loan or advance under the Revolving Credit or Term Loan shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

(b)           A loan or advance shall be deemed to have been made under the Revolving Credit, or Term Loan, as applicable (and the Borrower shall be indebted to the Lenders for their respective pro rata portions of the amount thereof immediately) at the following:

(i)             The Agent’s initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower’s instructions (if such loan or advance is of funds requested by the Borrower).

(ii)            The charging of the amount of such loan to the Loan Account (in all other circumstances).

(c)          There shall not be any recourse to or liability of the Agent or any Lender, on account of:

(i)            Any delay in the making of any loan or advance requested under the Revolving Credit or Term Loan unless due to the Agent’s, or, if applicable, Lender’s, gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(ii)            Any delay in the proceeds of any such loan or advance constituting collected funds.

(iii)           Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit or Term Loan, the wire transfer of which was properly initiated in accordance with wire instructions provided to the Agent by the Borrower.

(d)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 19-7, Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Suspension Event, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Revolving Credit Loans to, or for the benefit of, Borrower on behalf of the Lenders (in an aggregate principal amount of Protective Advances outstanding not to exceed five percent (5%) of the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate in effect from time to time)), or such greater amount as consented to by the Required Lenders, that Agent in its sole discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Liabilities (any of the Advances described in this Section 2-6(d) shall be referred to as “Protective Advances”).  The making of a Protective Advance on any one occasion shall not obligate the Agent or Lenders to make or permit a Protective Advance on any other occasion or to permit such Protective Advance to remain outstanding.  Each Protective Advance shall be deemed to be a Revolving Credit Loan hereunder, except that prior to settlement therefor, all payments on the Protective Advances shall be payable on  a pro rata basis to the Agent and the Lenders who elect to participate in such Protective Advances.  The Protective Advances shall be repayable on demand, secured by the Collateral, constitute Liabilities hereunder, and bear interest at the rate applicable from time to time to Revolving Credit Loans plus the default rate pursuant to Section 2-10(f).   The provisions of this Section 2-6(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit the Borrower in any way.  Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, to the extent any Protective Advance causes the Aggregate Outstandings to exceed the Borrowing Base (as calculated pursuant to the Borrowing Base Certificate in effect from time to time), each such Protective Advance shall be for the separate account of the Agent and the Lenders electing to participate in such Protective Advances, and not for the account of any  Lenders who do not elect to participate in such Protective Advances, and shall be entitled to priority in repayment in accordance with Section 7.5(c).

2-7.          The Loan Account.

(a)           An account (“Loan Account”) may be opened on the books of the Agent with respect to the Loans.  A record may be kept in the Loan Account of all Loans made under or pursuant to this Agreement and of all payments thereon.

(b)           The Agent may also keep a record (in either Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Agent and each Lender on account of the Liabilities and of all credits against such amounts so owed.

(c)           All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Lender of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against the Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d)           Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand.

(e)           The Agent, without the request of the Borrower, may advance under the Revolving Credit, any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Availability being exceeded.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s or any Lender’s rights and Borrower’s obligations under Section 2-9(b).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2-7(e) shall bear interest, subject to Section 2-10(f), at the Eurodollar Rate.

(f)            Absent manifest error, any statement rendered by the Agent to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within thirty (30) days from the receipt of such statement, which written objection shall indicate, with particularity, the reason for such objection.  The Loan Account and the Agent’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2-8.          The Notes.  (a) The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, may, at the request of any Lender, be evidenced by promissory notes (each, a “Revolving Credit Note”) in the form of EXHIBIT 2-8(A), annexed hereto, executed by the Borrower.  Neither the original nor a copy of a Revolving Credit Note shall be required, however, to establish or prove any Liability.  In the event that a Revolving Credit Note is ever lost, mutilated, or destroyed, upon receipt of an indemnification with respect to the lost Revolving Credit Note from such Lender in form and substance reasonably satisfactory to the Borrower and the Agent, the Borrower shall execute a replacement thereof and deliver such replacement to such Lender.  (b) The obligation to repay the Term Loans, with interest as provided herein, may, at the request of any Lender, be evidenced by promissory notes (each, a “Term Loan Note”) in the form of EXHIBIT 2-8(B), annexed hereto, executed by the Borrower.  Neither the original nor a copy of a Term Loan Note shall be required, however, to establish or prove any Liability.  In the event that a Term Loan Note is ever lost, mutilated, or destroyed, upon receipt of an indemnification with respect to the lost Term Loan Note from such Lender in form and substance reasonably satisfactory to the Borrower and the Agent, the Borrower shall execute a replacement thereof and deliver such replacement to such Lender.

2-9.          Payment of the Loans.

(a)           The Borrower may repay all or any portion of the principal balance of the Revolving Credit Loans (but not the Term Loans unless all Liabilities are concurrently repaid at such time) from time to time until the Termination Date.

(b)           (i)             The Borrower, without notice or demand from the Agent or any Lender, shall pay the Agent that amount, from time to time, which is necessary so that (x) the unpaid balance of the Revolving Credit Loans does not exceed Availability, (y) the unpaid balance of any Protective Advances does not exceed 5% of the Borrowing Base (or such greater amount as consented by the Required Lenders in accordance with Section 2.6(d)), and/or (z) the unpaid balance of the Term Loan does not exceed the Borrowing Base at any time the unpaid balance of the Revolving Credit Loans is $0 while the Revolving Credit Commitments are outstanding.

(ii)            If Borrower or any Subsidiary receives net cash proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets constituting DIP Priority Collateral (including casualty losses or condemnations and all sales or dispositions) that is otherwise not directly deposited into the Cash Collateral Account by such payor, then the Borrower shall, no later than one (1) Business Day following the receipt of such net cash proceeds, prepay the Loans in an amount equal to 100% of such net cash proceeds.

(iii)           All payments received in the Cash Collateral Account pursuant to Section 7-4, or otherwise, shall (a) if no Event of Default has occurred and is continuing, to prepay the outstanding Liabilities in the order as set forth in Section 7-5(c)(i), or (b) if an Event of Default has occurred and is continuing, to repay or prepay as the case may be, all Liabilities provided, and in the order set forth in Section 7-5(c)(ii).

(c)           Subject to the provisions of Section 7-5(c) hereof, the Agent shall endeavor to cause those applications of payments (if any), pursuant to Sections 2-9(a) and 2-9(b) against Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Agent’s failure to have done so.  In no event shall action or inaction taken by the Agent excuse the Borrower from any indemnification obligation under Section 2-9(f).

(d)           The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

(e)           The Borrower shall indemnify the Agent and each Lender and hold the Agent and each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) which the Agent or any Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i)             Default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans.

(ii)            Default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or Term Loan.

(iii)           The making of any payment on a Eurodollar Loan on a day that is not the last day of the applicable interest period with respect thereto, including interest or fees payable by the Lenders to lenders of funds obtained by it in order to maintain any such Loans as “breakage fees” (so‑called).

(f)            Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any amounts received by any Group Member which are identified as Pre-Petition Term Priority Collateral shall be exempt from the requirement for prepayment under this Section 2.9, from application under Section 7.5 or otherwise of payment of the Liabilities and shall be segregated by the Loan Parties and held in trust for the benefit of the Pre-Petition Term Credit Parties to the extent of the Pre-Petition Term Priority Obligations, pursuant to the DIP Orders or other order of the Bankruptcy Court.

2-10.        Interest Rates.

(a)           [Intentionally Omitted].

(b)           Each Loan shall bear interest at the Adjusted Eurodollar Rate plus 5.0% per annum.

(c)           [Intentionally Omitted].

(d)           [Intentionally Omitted].

(e)           The Borrower shall pay accrued and unpaid interest on each Loan in arrears as follows:

(i)             On the applicable Interest Payment Date for that Loan.

(ii)            On the Termination Date and on the End Date.

(iii)           Following the occurrence, and during the continuance, of any Event of Default, with such frequency as may be determined by the Agent.

(f)            Following the occurrence, and during the continuance, of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), all Loans shall bear interest at a rate which is the aggregate of the interest rate then in effect plus two percent (2%) per annum, unless the Agent, with the consent of the Required Lenders, elects not to exercise its rights to increase the interest rate in effect by said two percent per annum.

(g)           All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

2-11.        Other Fees.  The Borrower shall pay the fees set forth in the Fee Letter in accordance with the terms thereof.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2-12.        Intentionally Omitted.

2-13.        Line (Unused Fee).  In addition to any other fee paid by Borrower on account of the Revolving Credit, the Borrower shall pay the Agent, for the account of the Lenders holding Revolving Credit Loans and/or Revolving Credit Commitments in accordance with their Pro Rata Shares, a line (unused) fee (the “Line (Unused) Fee”) in arrears, on the first day of each month, commencing with the first calendar month immediately following the Effective Date (and on the Termination Date).  The Line (Unused) Fee shall be equal to 0.375% per annum multiplied by the difference during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the then-applicable Revolving Credit Commitments and the Average Outstandings.

2-14.        Intentionally Omitted.

2-15.        Concerning Fees.

The Borrower shall not be entitled to any credit, rebate or repayment of any fees payable under the Fee Letter, the Line (Unused) Fee, or any other fee previously earned by the Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Agent or any Lender’s respective obligations hereunder, including obligations to make loans and advances hereunder.

2-16.        Agent’s Discretion.

Each reference in the Loan Documents to the exercise of discretion or the like by the Agent shall be to its exercise of its judgment, in good faith, based upon the Agent’s consideration of any such factor as the Agent deems appropriate.

2-17.        [Intentionally Omitted].

2-18.        [Intentionally Omitted].

2-19.        [Intentionally Omitted].

2-20.        [Intentionally Omitted].

2-21.        Changed Circumstances.

(a)           The Agent may give the Borrower notice of the occurrence of the following:

(i)             The Agent shall have determined in good faith (which determination shall be final and conclusive) on any day on which the rate for a Eurodollar Loan would otherwise be set, that adequate and fair means do not exist for ascertaining such rate.

(ii)            The Agent shall have determined in good faith (which determination shall be final and conclusive) that:

(A)          The continuation of any Revolving Credit Loan to a Eurodollar Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or compliance by the Agent in good faith with any applicable Requirements of Law or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law).

(B)          The indices on which the interest rates for Eurodollar Loans are based shall no longer represent the effective cost to the Agent or any Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

(b)           In the event that the Agent gives the Borrower notice of an occurrence described in Section 2-21(a), then, until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply:

(i)             The obligation of the Agent and each Lender to make Eurodollar Loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

(c)           Notwithstanding the foregoing, each Lender agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such designation would allow such Lender or its lending office to continue to make Eurodollar Loans.

2-22.        Increased Costs.  If there is adopted after the date hereof any requirement of law, or if there is any new interpretation or application of any law after the date hereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(a)           subjects the Agent or any Lender to any Taxes or changes the basis of taxation, or increases any existing Taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Lender under this Agreement (except for Taxes on the Agent or any Lender’s overall net income or capital imposed by the jurisdiction in which the Agent or such Lender’s principal or lending offices are located or in which the Agent or such Lender is organized);

(b)           imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;

(c)           imposes on any Lender any other condition with respect to any Loan Document; or

(d)           imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the Agent’s opinion, is to increase the cost to any Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by any Lender in respect of any loan, advance or financial accommodation by an amount which the Agent deems to be material, then upon the Agent’s giving written notice thereof to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Agent, for the benefit of such Lender, upon receipt of such notice, that amount which shall compensate such Lender for such additional cost or reduction in income, provided that the Borrower shall not be obligated to make payment of such amounts which arise from transactions which occurred more than ninety (90) Business Days prior to the Agent’s furnishing notice hereunder.

Notwithstanding the foregoing, each Lender agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such designation would allow such Lender or its lending office to avoid the imposition of such increased costs.

2-23.        Lenders’ Commitments.

(a)           The Term Loan Commitment, the Revolving Credit Commitment, Pro Rata Shares of the Lenders, and identities of the Lenders (but not the overall Commitment) may be changed, from time to time by the assignment of Commitments and the Loans by the Lenders with other Persons who determine to become “Lenders”, provided, however, that

(i)             [Intentionally Omitted].

(ii)            Any assignment shall be subject to the prior written consent of the Agent (not to be unreasonably withheld) and (b) unless an Event of Default has occurred and is continuing, the Borrower (not to be unreasonably withheld), and which consent shall be deemed to be given unless the Borrower provides the Agent with written objection within five Business Days of notice), in each case, unless such assignment is to an Approved Fund, which shall not require such approval.

(iii)          [Intentionally Omitted].

(iv)           No such assignment shall be in an amount less than Five Million Dollars ($5,000,000.00), or, if less, the total Commitment of such assigning Lender.

(b)           Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2-23(a):

(i)             The Borrower shall execute one or more replacement Revolving Credit Notes or Term Loan Notes, as applicable, to reflect such changed Commitments or Loans, and identities and shall deliver such replacement Revolving Credit Notes or Term Loan Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes or Term Loan Notes so replaced); provided, however, in the event that a Revolving Credit Note or Term Loan Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes or Term Loan Notes, may issue the Agent’s Certificate confirming the resulting Commitments and Pro Rata Shares.

(ii)           Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

(c)           The Agent shall maintain a register identifying the Lenders, their names and addresses, and principal amount of the Revolving Credit Loans and Term Loans owing to each Lender, from time to time.

Article 3 - Conditions Precedent:

3-1.          Conditions Precedent to the Effective Date.  As a condition to the effectiveness of this Agreement and the availability of Interim Revolving Credit Commitment and the Interim Term Loan Commitment, each of the following documents (each in form and substance satisfactory to the Agent and the Required Lenders) shall have been delivered to the Agent, and the following conditions shall have been satisfied:

(a)           Corporate Due Diligence.

(i)             A Certificate of corporate good standing issued by the Secretary of State of each State in which a Loan Party is organized dated a date not earlier than 2 days prior to the Effective Date.

(ii)            [Intentionally Omitted].

(iii)           A Certificate of each Loan Party’s Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

(iv)          The Initial DIP Budget certified by a Responsible Officer of the Borrower, certifying that the projections therein have been prepared in good faith based on reasonable assumptions, and that such projections contain no statements or conclusions (and there are no omissions of information) which are based upon or include information known to the Loan Parties to be misleading in any material respect or which fail to take into account information known to the Loan Parties regarding materials reported therein.

(b)           [Intentionally Omitted].

(c)           Officers’ Certificates.  Certificate executed by the Chief Financial Officer of the Borrower, satisfactory in form and substance to the Agent, and stating the following:  (i) that the representations and warranties made by the Loan Parties to the Agent and Lenders in the Loan Documents are true and complete in all material respects as of the date of such certificate, except in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; (ii) that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be a Suspension Event or a Suspension Event; (iii) [Intentionally Omitted]; and (iv) either (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by the Loan Parties and the validity against any such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect.

(d)           Representations and Warranties.  Each of the representations made by or on behalf of the Loan Parties in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of a Loan Party shall be true and complete in all material respects as of the date as of which such representation or warranty was made, except in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(e)           Borrowing Base Certificate.  The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the week ended on April 30, 2016, and executed by a Responsible Officer of the Borrower.

(f)            All Fees and Expenses Paid.  All fees due at or immediately after the first funding under the Revolving Credit and the Term Loan Facility and all costs and expenses incurred by the Agent and the Lenders in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agent and the Lenders) shall have been paid (to the extent then invoiced).

(g)           [Intentionally Omitted.]

(h)           Borrower’s Assets.  The Agent and the Required Lenders shall have received a copy of the results of the Loan Parties’ most recent physical Inventory and such results shall be satisfactory to the Agent and the Required Lenders.  In addition, the Agent and the Required Lenders shall be satisfied that the Inventory of each Loan Party is located at such places or is in transit to such Loan Party and is in the amounts and of the quality and value previously represented by the Borrower to the Agent and Lenders and the Agent and the Required Lenders shall have received such reports, material and other information concerning the Inventory and the Loan Parties’ suppliers as shall satisfy the Agent in its sole discretion.

(i)            Lien Search.  The Agent and the Required Lenders shall have received results of searches or other evidence satisfactory to the Agent and the Required Lenders (in each case dated as of a date satisfactory to the Agent and the Required Lenders) indicating the absence of liens on the assets of Borrower and its Subsidiaries, except for Permitted Encumbrances and liens for which termination statements and releases satisfactory to the Agent and the Required Lenders are being tendered concurrently with the establishment of the Revolving Credit and the Term Loan Facility.

(j)            Perfection of Collateral.  The Agent shall have filed UCC-1 financing statements in the jurisdiction of formation or organization of each Loan Party.

(k)           Insurance.  The Agent shall be satisfied with the Borrower’s and its Subsidiaries’ insurance arrangements and shall have received insurance summaries, insurance certificates in connection with such insurance including, documentation naming the Agent as “loss payee” or “additional insured”, as applicable, under each policy.

(l)            No Suspension Event.  No Suspension Event shall then exist.

(m)          No Adverse Change.  No event shall have occurred or failed to occur since January 31, 2016, which occurrence or failure could be expected to have a Material Adverse Effect.

(n)           Execution and Delivery of Loan Documents.  This Agreement and the other Loan Documents shall have been duly executed and delivered by the parties thereto, and shall be in full force and effect and shall be in form and substance satisfactory to the Agent and the Required Lenders.

(o)           Excess Availability.  After giving effect to (i) any Revolving Credit Loans made on the Effective Date, and (ii) any charges made in connection with the establishment of the credit facility contemplated hereby, Excess Availability shall be not less than $30,000,000.

(p)           Patriot Act.  The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(q)           Cases.  The Loan Parties shall have filed the Petitions with the Bankruptcy Court commencing the Cases and all “first day orders” entered at the time of commencement of the Cases shall be in form and substance satisfactory to the Agent and the Required Lenders.

(r)            Interim DIP Order and First Day Motions.  The Agent shall have received a certified copy of the Interim DIP Order, which Interim DIP Order (i) shall have been entered on the docket of the Bankruptcy Court on or before the Effective Date and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agent and the Required Lenders in their sole discretion; and, if the Interim DIP Order is the subject of a pending appeal in any respect, neither the making of the Revolving Credit Loans or Interim Term Loans, nor the performance by the Loan Parties of any of their respective obligations hereunder, under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.  Such Interim DIP Order shall authorize and approve the Revolving Credit Loans, the Term Loans, this Agreement and the Loan Documents contemplated hereby and thereby.  All motions, orders (including the “first day” orders) and other documents to be filed with and submitted to the Bankruptcy Court on the Petition Date shall be in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion.

(s)           Governmental Approvals.  All governmental and regulatory approvals necessary in connection with the closing of this Agreement and the transactions contemplated hereby and such approvals shall have been received and be in full force and effect.

(t)           Other Proceedings.  No unstayed action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened in writing or pending (other than the Cases) and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby or (ii) which could be expected to result in a Material Adverse Effect, excluding, in each case, any proceedings challenging this Agreement or the DIP Orders (but only so long as, (x) prior to the Final Order Effective Date, the Interim DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders and (y) on and after the Final Order Effective Date, the Final DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders).

(u)           Notice of Borrowing.  The Agent shall have received a notice of borrowing from the Borrower, with appropriate insertions and executed by each Responsible Officer of the Borrower, in form and substance satisfactory to the Agent in its sole discretion.

(v)           Debt.  Prior to, or concurrently with, the making of the Revolving Credit Loans and the Interim Term Loans on the Effective Date, all outstanding obligations owing under the Pre-Petition ABL Credit Agreement shall have been paid in full, and the Agent shall have received a "pay-off" letter (or such other evidence) in form and substance satisfactory to the Agent with respect to all such Indebtedness being refinanced with the proceeds of the Revolving Credit Loans and the Interim Term Loans; and arrangements satisfactory to the Agent shall have been made with any Person holding any Lien securing any such Indebtedness, for the release and delivery of such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, stock certificate and other documents or instruments, in each case in proper form for recording or filing, as the Agent shall have requested to release and terminate of record the Liens securing such Indebtedness.  In addition, the Agent shall have received evidence satisfactory to it that no Loan Party or any Subsidiary is liable, directly or indirectly, for any other Indebtedness, other than Indebtedness permitted pursuant to Section 4-7.

(w)          Borrowing Request Notice.  The Agent shall have received a borrowing request in notice in the form of EXHIBIT 2-5 hereto.

(x)           Additional Documents.  The Agent shall have received such other executed certificates, agreements, reports, statements or other documents as the Agent and Lenders may reasonably request.

(y)           Consents.  Each Loan Party shall have received any consents, permits, licenses and approvals required in accordance with applicable Requirements of Law, or in accordance with any document, agreement, instrument or arrangement to which any Loan Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents, each in form and substance satisfactory to the Agent and the Required Lenders.  In addition, the Borrower and Subsidiary shall have all such material consents, licenses and approvals required in connection with their continued operation, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit or Term Loan shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the foregoing conditions has been satisfied.

3-2.          Conditions Precedent to Fundings on and after the Final Order Entry Date. As a condition to the availability of Final Revolving Credit Commitments and the Final Term Loan Commitments on or after the Final Order Entry Date, the following conditions shall have been satisfied, in addition to the conditions set forth in Section 3-3:

(a)           Final DIP Order.  The Agent and the Required Lenders shall have received a certified copy of the Final DIP Order, which Final DIP Order (i) shall have been entered on the docket of the Bankruptcy Court on or before the date that is 30 days after the Petition Date and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agent and the Required Lenders in their sole discretion; and, if the Final DIP Order is the subject of a pending appeal in any respect, neither the making of the Revolving Credit Loans on or after the Final Order Entry Date or Final Order Term Loans, nor the performance by the Loan Parties of any of their respective obligations hereunder, under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.  Such Final DIP Order shall authorize and approve the Revolving Credit Loans, Term Loans, this Agreement and the Loan Documents contemplated hereby and thereby.  All motions, orders and other documents to be filed with and submitted to the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion.

3-3.          Conditions Precedent to All Fundings. As a condition to the availability of Revolving Credit Loans and Term Loans, the conditions shall have been satisfied:

(a)           No Suspension Event.  No Suspension Event shall then exist.

(b)           Representations and Warranties.  Each of the representations made by or on behalf of the Loan Parties in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of a Loan Party shall be true and complete in all material respects as of the date as of which such representation or warranty was made, except in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(c)           Other Conditions.  The conditions set forth in Section 2-5 shall have been satisfied.

(d)           No Adverse Change.  No event shall have occurred or failed to occur since the Effective Date, which occurrence or failure could be expected to have a Material Adverse Effect.

(e)           Other Proceedings.  No unstayed action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any governmental authority shall be threatened in writing or pending (other than the Cases) and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby or (ii) which could be expected to result in a Material Adverse Effect, excluding, in each case, any proceedings challenging this Agreement or the DIP Orders (but only so long as, (x) prior to the Final Order Effective Date, the Interim DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders and (y) on and after the Final Order Effective Date, the Final DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders.

(f)            DIP Orders.  The applicable DIP Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agent and the Required Lenders in their sole discretion.

(g)           Use of Proceeds.  The use of the proceeds of such Loan shall be in compliance with the DIP Budget.

(h)           Borrowing Request Notice.  The Agent shall have received a borrowing request in notice in the form of EXHIBIT 2-5 hereto.

A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit or Term Loan shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the foregoing conditions has been satisfied.

Article 4 - General Representations, Covenants and Warranties:

To induce the Agent and each Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit and the Term Loan Facility (each of which loans shall be deemed to have been made in reliance thereupon), the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

4-1.          Payment and Performance of Liabilities.  The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4-2.          Due Organization - Corporate Authorization - No Conflicts.

(a)           Each Loan Party presently is and shall hereafter remain in good standing in its State of organization and each is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Loan Parties’ assets or operation of the Loan Parties’ business, such qualification is necessary, except where the failure to so qualify could not have a Material Adverse Effect.

(b)           Each Related Entity as of the Effective Date is listed on EXHIBIT 4-2, annexed hereto.  Each Subsidiary is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in which other State in which, by reason of that entity’s assets or the operation of such entity’s business, such qualification may be necessary, except where the failure to so qualify could not be expected to have a Material Adverse Effect.  The Borrower shall provide the Agent with prior written notice of any entity’s becoming or ceasing to be a Related Entity.

(c)           No Loan Party shall change its State of incorporation or its taxpayer identification number without the prior consent of the Agent.

(d)           Each Loan Party has all requisite corporate power and authority to execute and deliver all Loan Documents to which such Loan Party is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e)           The execution and delivery by the Loan Parties of each Loan Document to which it is a party; the Loan Parties’ consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Loan Parties as contemplated hereby); each Loan Party’s performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

(i)             Have been duly authorized by all necessary corporate action.

(ii)            Do not, and will not, contravene in any material respect any provision of any (A) Requirement of Law, (B) Material Indebtedness, or (C) the organizational documents of such Loan Party.

(iii)            Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower and/or its Subsidiaries pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(f)          The Loan Documents have been duly executed and delivered by each Loan Party subject to the entry of the DIP Orders and the terms thereof, and are the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors generally, and except as the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4-3.          Trade Names.

(a)           EXHIBIT 4-3, annexed hereto, is a listing of:

(i)              All names under which the Loan Parties conducted their business within the past five (5) years.

(ii)             All entities and/or persons with whom the Loan Parties consolidated or merged within the past five (5) years, or from whom the Loan Parties, within the past five (5) years, acquired in a single transaction or in a series of related transactions substantially all of such entity’s or person’s assets.

(b)           No Loan Party will change its name or conduct its business under any name not listed on EXHIBIT 4-3.

4-4.          Intellectual Property.

(a)           EXHIBIT 4-4, annexed hereto, is a listing of (i) all Patents and Trademarks that have been registered by the Loan Parties in the United States Patent and Trademark Office or any similar governmental authority in the United States (including, without limitation, in any state or other political subdivision thereof), (ii) all Copyrights that have been registered by the Loan Parties in the United States Copyright Office or any similar governmental authority in the United States (including, without limitation, in any state or other political subdivision thereof), and (iii) all Licenses to which any Loan Party is a party (whether as licensor or licensee), in each case as of the Effective Date.  Each Loan Party owns and possesses, or has the right to use, all Patents, industrial designs, Trademarks, trade styles, brand names, service marks, logos, Copyrights, trade secrets, know-how, confidential information, and other Intellectual Property or proprietary property of any third Person necessary for the Loan Parties’ conduct of their respective business.

(b)           The conduct by the Loan Parties of their respective business does not presently infringe in any manner which could be expected to have a Material Adverse Effect (nor will the Loan Parties conduct their businesses in the future so as to infringe in any manner which could be expected to have a Material Adverse Effect) on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

4-5.          Locations.

(a)           The Collateral, and the books, records, and papers of Loan Parties pertaining thereto, are kept and maintained solely at, or in transit to and from, the Loan Parties’ chief executive offices at:

(i)            112 West 34th Street, New York, New York 10120

(ii)           125 Chubb Avenue, Lyndhurst, New Jersey 07071

(iii)           those locations which are listed on EXHIBIT 4-5 annexed hereto, as such EXHIBIT may be amended from time to time, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Loan Party owns the subject location) and of all service bureaus with which any such records are maintained.

(b)           No Loan Party shall remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 4-5 except:

(i)             to accomplish sales of Inventory in the ordinary course of business, consistent with past practice; or

(ii)            to move Inventory, Equipment and other assets from one such location to another such location; or

(iii)           to utilize such of the Collateral as is removed from such locations in the ordinary course of business, consistent with past practice (such as motor vehicles); or

(iv)           to accomplish other dispositions permitted pursuant to Section 4-12(d) hereof; or

(v)           otherwise upon thirty (30) days prior written notice to the Agent.

(c)           Except (i) with respect to Inventory delivered to a processor for finishing, (ii) with respect to Inventory in transit, and (iii) as otherwise disclosed pursuant to, or permitted by, this Section 4-5, no tangible personal property of a Loan Party is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4-6.          Title to Assets.

(a)           The Borrower and its Subsidiaries are, and shall hereafter remain, the owner of, or holder of subsisting license or leasehold rights in and to, its assets and the Collateral free and clear of all Encumbrances with the exceptions of the following (the “Permitted Encumbrances”):

(i)             Encumbrances in favor of the Agent.

(ii)            Those Encumbrances (if any) listed on EXHIBIT 4-6, annexed hereto.

(iii)           Purchase money security interests in Equipment to secure Indebtedness otherwise permitted hereby.

(iv)          Encumbrances for Taxes, governmental assessments or charges in the nature of Taxes not yet due or which are being contested in good faith by appropriate proceedings as to which adequate reserves are maintained on the books of such Person in accordance with GAAP.

(v)           Encumbrances in respect of property or assets of the Borrower and its Subsidiaries imposed by law, which were incurred in the ordinary course of business consistent with past practices, such as carriers’, warehousemen’s, customs broker’s, materialmen’s, repairmen’s, and mechanics’ liens and other similar Encumbrances, in each case in respect of obligations not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings.

(vi)          Utility deposits and pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation.

(vii)         Encumbrances arising under Capital Leases with an aggregate value not to exceed $500,000.

(viii)        Encumbrances resulting from the sale, transfer and assignment of retail Accounts to credit card processors.

(ix)           Deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, all to the extent such obligations are otherwise permitted hereunder.

(x)            Other Encumbrances securing obligation with an aggregate value not to exceed $1,000,000, provided that such encumbrances and obligations are subordinated to the Liens and Liabilities hereunder on terms and conditions satisfactory to the Agent and the Lenders in their sole discretion.

(xi)           Encumbrances consisting of the right of setoff of a customary nature or bankers’ liens on amounts on deposit incurred in the ordinary course of business consistent with past practice.

(xii)          Encumbrances on goods in favor of customs and revenue authorities which secure the payment of customs duties in connection with the importation of such goods, which obligations are not overdue.

(xiii)         Encumbrances constituting precautionary filings by lessors and bailees with respect to assets which are leased or entrusted to the Borrower or a Subsidiary but in which assets such Person has mere possessory rights.

(xiv)         Encumbrances on cash securing Indebtedness and other obligations in respect of (A) letters of credit in an aggregate amount not to exceed $1,000,000 and (B) the Pre-Petition ABL Escrow and Reserve Accounts, not to exceed the amount set forth in Section 4-35 without the consent of the Agent and the Required Lenders in their sole discretion.

(xv)          Encumbrances (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its real property (in each case other than Capital Leases) that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property.

(xvi)         Landlords’ statutory Encumbrances in respect of rent not in default.

(xvii)        Encumbrances of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction.

(xviii)       Encumbrances on Intellectual Property of the Borrower  and its Subsidiaries (other than the Mexico License) to the extent securing Indebtedness permitted pursuant to Section 4-7; provided that such Encumbrances (A) do not cover any other assets of such Person (other than the proceeds and products of such Intellectual Property), and (B) shall be junior and subordinate to the Encumbrances securing the Liabilities and the holder of such Indebtedness shall have entered into an intercreditor and subordination agreement with the Agent on terms acceptable to the Agent and the Required Lenders.

(xix)         Encumbrances in favor of the Pre-Petition Term Loan Agent to secure Indebtedness permitted under Section 4-7(e). solely to the extent subject to the priorities set forth in the DIP Orders.

(xx)          Encumbrances on the interest of non-Loan Party lessors under Leases.

(xxi)         Any “adequate protection liens” expressly provided by the DIP Orders.

(xxii)        Encumbrances constituting cash collateral in an amount not to exceed $1,500,000 pledged to support Indebtedness owing in respect of corporate commercial credit cards.

provided, however, (i) in all such cases, no Encumbrance on an asset of a Loan Party shall be considered a ‘Permitted Encumbrance’ to the extent such Encumbrance covers any assets  constituting Collateral unless and until, if requested by the Agent, the Loan Parties shall have used commercially reasonable efforts to cause the holder of such Encumbrance to deliver to the Agent a use and/or access agreement with respect to such assets, which shall be in form and substance acceptable to the Agent, and (ii) that such Permitted Encumbrances (other than the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens), while any portion of the Liabilities remain outstanding, shall at all times be junior and subordinate to the Encumbrances granted under the Loan Documents and the DIP Orders.  The prohibition provided for in this Section 4-6 specifically restricts, without limitation, any Loan Party, the Committee, or any other party-in-interest in the Cases or any successor case, from priming or creating claims, Liens or interests pari passu with any claims, Liens or interests of the Agent, the Lenders, any Lien (other than for the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens) irrespective of whether such claims, Liens or interests may be “adequately protected”.

(b)           No Loan Party has or shall have possession of any property on consignment.

(c)           No Loan Party shall acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:

(i)             Equipment which is merely incidental to the conduct of such Loan Party’s business.

(ii)            Equipment, the acquisition or right to use of which has been consented to by the Agent and the Required Lenders, which consent may be conditioned upon the Agent’s receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Agent.

4-7.          Indebtedness.  No Loan Party has or shall hereafter have any Indebtedness with the exceptions of:

(a)           The Liabilities.

(b)           The Indebtedness (if any) listed on EXHIBIT 4-7, annexed hereto.

(c)           Capital Lease obligations and purchase money Indebtedness not to exceed the aggregate principal amount outstanding in excess of $500,000 and extensions, renewals and refinancings thereof on terms no less favorable in any material respect to the Loan Parties than the purchase money Indebtedness or Capital Lease being refinanced.

(d)           Indebtedness in respect of (1) letters of credit in an aggregate amount not to exceed $1,000,000, and the (2) the Pre-Petition ABL Escrow and Reserve Accounts, not to exceed the amounts set forth in Section 4-35 without the consent of Agent and the Required Lenders in their sole discretion.

(e)           Indebtedness under the Pre-Petition Term Loan Documents, in an aggregate principal amount not to exceed the amount outstanding as of the date hereof (other than the result of the accrual of paid-in-kind interest).

(f)            Indebtedness of the Loan Parties and employees in respect of corporate commercial credit cards used in the ordinary course of business consistent with past practices, in an amount not to exceed $1,500,000.

(g)           Other Indebtedness not to exceed $1,500,000 outstanding at any time.

In addition, other with respect to the Carve-Out, no Debt under subclauses (b), (c), (d), (e), (f) and (g) shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the super priority administrative expense claims of the Agent and the Lenders as set forth herein and in the DIP Orders.

4-8.          Insurance Policies.

(a)           EXHIBIT 4-8, annexed hereto, is a schedule of all material insurance policies owned by the Loan Parties or under which the Loan Parties are the named insured as of the Effective Date.  Each of such policies is in full force and effect.  None of the issuers (to the Borrower’s knowledge) of any such policy, have provided notice that the Loan Parties are in default or violation of any such policy.

(b)           The Loan Parties shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Agent (it being understood any agreed that the insurance coverage in place on the Effective Date is reasonably satisfactory to the Agent).  The coverage reflected on EXHIBIT 4-8 presently satisfies the foregoing requirements, it being recognized by the Loan Parties, however, that such requirements may change hereafter to reflect changing circumstances.  All insurance carried by the Loan Parties shall provide for a minimum of fourteen (14) days’ written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, as lender’s loss payee and additional insured, which endorsement shall provide that the insurance, to the extent of the Agent’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Loan Parties or by the failure of the Loan Parties to comply with any warranty or condition of the policy.  In the event of the failure by the Loan Parties to maintain insurance as required herein, the Agent, at its option, may obtain such insurance; provided, however, the Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Suspension Event occasioned by the Loan Parties’ failure to have maintained such insurance.  The Loan Parties shall furnish to the Agent certificates or other evidence satisfactory to the Agent regarding compliance by the Loan Parties with the foregoing insurance provisions.

(c)           After the occurrence, and during the continuance, of an Event of Default, the Loan Parties shall each advise the Agent of each claim made by a Loan Party under any policy of insurance which covers the Collateral and will permit the Agent, at the Agent’s option in each instance, to the exclusion of the Loan Parties, to conduct the adjustment of each such claim.  The Loan Parties each hereby appoint the Agent as such Loan Party’s attorney in fact, exercisable after the occurrence, and during the continuance, of an Event of Default, to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance.  This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.  The Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct or bad faith.  The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in accordance with the terms of this Agreement and the DIP Orders.

4-9.          Licenses.  Each material license (including the Mexico License), distributorship, franchise, and similar agreement issued to, or to which a Group Member is a party is in full force and effect.  To the Borrower’s knowledge, no party to any such license or agreement is in default or violation thereof.  No Loan Party has received any notice or threat of cancellation of any such license or agreement which is not subject to the Automatic Stay or Safe Harbor Provisions.

4-10.        Leases.  EXHIBIT 4-10, annexed hereto, is a schedule of all presently effective Capital Leases (other than Capital Leases the total obligations under which do not aggregate more than $100,000.00).  EXHIBIT 4-5 includes a list of all other presently effective Leases, which Exhibit shall be updated from time to time upon the request of the Agent.  No party is in default or violation under any Material Lease or Capital Lease, and there do not exist defaults or violations under more than 30 retail location leases (other than with respect to Permitted Closing Stores once any going out of business sales are completed), other than for the non-payment of rent for April 2016 and May 2016, as contemplated by the DIP Budget.  The Loan Parties have not received any notice or threat of cancellation of any Material Lease, Capital Lease or more than 30 retail location leases (other than with respect to Permitted Closing Stores once any going out of business sales are completed), other than as a result of the non-payment of rent for April 2016 and May 2016, as contemplated by the DIP Budget.  Each Loan Party hereby authorizes the Agent at any time and from time to time after the occurrence, and during the continuance, of an Event of Default to contact any of the Loan Party’s landlords in order to confirm the Loan Party’s continued compliance with the terms and conditions of the Material Lease(s) between such Loan Party and that landlord and to discuss such issues, concerning the Loan Party’s occupancy under such Material Lease(s), as the Agent may determine.  The Leases listed in clauses (a) and (b) of the definition of “Material Leases” are the only Leases in respect of warehouses of the Loan Parties, and the Leases listed in clauses (c) and (d) of the definition of “Material Leases” relates to the Borrower’s headquarters and are the only locations containing material books and records of the Loan Parties.

4-11.        Requirements of Law.  Each Loan Party is in compliance with, and shall hereafter comply with and use its respective assets in compliance with, all Requirements of Law, except to the extent that such non-compliance could not be expected to have a Material Adverse Effect.  No Loan Party has received any notice of any material violation of any Requirement of Law, which violation has not been cured or otherwise remedied.

4-12.        Maintain Properties.  The Loan Parties shall:

(a)           Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

(b)           Not suffer or cause the waste or destruction of any material part of the Collateral.

(c)           Not use any of the Collateral in violation of any policy of insurance thereon.

(d)           Not sell, lease, or otherwise dispose of any of the Collateral, other than the following, the proceeds of which shall be applied to the extent required by Section 2-9:

(i)             The sale of Inventory in compliance with this Agreement.

(ii)            As long as no Suspension Event exists or would arise as a result thereof, the disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Loan Parties.

(iii)           The surrender, disposition, or expiration of Collateral (such as Trademarks and Copyrights, but excluding Eligible Trade Names and the Mexico License) no longer used or useful for the conduct of the Loan Parties’ businesses in the ordinary course, consistent with past practice.

(iv)          The turning over to the Agent of all Receipts as provided herein.

(v)           The transfer, sale and assignment of retail Accounts to credit card processors.

(vi)          The sale, lease or disposal of any assets in connection with any

Permitted Closing Stores in accordance with the DIP Budget.

4-13.        Pay Taxes/Tax Shelter Regulations.

(a)           Except as disclosed on EXHIBIT 4-13 and other than any Taxes or claims arising (and not due) before the Petition Date that have not been authorized to be paid by the Bankruptcy Court), (i) all tax returns (federal, state, local or foreign) that relate to or include any Loan Party and that are due on or before the Effective Date, taking into account any extensions for the filing thereof, have been or will be prepared and timely filed in accordance in all material respects with applicable Requirements of Law, (ii) all such tax returns are or will be correct and complete insofar as they relate to the Loan Parties, and (iii) all Taxes (federal, state, local or foreign) for which a Loan Party may be liable that are due (whether or not shown on any tax return) have been or will be paid in full.

(b)           Other than Taxes or claims arising before the Petition Date that have not been authorized to be paid by the Bankruptcy Court, each Loan Party has, and hereafter shall:  timely pay, as they become due and payable, all Taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Loan Party, or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Loan Party or by any governmental authority, except to the extent such Taxes are being contested by a Loan Party in good faith, and adequate reserves are being maintained therefor on Loan Parties books in accordance with GAAP; properly exercise any trust responsibilities imposed upon a Loan Party by reason of withholding from employees’ pay or by reason of a Loan Party’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Loan Parties; and timely file all Tax and other returns and other reports with each governmental authority to whom a Loan Party is obligated to so file, in each case, taking into account any applicable extension periods.

(c)           At its option, after the occurrence, and during the continuance, of an Event of Default, the Agent may, but shall not be obligated to, pay any Taxes, unemployment contributions, and any and all other charges levied or assessed upon a Loan Party, or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of a Loan Party’s Employee Benefit Plan as the Agent, in the Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto; provided, however, the Agent’s making of any such payment shall not constitute a cure or waiver of any Suspension Event occasioned by a Loan Party’s failure to have made such payment.

(d)           [Intentionally Omitted].

(e)           Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required under Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4-13) the Agent or Lenders, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay the full amount deducted to the relevant applicable governmental authority in accordance with Requirements of Law.

(f)            The Loan Parties shall indemnify the Agent, and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4-13) paid by such Agent and such Lender, as the case may be, and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, or a Lender, shall be conclusive absent manifest error.

(g)           Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 18-2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (g).

(h)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a governmental authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Agent.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Requirements of Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Such delivery shall be provided on the Effective Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 4-13(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           duly completed copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)           duly completed copies of Internal Revenue Service Form W‑8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or

(4)           in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender), both (x) an IRS Form W-8IMY on behalf of itself and (y) the relevant forms prescribed in clauses (1), (2), (3), and (5) of this paragraph (h) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide the certificate described in the foregoing clause (3) above on behalf of such partners,

(5)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any form prescribed by Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Borrower to determine the withholding or deduction required to be made, or

(6)           Each Lender that is not a Foreign Lender shall provide two (2) properly completed and duly executed copies of IRS Form W-9 to the Borrower (with a copy to the Agent) certifying such Lender is exempt from United States backup withholding Tax.

(j)            Agent (to the extent it has not otherwise provided such form in its capacity as a Lender) shall supply to the Borrower a duly executed IRS Form W-9 or an applicable IRS Form W-8

(k)           If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 4-13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 4-13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Loan Parties, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Agent or such Lender in the event that such Agent or such Lender is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (j), in no event will such Agent or such Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (j), the payment of which would place such Agent or such Lender in a less favorable net after-Tax position than such Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(l)            If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, if it is legally eligible to do so, shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower and Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and Agent as may be necessary for Borrower and Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 4.13(k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

4-14.        No Margin Stock.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4-15.        ERISA.  From and after the date hereof, none of the Loan Parties nor any ERISA Affiliate shall, in any manner which could be expected to have a Material Adverse Effect:

(a)           Fail to comply in all material respects with any Employee Benefit Plan.

(b)           Fail timely to file all reports and filings required by ERISA to be filed by a Loan Party.

(c)           Engage in any non-exempt “prohibited transactions” (as described in ERISA).

(d)           Engage in, or commit, any act such that a tax or penalty could be imposed upon the Loan Parties on account thereof pursuant to ERISA.

(e)           Accumulate any material funding deficiency within the meaning of Section 302 of ERISA.

(f)            Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Loan Parties on account thereof pursuant to ERISA.

(g)           Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

4-16.        Hazardous Materials.

(a)           Other than matters that could not be expected to have a Material Adverse Effect, no Loan Party has ever:

(i)             Been legally responsible for any release or threat of release of any Hazardous Material.

(ii)            Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by a Loan Party and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b)           The Loan Parties each shall:

(i)             Dispose of any Hazardous Material only in compliance with all Environmental Laws, except for dispositions which could not be expected to have a Material Adverse Effect.

(ii)            Not store on any site or vessel occupied or operated by a Loan Party and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Loan Parties’ business and is in compliance with all Environmental Laws or could not be expected to have a Material Adverse Effect.

(c)           The Loan Parties shall provide the Agent with written notice upon such Loan Party obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss a Loan Party may be liable, other than expense or loss that could not be expected to have a Material Adverse Effect.

4-17.        Litigation.  Except as described in EXHIBIT 4-17 annexed hereto there is not presently pending any unstayed suit, action, proceeding or investigation against the Loan Parties which could reasonably be expected to have a Material Adverse Effect, excluding, any proceedings challenging this Agreement or the DIP Orders, but only so long as, (i) prior to the Final Order Effective Date, the Interim DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders and (ii) on and after the Final Order Effective Date, the Final DIP Order is in effect and has not been stayed, reversed, modified or subject to a motion for reconsideration without the consent of the Agent and the Required Lenders.

4-18.        Investments.  No Loan Party shall:

(a)           [Intentionally Omitted].

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

(e)           Consolidate any of a Loan Party’s operations with those of any other corporation or other entity.

(f)            Organize or create any Subsidiary.

(g)           Subordinate any debts or obligations owed to a Loan Party by any third party to any other debts owed by such third party to any other Person.

(h)           Acquire any assets or equity interests in another Person other than by the making of Capital Expenditures to the extent permitted under the DIP Budget.

4-19.        Loans.  No Loan Party shall make any loans or advances to, nor acquire the Indebtedness of, any Person; provided, however, the foregoing does not prohibit any of the following:

(a)           Advance payments made to the Loan Parties’ suppliers in the ordinary course, consistent with past practice.

(b)           [Intentionally Omitted].

(c)           Advances on account of sales of Inventory in the ordinary course of business consistent with past practice made on credit and all Accounts arising therefrom, consistent with past practice

(d)           Loans, advances and/or Investments in or on behalf of Aeropostale Puerto Rico, Inc. to the extent permitted by the DIP Budget.

(e)           Loans and/or Investments by one Loan Party to another in the ordinary course of business consistent with past practices to the extent permitted by the DIP Budget

4-20.        Protection of Assets.  The Agent, in the Agent’s discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Agent may deem necessary to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this section.  The obligation of the Borrower to pay such amounts is a Liability.

4-21.        Line of Business.  No Loan Party shall engage in any business other than the business in which it is currently engaged (which is agreed to be the design, sourcing, marketing, distribution and sale of apparel products and accessories and the licensing of trade names, trademarks and intellectual property to third Persons in connection with the foregoing), any business reasonably related thereto or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

4-22.        Affiliate Transactions.  No Loan Party shall make any payment, nor give any value to any Related Entity except for goods and services actually purchased by such Loan Party from, or sold by such Loan Party to, such Related Entity for a price and on terms which shall not be less favorable to the Loan Party from those which would have been charged in an arms-length transaction, except as existing as of the Effective Date and set forth on Exhibit 4-22 hereto.

4-23.        Additional Assurances.

(a)           Except as set forth on EXHIBIT 4-23, no Loan Party is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 3) will not be subject to a perfected security or other collateral interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(b)           Except as set forth on EXHIBIT 4-23, no Loan Parties will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to a perfected security or other collateral interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

(c)           The Loan Parties shall each execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent’s security interests in the Collateral; and to comply in all material respects with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral.  The Loan Parties shall each execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the security interests created herein.

(d)           Each Loan Party hereby designates the Agent as and for such Loan Party’s true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent’s security and other collateral interests in the Collateral.

(e)           To the full extent permitted by applicable Requirements of Law, a carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4-23 shall be sufficient for filing to perfect the security interests granted herein.

4-24.        Adequacy of Disclosure.

(a)           All financial statements for periods after the Effective Date which are furnished to the Agent by the Loan Parties shall be prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the condition of the Loan Parties at the date(s) thereof and the results of operations and cash flows for the period(s) covered.

(b)           [Intentionally Omitted.]

(c)           As of the Effective Date, no Loan Party has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Loan Party’s financial statements furnished to the Agent prior to the execution of this Agreement.

(d)           No document, instrument, agreement, or paper now or hereafter given the Agent by or on behalf of a Loan Party in connection with the execution of this Agreement by the Agent contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to a Loan Party which has, or which, in the foreseeable future could be expected to have, a material adverse effect on the financial condition of the Loan Parties which has not been disclosed in writing to the Agent.

4-25.        Deposit Account Investments.  The Loan Parties may make investments consisting of Cash Equivalents maintained at such bank(s) as the Borrower may select, excluding investments in certificates of deposit having a term greater than one month (other than in the Concentration Account, which shall be all cash assets).

4-26.        Prepayments of Indebtedness.  No Loan Party will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Loans) other than, subject to the approval of the Agent and the approval of the Bankruptcy Court and in each case as and to the extent in accordance with the DIP Budget, payments in the ordinary course of business, prepayments approved in the “first day orders” and the prepayment of the Prepetition ABL Facility.

4-27.        Other Covenants.  No Loan Party shall indirectly do or cause to be done any act which, if done directly by a Loan Party, would breach any covenant contained in this Agreement.

4-28.        Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not be expected to have a Material Adverse Effect.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth on EXHIBIT 4-28 or as filed with the SEC, no Loan Party is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition.  There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any governmental authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which could be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

4-29.        Restricted Payments and Payments to Non-Loan Party Group Members.

(a)           Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

(b)           Permit any Collateral (including any proceeds of the Loans) to be distributed or contributed to, or otherwise used for payments or liabilities to, for, or on behalf of, directly or indirectly, any Group Member that is not a Loan Party, unless in accordance with the DIP Budget.

4-30.        Licenses.  No Loan Party shall enter into any new material License, without the prior written consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld, other than non-exclusive licenses in the ordinary course of business consistent with past conduct.  The Borrower shall give the Agent a copy of such material License, and any proposed ancillary documentation as reasonably requested by the Agent, all in substantially final form, for the Agent’s consideration, no later than seven Business Days’ prior to the proposed execution thereof.

4-31.        Material Contracts.

(a)           EXHIBIT 4-31 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Effective Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Effective Date.  The Loan Parties are not in breach or in default in any material respect of or under any Material Contract which is not subject to the Automatic Stay or Safe Harbor Provisions and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

(b)           From and after the Effective Date, the Loan Parties agree they shall each perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and, (d) upon request of the Agent, make such demands and requests for information and reports or for action from any other party to each such Material Contract as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (e) cause each of its Subsidiaries to do the foregoing.  No Loan Party shall assume, reject, cancel, terminate, breach, supplement or modify (whether pursuant to Section 365 of the Bankruptcy Code or any other applicable law or otherwise) any Material Contract without the prior written consent of the Agent and the Required Lenders.

4-32.        Customer Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations, other than with respect to the MGF Sourcing Agreement.

4-33.        Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the liens created hereunder or under any other Loan Document (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

4-34.        Amendment of Material Documents.  The Loan Parties shall not amend, modify or waive any of a Loan Party’s rights under (a) its organization documents, or (b) any Material Contract or Material Indebtedness.

4-35.        Use of Proceeds.

The Borrower shall not, nor shall it permit any of its Subsidiaries to use the proceeds of the Loans for any purposes other than to pay or fund (i)  certain costs, fees and expenses related to the Cases, (ii) with respect to Loans made on the Effective Date, and subject to the DIP Budget and approval of the Bankruptcy Court, the repayment of the Pre-Petition ABL Indebtedness, (iii) the cash collateralization of other letters of credit as approved by the Agent and the Required Lenders from time to time in their sole discretion (the “Post-Petition L/C Reserve Account”); (iv) the cash collateralization of the Pre-Petition ABL Letters of Credit in an amount equal to 103% of the face amount thereof, which shall not exceed $250,000.00; (v) to fund an escrow account for payments on account of any contingent indemnity obligations under the Pre-Petition ABL Facility, in an amount not to exceed $350,000; (vi) the cash collateralization of certain cash management obligations owed to Bank of America, N.A., under the Pre-Petition ABL Facility in an amount not to exceed $250,000; (vii) the cash collateralization of certain cash management obligations owed to Wells Fargo Bank, N.A., under the Pre-Petition ABL Facility in an amount not to exceed $10,000; (viii) the cash collateralization of certain bank product obligations related to credit cards under the Pre-Petition ABL Facility in an amount not to exceed $3,720,977.30 (each of the accounts solely containing the amounts described in the foregoing clauses (iv)-(viii), the “Pre-Petition ABL Escrow and Reserve Accounts”), (ix) to fund the Carve-Out and the Professional Fees (the “Professional Fees and Carve-Out Account”) as described more fully in the DIP Orders, and (x) the working capital needs of the Borrower and the other Loan Parties during the Case, and with respect to each of the foregoing clauses (i)-(x), in accordance with the DIP Budget and the DIP Orders; provided, however, that none of the proceeds of the Loans and none of the Liabilities, the cash collateral, the Collateral or the Carve-Out may be used for any purpose prohibited by the Bankruptcy Court or the DIP Orders.

4-36.        Compliance with Material Leases.  Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Material Leases (other than the non-payment of rent for April 2016 and May 2016 as contemplated by the DIP Budget) and keep such Material Leases in full force and effect, (b) not allow Material Leases or more than 30 retail location leases to lapse or be terminated, or any rights to renew any Material Leases or more than 30 retail location leases to be forfeited or cancelled (except in connection with Permitted Closing Stores once any going out of business sales are completed) or in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to any Material Leases or if such defaults occur with respect to more than 30 retail location leases (other than with respect to Permitted Closing Stores once any going out of business sales are completed), other than the non-payment of rent for April 2016 and May 2016, as contemplated by the DIP Budget, and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.  No Loan Party may assume, assume and assign, or reject any Lease without the prior written consent of the Agent and Required Lenders.

4-37.        Validity and Priority of Security Interest; Administrative Priority.

(a)           The provisions of this Agreement and the other Loan Documents create Liens upon the Collateral in favor of the Agent and the Lenders, which shall be deemed valid and perfected as of the Petition Date by entry of the DIP Orders with respect to the Borrower and each Guarantor and which shall constitute continuing Liens on the Collateral having priority over all other Liens on the Collateral (other than the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens), securing all the Liabilities.  The Lenders shall not be required to file or record (but shall have the option and authority to file or record) any financing statements, mortgages, notices of Lien or similar instruments, in any jurisdiction or filing office or to take any other action in order to validate, perfect or establish the priority of the Liens and security interest granted by or pursuant to this Agreement, the DIP Orders or any other Loan Document.

(b)           Pursuant to Section 364(c)(1) of the Bankruptcy Code, the Liabilities of the Loan Parties shall at all times constitute allowed administrative expenses against each of the Loan Parties in the Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims, diminution claims (including all Adequate Protection Superpriority Claims) and all other claims against the Loan Parties, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which shall be payable from and have recourse to all pre- and post-petition property of the Loan Parties and their estates and all proceeds thereof, including, without limitation, all avoidance actions and any proceeds of avoidance actions, subject, as to priority, only to the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens.

4-38.        [Intentionally Omitted].

4-39.        Cash Management System.  The Loan Parties shall maintain a cash management system, which shall be the same or substantially similar to their pre-petition cash management system, with adjustments satisfactory to the Agent and the Required Lenders in their sole discretion, and which shall include, without limitation, cash sweeps in accordance with Article 7 (the “Cash Management System”); provided that, the Loan Parties may only withdraw or transfer from its accounts amounts necessary to fund expenses for the immediately following week as set forth in the relevant DIP Budget.  Any changes to the Cash Management System must be approved by the Agent and the Required Lenders in its sole discretion.

4-40.        Advisors.  (a) The Loan Parties shall employ a financial advisor that is approved by the Agent and the Required Lenders on or prior to the Effective Date and shall at all times continue to employ such financial advisor unless otherwise approved by the Agent and the Required Lenders in their sole discretion (it being understood and agreed that each of Stiflel Financial Corp. and FTI Consulting are acceptable to the Agent).  (b) Within 100 days after the Effective Date, the Borrower shall engage Hilco Streambank for the preparation of the Intellectual Property for the 363 sale as contemplated in the Milestones, which engagement shall be on terms and conditions and otherwise pursuant to an agreement satisfactory to the Agent and the Required Lenders in their sole discretion.

4-41.        Case Matters.

(a)           All Professional Fees at any time paid by the Loan Parties, or any of them, shall be paid by the Loan Parties pursuant to procedures established by an order of the Bankruptcy Court and pursuant to the DIP Budget.

(b)           Without the prior written consent of the Agent and the Required Lenders, no Loan Party shall seek or consent to any order (i) dismissing any of the Cases under Sections 105, 305 or 1112 of the Bankruptcy Code or otherwise; (ii) converting any of the Cases to cases under Chapter 7 of the Bankruptcy Code; (iii) appointing a Chapter 11 trustee in any of the Cases; (iv) appointing an examiner with enlarged powers beyond those set forth in sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code in any of the Cases; or (v) granting a change of venue with respect to any Case or any related adversary proceeding.

(c)           The Loan Parties will not return any inventory or other property to any vendor pursuant to Section 546(g) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court in accordance with Section 546(g) of the Bankruptcy Code upon prior notice to the Agent and the Required Lenders or unless otherwise consented to by the Agent and the Required Lenders.

(d)           No Loan Party shall submit to the Bankruptcy Court a Plan of Reorganization without the prior written consent of the Agent and the Required Lenders, unless such Plan of Reorganization will indefeasibly pay the Liabilities in full, in cash and terminate the Commitments.

(e)           No Loan Party shall propose to the Bankruptcy Court, or otherwise, a sale of all or substantially all of the Collateral, without the prior written consent of the Agent and the Required Lenders, unless such sale will indefeasibly pay the Liabilities in full, in cash and terminate the Commitments.

4-42.        Amendments to Orders.  None of the Loan Parties shall amend, modify or waive (or make any payment consistent with an amendment, modification or waiver of), or apply to the Bankruptcy Court for authority to make any amendment, modification or waiver of, any provision of the Interim DIP Order or the Final DIP Order without in each case the prior written consent of the Agent and the Required Lenders.

4-43.        Post-Closing Deliverables.  On or before the date that is the earlier of (a) 45 days after the Effective Date and (b) the Final Order Entry Date (or such later date as agreed by the Agent and the Required Lenders in their sole discretion), the Borrower shall have used commercially reasonable efforts to deliver to the Agent amendments to Loan Parties’ existing Blocked Account Agreements in respect of each of the accounts subject to a Blocked Account Agreement with the Pre-Petition ABL Agent (which accounts are set forth on EXHIBIT 4-43) as of the Petition Date, in form and substance satisfactory to the Agent.

4-44.        Dormant Subsidiaries.  Each Subsidiary of a Loan Party identified on EXHIBIT 4-45 (each, a “Dormant Subsidiary”) is a dormant entity under the laws of its jurisdiction of organization, and (b) no Dormant Subsidiary engages in any business or activity or owns any assets or has any liability.

4-45.        Fidelity Account.

(a)           As of the Effective Date, the aggregate balance in the Fidelity Account is less than $1,000.

(b)           No amount of money may be deposited in the Fidelity Account by a Loan Party or any other Person at any time on or after the Effective Date.

4-46.        Pre-Petition Term Loan Proceeds Securities Account.

(a)           As of the Effective Date, the aggregate balance in the Pre-Petition Term Loan Proceeds Securities Account is less than $1,000.

(b)           No amount of money may be deposited in the Pre-Petition Term Loan Proceeds Securities Account by a Loan Party or any other Person at any time on or after the Effective Date.

4-47.        Pre-Petition Term Loan Proceeds Account.

(a)           As of the Effective Date, the aggregate balance in the Pre-Petition Term Loan Proceeds Account is less than $1,000.

(b)           No amount of money may be deposited in the Pre-Petition Term Loan Proceeds Account by a Loan Party or any other Person at any time on or after the Effective Date.

Article 5 - Financial Reporting and Performance Covenants:

5-1.          Maintain Records.  The Borrower shall, and shall cause each Guarantor to:

(a)           At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Loan Parties’ transactions, all in accordance with GAAP, applied consistently with all prior periods, to fairly reflect, in all material respects, the financial condition of the Loan Parties at the close of, and its results of operations for, the periods in question.

(b)           Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP (but for the absence of footnotes and year-end adjustments), applied consistently with all prior periods, to fairly reflect, in all material respects, the financial condition of the Loan Parties at the close of, and their results of operations for, the period(s) covered therein.

(c)           At all times, keep accurate (in all material respects) and current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its respective Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d)           At all times, retain Deloitte & Touche LLP, or such other independent certified public accountants who are reasonably satisfactory to the Agent and the Required Lenders and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss a Loan Party’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.  Agent shall give the Borrower an opportunity to participate in any discussions Agent has with Borrower’s certified public accountant pursuant to this Section 5-1.

5-2.          Access to Records.

(a)           The Borrower shall, and shall cause each Guarantor to, afford the Agent and the Agent’s representatives with access from time to time, during normal business hours upon notice, as the Agent and such representatives may require to all properties owned by or over which a Loan Party has control.  The Agent and the Agent’s representatives shall have the right, and the Borrower will, and will cause each Guarantor to, permit the Agent and such representatives from time to time as the Agent and such representatives may request, during normal business hours and to examine, inspect, copy, and make extracts from any and all of the Loan Parties’ books, records, electronically stored data, papers, and files pertaining to its business operations, financial information or the Collateral.  The Borrower shall, and shall cause the Guarantor to, make copying facilities available to the Agent.

(b)           The Borrower for itself, and as the sole shareholder or member, as applicable, of each Guarantor, hereby authorizes the Agent and the Agent’s representatives to, unless an Event of Default has occurred and is continuing, during normal business hours:

(i)            Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Loan Parties, whether in the possession of a Loan Party or in the possession of any service bureau, contractor, accountant, or other person, (and the Loan Parties each directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent and the Agent’s representatives with respect thereto).

(ii)            Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Loan Party’s computer billing companies, collection agencies, and accountants and to sign the name of the Loan Party on any notice to such Loan Party’s Account Debtors or verification of the Collateral; provided that as long as no Event of Default exists and is continuing, the form and content of any such verification letters shall be subject to the prior approval of the Borrower (whose consent shall not be unreasonably withheld, delayed or conditioned).

5-3.          Prompt Notice to Agent.

(a)           The Borrower shall, and shall cause each Guarantor to, provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given (excluding, in each case, (i) [intentionally omitted], (ii) any information publicly disclosed in any document filed with the Bankruptcy Court and (iii) any information filed with and published by the Securities and Exchange Commission):

(i)            Any change in a Loan Party’s executive officers.

(ii)            The completion of any physical count of a Loan Party’s Inventory (together with a copy of the certified results thereof).

(iii)           The receipt by any Loan Party of any written notice from any lessor of such lessor’s intention to terminate any Material Lease and any such notices if and when received with respect to more than 30 retail location leases (other than with respect to Permitted Closing Stores once any going out of business sales are completed), together with a copy of all such written notices of intended termination from the lessors thereunder.

(iv)          The occurrence of any Suspension Event that has not been cured by the Loan Parties or waived by the Agent.

(v)           Any decision on the part of a Loan Party to discharge a Loan Party’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5-1(d)).

(vi)          The acquisition by a Loan Party of any Commercial Tort Claim.

(vii)          Any fact, circumstance, and/or event (or set of facts, circumstances and/or events) that could be expected to have a Material Adverse Effect.

(viii)        (x) The occurrence of any default or breach under any Material Contract, (y) any proposed amendment to any Material Contract, and (z) without waiving the Loan Parties’ obligations hereunder with respect to any such amendments described in the foregoing clause (y), upon the effectiveness of such amendments, the Borrower shall provide Agent with true and complete copies of such amendments.

(ix)           Such additional documents and information as the Agent may reasonably request from time to time.

(b)           The Borrower shall, and shall cause each Guarantor to, provide the Agent, when received by the Borrower or Guarantor, with a copy of any management letter or similar communications from any accountant of the Borrower or Guarantor.

5-4.          [Intentionally Omitted].

5-5.          Borrowing Base Certificates.  Weekly, on the Wednesday of each week, commencing on the first such date following the Effective Date, the Borrower shall provide the Agent with a certificate in the form of EXHIBIT 5-5 (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the Saturday of the immediately preceding week, each such Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Responsible Officer of the Borrower.

5-6.          Monthly Reports.

(a)           Within thirty (30) days following the end of each of the Borrower’s fiscal months, the Borrower shall provide the Agent with original counterparts of an internally prepared financial statement of the Group Members’ financial condition and the results of their respective operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a “consolidated” basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan, and management’s analysis and discussion of the operating results reflected therein, all certified by the Borrower’s chief financial officer.  At Agent’s request, Borrower shall provide the Agent with copies of the bank statements issued by Fidelity with respect to each Fidelity Account for the immediately preceding month.

5-7.          Permitted Store Closing Reports.  Commencing Wednesday, May 18, 2016, provide Agent every Wednesday, and upon Agent’s request on or after the date of any store closing, to the extent not previously delivered, all sale information and other information (including such documents and instruments prepared by the liquidators) reasonably requested by Agent in connection with any Permitted Closing Store.

5-8.          [Intentionally Omitted].

5-9.          Fiscal Year.  The Borrower shall not change its fiscal year or permit any other Loan Party to change its fiscal year, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided that, to the extent any such changes are required by GAAP, the Loan Parties shall promptly deliver notice of same to the Agent pursuant to Section 5-3(a)(v) of this Agreement.

5-10.        Inventories, Appraisals, and Audits.

(a)           The Agent, at the expense of the Borrower, may observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of, and at the request of, a Loan Party.

(b)           The Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect to be conducted by a national third party inventory taker.

(i)             The Loan Parties shall provide the Agent with a copy of the final results of each such inventory (as well as of any other physical inventory undertaken by a Loan Party) within fourteen (14) days following the completion of such inventory.

(ii)            The Borrower shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by a Loan Party) to the Loan Party’s books and records within forty-five (45) days following completion of such inventory.

(iii)           The Agent, in its sole discretion, following the occurrence, and during the continuance, of an Event of Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower).

(iv)           The Agent, in its reasonable discretion, may cause such additional inventories to be taken as the Agent deems necessary or appropriate in its sole discretion (each, at the expense of the Borrower).

(c)           Upon the Agent’s request from time to time, the Borrower shall, and shall cause each Guarantor to, permit the Agent to obtain appraisals conducted by such appraisers as are satisfactory to the Agent and using a methodology similar in scope and nature as was undertaken prior to the effectiveness of this Agreement.  Without limiting the foregoing, the Agent may obtain periodic Inventory and Trademark liquidation analyses performed by Hilco Valuation Services, Great American Group or another liquidation analysis firm selected by the Agent and at the expense of the Borrower.

(d)           Upon the Agent’s request from time to time, the Borrower shall, and shall cause each other Loan Party to, permit the Agent to conduct commercial finance audits of the Borrower’s and the other Loan Parties’ books and records using a methodology similar in scope and nature as was undertaken prior to the effectiveness of this Agreement, and the expense for any such audits shall be borne by the Borrower.

5-11.        Additional Financial Information.

(a)           In addition to all other information required to be provided pursuant to this Article 5, the Borrower promptly shall provide the Agent (and shall cause each other Loan Party and any other guarantor of the Liabilities to also provide the Agent), with such other and additional information concerning the Borrower or Guarantors, the Collateral, the operation of the Borrower’s or Guarantors’ business, and the Borrower’s or Guarantors’) financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time request from the Borrower.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           The Loan Parties each recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Loan Parties is confidential to the Agent and that, except as otherwise provided herein, no Loan Party is entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5-12.        Excess Availability.  At all times, the Borrower and its Subsidiaries shall have minimum Excess Availability of at least (x) $25,000,000 during the month of May 2016, and (y) $13,000,000 at all times thereafter.  The Borrower demonstrate and shall certify to compliance with this covenant on the Wednesday of each week for the immediately preceding calendar week.

5-13.        Committee Communications. Promptly after any delivery thereof, the Loan Parties shall deliver to the Agent copies of all material written reports and presentations delivered by or on behalf of any Loan Party to the Committee in any of the Cases to the extent not publicly filed.

5-14.        Disbursements, DIP Budget Variance and Updated DIP Budget.

(a)           The Borrower and its Subsidiaries may not make any disbursements other than those set forth in the DIP Budget.

(b)           The Borrower shall deliver a certificate to the Agent signed by a Responsible Officer of the Borrower, on Wednesday of each week, commencing on the second Wednesday after the Petition Date, certifying the cash disbursements, sales, margins, inventory and inventory receipts, on a line by line basis, for the week ended (and on a cumulative basis since the Petition Date) the immediately prior Saturday, together with a variance report, on an individual line item basis and an aggregate basis, comparing such disbursements to the DIP Budget.

(c)           The Borrower shall deliver a certificate to the Agent signed by a Responsible Officer of the Borrower on Wednesday of every other week, commencing on the third Wednesday after the Petition Date, certifying as to the accrued Professional Fees for the two week period ended (and on a cumulative basis since the Petition Date) the Saturday ten days prior to such date, together with a variance report comparing such Professional Fees to the DIP Budget.

(d)           The Borrower shall deliver a certificate to the Agent signed by a Responsible Officer of the Borrower on the (i) Wednesday immediately prior to the scheduled hearing date for the Final DIP Order and (ii) Wednesday of each week, commencing on the third Wednesday after the Petition Date, in each case, demonstrating that total disbursements (excluding all professional fees and any stub-rent payments paid prior to the week ending July 30, 2016) for the four-week period (or, shorter period, if any, in the case of the certificate delivered under clause (i)) ending on the Saturday immediately preceding the applicable Wednesday, are no greater than 115% of the projected amounts for total disbursements set forth in the DIP Budget for such period.

(e)           The Borrower shall deliver a certificate to the Agent signed by a Responsible Officer of the Borrower on Wednesday of every other week, commencing on the fifth Wednesday after the Petition Date, demonstrating that accrued Professional Fees for the four-week period (or such shorter period, if any, in the case of the first certificate delivered hereunder) ending on the Saturday ten days prior to such date are no greater than 120% of the projected amounts for Professional Fees set forth in the DIP Budget for such period.

(f)            From time to time, the Borrower may propose an updated budget (the “Proposed DIP Budget”) which shall reflect the Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Loan Parties’ and their respective Subsidiaries’ business during the next thirteen-week period, including but not limited to, collections, payroll, Capital Expenditures, Professional Fees and other cash outlays, in each case, consistent in form substance (other than dollar amounts) with the Initial DIP Budget.  The Agent and the Required Lenders may approve such Proposed DIP Budget, which will then become the “DIP Budget” then in effect in their sole and absolute discretion.  If the Required Lenders do not approve such Proposed DIP Budget, then the current DIP Budget will remain in effect.  If at any time there is no approved DIP Budget in effect for the current period, such event shall be an immediate Event of Default hereunder.

Article 6 - Use and Collection of Collateral:

6-1.          Use of Inventory Collateral.

(a)           The Borrower shall not, and shall cause each other Loan Party not to engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower’s or any other Loan Party’s business in the ordinary course (other than promotions, markdowns, and discounts in the ordinary course of business consistent with past practices) nor shall either engage in sales or other dispositions to creditors in reduction or satisfaction of such creditors’ claims; sales or other dispositions in bulk; or any use of any of the Inventory in breach of any provision of this Agreement.

(b)           No sale of Inventory shall be on consignment, approval, or under any other circumstances such that (with the exception of the Loan Parties’ customary return policy applicable to the return of inventory purchased by the Loan Parties’ retail customers in the ordinary course and consistent with past practices), may be returned to the Loan Parties, without the consent of the Agent.

6-2.          Adjustments and Allowances.  A Loan Party may grant such allowances or other adjustments to the such Loan Party’s Account Debtors as the Loan Party, respectively, may reasonably deem to accord with sound business practice; provided, however, that the authority granted the Loan Parties pursuant to this Section 6-2 may be limited or terminated by the Agent at any time after the incurrence, and during the continuation of a Suspension Event in the Agent’s discretion.

6-3.          Validity of Accounts.

(a)           The amount of each Account shown on the books, records, and invoices of the Loan Parties represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor (subject to adjustments for returned Inventory in the ordinary course of business consistent with past practices) and shall have been fully earned by performance by such Loan Party.

(b)           The Agent, from time to time (at the expense of the Borrower in each instance), may verify the validity, amount, and all other matters with respect to the Receivables Collateral directly with Account Debtors (including without limitation, by forwarding balance verification requests to each Loan Party’s Account Debtors), and with each Loan Party’s accountants, collection agents, and computer service bureaus (each of which is hereby authorized and directed to cooperate in full with the Agent and to provide the Agent with such information and materials as the Agent may request); provided that, so long as no Suspension Event exists and is continuing, the form and content of any such verification letters shall be subject to the prior approval of the Borrower (whose consent shall not be unreasonably withheld or delayed).

(c)           No Loan Party has knowledge of any impairment of the validity or collectibility of any of the Accounts (other than customary adjustments and chargebacks in the ordinary course of business consistent with past practices) and shall notify the Agent of any such fact immediately after a Loan Party becomes aware of any such impairment.

(d)           Except as set forth in EXHIBIT 6-3, no Loan Party shall post any bond to secure a Loan Party’s performance under any agreement to which a Loan Party is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of a Loan Party (other than to the Agent) in the event of Loan Party’s failure so to perform, if the amount of any such bond or other obligation of a Loan Party exceeds $150,000 in any one instance, and after giving effect to all existing bonds and obligations permitted hereunder, the aggregate amount thereof does not exceed $250,000.

6-4.          Notification to Account Debtors.  The Agent shall have the right at any time after the occurrence, and during the continuance, of an Event of Default, to notify any of a Loan Party’s Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

Article 7 - Cash Management.  Payment of Liabilities:

7-1.          Depository Accounts.

(a)           Annexed hereto as EXHIBIT 7-1 is an Exhibit of all present DDAs, which Exhibit includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b)           [Intentionally Omitted].

(c)           [Intentionally Omitted].

(d)           Notwithstanding the foregoing paragraphs (a) through (c) above, the Borrower shall have no obligation to enter into a Blocked Account Agreement with respect to any Fidelity Account unless at such time the aggregate balance in the Fidelity Accounts equals or exceeds $1,000.

(e)           [Intentionally Omitted].

7-2.          Credit Card Receipts.

(a)           Annexed hereto as EXHIBIT 7-2 is an Exhibit which describes all arrangements to which each Loan Party is a party with respect to the payment to such Loan Party, of the proceeds of all credit card charges for sales by the Loan Party.

(b)           Neither the Borrower nor any Guarantor shall change notices, directions or designation delivered to its credit card clearinghouses and processors of notice delivered pursuant to Section 7.2(a) of the Pre-Petition ABL Credit Agreement, except upon and with the prior written consent of the Agent.

7-3.          The Concentration, Blocked, and Operating Accounts.

(a)           The following checking accounts have been established (and are so referred to herein):

(i)             The Concentration Account:  Established by the Borrower with Bank of America, N.A.

(ii)            The Cash Collateral Account.  Established in the name of the Agent with Citibank, N.A.

(iii)           The Operating Account:  Established by the Borrower with Bank of America, N.A.

(b)           The contents of each DDA, of the Operating Account, and of the Concentration Account constitute Collateral and Proceeds of Collateral.  The contents of the Cash Collateral Account constitute Collateral and Proceeds of Collateral.

(c)           The Loan Parties:  Subject to Sections 4-43 and 7-1(d):

(i)            To the extent not previously delivered to the Agent contemporaneously with the execution of this Agreement, shall provide the Agent with such agreement (generally referred to as a “Blocked Account Agreement”) of the depository with which the Concentration Account and the other deposit accounts are is maintained as may be satisfactory to the Agent;

(ii)            To the extent not previously delivered to the Agent, contemporaneously with the execution of this Agreement, shall provide the Agent with such agreement of the depository with which the Operating Account is maintained as may be satisfactory to the Agent; and

(iii)           Shall not establish any DDA, Concentration Account, Cash Collateral Account or Operating Account hereafter.

(d)           The Loan Parties shall pay all fees and charges of, and maintain such impressed balances as may be required by the Agent or by any bank in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

7-4.          Proceeds and Collection of Accounts:

(a)           All Receipts constitute Collateral and proceeds of Collateral, shall be held in trust by the Loan Parties for the Agent; shall not be commingled with any of a Loan Party’s other funds; and shall be deposited and/or transferred only to the Cash Collateral Account.

(b)          The Borrower shall cause, and shall cause each Guarantor to, ACH or wire transfer to the Cash Collateral Account or the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of:

(i)             the then current contents of each DDA (other than the Operating Account), each such transfer to be net of any minimum balance, not to exceed $5,000.00, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained);

(ii)            the proceeds of all credit card charges not otherwise provided for pursuant hereto; and

(iii)           all cash proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any disposition described in Section 2-9(b)(ii), solely to the extent arising out of DIP Priority Collateral.

Written notice shall be provided to the Agent on each Business Day on which any such transfer is made.

(c)           Subject to Section 7-8, whether or not any Liabilities are then outstanding, the Loan Parties shall cause the ACH or wire transfer to the Cash Collateral Account, no less frequently than daily, of the entire ledger balance of the Concentration Account, net of such minimum balance, not to exceed $5,000.00, as may be required to be maintained in the Concentration Account by the bank at which the Concentration Account is maintained.

(d)           In the event that, notwithstanding the provisions of this Section 7-4, a Loan Party receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by such Loan Party for the Agent and shall not be commingled with any of the Loan Party’s other funds or deposited in any account of the Loan Party other than as instructed by the Agent.

(e)           Notwithstanding anything to the contrary in Section 7-4(b), (i) each of the Loan Parties shall deposit all cash and checks received by such Loan Party (other than cash used by the Loan Parties as petty cash and cash in store cash registers in amounts consistent with the Loan Parties’ historic practices) in accordance with the Loan Parties’ historic practices for making such deposits, and (ii) so long as any Liabilities in respect of Loans remain outstanding, the Loan Parties shall make the daily transfers to the Cash Collateral Account in accordance with Sections 7-4(b) and (c).

7-5.          Payment of Liabilities.

(a)           On each Business Day, the Agent shall apply, towards the Liabilities, the then collected balance of the Cash Collateral Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Cash Collateral Account is maintained).

(b)           The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i)             Funds shall be deemed to have been deposited to the Cash Collateral Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00 PM on that Business Day.

(ii)            Funds paid to the Agent, other than by deposit to the Cash Collateral Account, shall be deemed to have been received on the Business Day when they are good and collected funds; provided that notice of such payment is available to the Agent by 2:00 PM on that Business Day.

(iii)           If notice of a deposit to the Cash Collateral Account (Section 7-5(b)(i)) or payment (Section 7-5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 AM on the then next Business Day.

(iv)           All deposits to the Cash Collateral Account and other payments to the Agent are subject to clearance and collection.

(c)           (i) So long as no Event of Default has occurred and is continuing, all payments shall be applied (A) first, to pay Liabilities in respect of any cost or expense reimbursements, fees or indemnities then due to the Agent, or reimbursement of Protective Advances, (B) second, to pay Liabilities in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (C) third, to pay interest then due and payable in respect of the Revolving Credit Loans, (D) fourth, to repay the outstanding principal amounts of the Revolving Credit Loans and (E) fifth, to the Operating Account.

(ii)            If an Event of Default has occurred and is continuing, all payments shall be applied (A) first, to pay Liabilities in respect of any cost or expense reimbursements, fees or indemnities then due to the Agent, or reimbursement of Protective Advances (B) second, to pay Liabilities in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (C) third, to pay interest then due and payable in respect of the Revolving Credit Loans and the Term Loans on a pro rata basis, and (D) fourth, to repay the outstanding principal amounts of the Revolving Credit Loans and the Term Loans on a pro rata basis.

(d)           Subject to Section 7-5(c), the Agent shall transfer to the Operating Account any surplus in the Cash Collateral Account remaining after the application towards the Liabilities referred to in Section 7‑5(a), above (less those amounts which are to be netted out, as provided therein).

7-6.          The Operating Account.  Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Loan Parties upon, and other disbursements shall be made by the Loan Parties solely from, the Operating Account.

7-7.          [Intentionally Omitted].

7-8.          Unrestricted Cash.  So long as any Liabilities remain outstanding, the Loan Parties shall not have more than (x) during the period commencing on the first day of any fiscal month and ending on the tenth day of such fiscal month, $20,000,000 (or such greater amount as the Agent may agree to in its sole discretion) of Unrestricted Cash in the Operating Account in aggregate amount at the close of the Loan Parties’ business on any such day, and (y) during the period commencing on the eleventh day of any fiscal month and ending on the last day of such fiscal month, $7,000,000 (or such greater amount as the Agent may agree to in its sole discretion) of Unrestricted Cash in the Operating Account in aggregate amount at the close of the Loan Parties’ business on any such day, in each case, with such excess to be deposited in the Cash Collateral Account at the end of such day and applied in accordance with Section 7-5.

Article 8 - Grant of Security Interest:

8-1.          Grant of Security Interest.  To secure the prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower and each Guarantor hereby grants to the Agent, for the ratable benefit of itself and each other Credit Party, a continuing security interest in and to (subject to the Carve-Out and to the second proviso below), and assigns to the Agent, for the ratable benefit of itself and the other Credit Parties, all of the assets of the Borrower and each Guarantor, including the following, and each item thereof, whether now owned or now due, or in which the Borrower or such Guarantor has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower or such Guarantor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following  (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)           All Accounts and  Accounts Receivable;

(b)           All Inventory;

(c)           All General Intangibles, including (i) all Intellectual Property, and (ii) all Payment Intangibles;

(d)           All Equipment;

(e)           All Goods;

(f)           All Fixtures;

(g)           All Chattel Paper;

(h)           All Letter of Credit Rights;

(i)            All Supporting Obligations;

(j)            All Investment Property, Instruments, Documents, Deposit Accounts and Securities Accounts (including, all DDAs, the Operating Account, the Concentration Account, the Cash Collateral Account, the Professional Fees and Carve-Out Account and to the extent set forth in the DIP Orders, the Pre-Petition ABL Escrow and Reserve Accounts and the Post-Petition L/C Reserve Account), money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property;

(k)           All Commercial Tort Claims, including the Commercial Tort Claims described on Exhibit 8.1(K) hereto;

(l)            All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates, pertaining to any of the items described in the foregoing clauses (a) through (k);

(m)          All liens, guaranties, rights, remedies, and privileges pertaining to any of the items described in the foregoing clauses (a) through (l), including the right of stoppage in transit; and

(n)           All books, records, and information pertaining to any of the items described in the foregoing clauses (a) through (m) and/or to the operation of the such Loan Party’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained;

(o)           All property of the “estate” (within the meaning of the Bankruptcy Code) of the Borrower and each Guarantor;

provided that, the Collateral shall not include Excluded Assets; and

provided further, that, subject to the Carve-Out and subject to the scheme of priority set forth in the DIP Order, pursuant to Bankruptcy Code Section 364(c)(1) the Agent and the Credit Parties have been granted a superpriority administrative claim over any and all administrative claims of the type specified in Bankruptcy Code Section 503(b) and 507(b).  As collateral for the Loans and security for the full and timely payment and performance of all Liabilities when due (whether at stated maturity, by acceleration or otherwise), the Agent, for the benefit of the Credit Parties, is hereby granted (i) pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on the Collateral that is otherwise unencumbered as of the commencement of the Cases, but not including avoidance actions under Sections 544-553 of the Bankruptcy Code or the proceeds therefrom, or as otherwise recovered under 506(c); (ii) pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected Lien on all Collateral of the Loan Parties (other than the assets referred to in the following clause), junior only to (A) the valid, perfected and non-avoidable Liens on such assets as of the Petition Date, and (B) valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; and (iii) pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected senior priming Lien on all of the Loan Parties’ Collateral that is subject only to Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens.

8-2.          Extent and Duration of Security Interest.  This grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities, until the End Date and the specific termination in writing by a duly authorized officer of the Agent (which the Agent agrees to do on the End Date) of the security interest granted herein.

8-3.          Use of Assets.  Without limiting any other rights or remedies of the Agent hereunder, the Borrower and each other Loan Party hereby covenant and agree that Agent shall, in connection with the disposition of the Collateral, following any Event of Default, have an irrevocable license to use any assets of the Loan Parties (in addition to those assets constituting Collateral), including all general intangibles, furniture, fixtures and equipment contained in any premises owned or occupied by any Loan Party without cost, subject to the rights, if any, of third parties in such other assets.  Neither the Agent nor any Lender shall have any obligation or liability with respect to the use of any assets of the Loan Parties, except with respect to the gross negligence or willful misconduct of the Agent or such Lender.

8-4.          Certain Perfection Actions.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to perfect any security interest to the Agent in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Agent and the Required Lenders, (ii) of any actions with respect to assets located outside of the United States, (iii) such Collateral consists of vehicles or other assets subject to certificates of title, or (iv) assets consisting of letter-of-credit rights not constituting DIP Priority Collateral to the extent not perfected by the filing of a Form UCC-1 financing statement.  Notwithstanding the foregoing or any other provision in any Loan Document to the contrary, all assets included as “Collateral” under the Pre-Petition Term Loan Documents shall be included as “Collateral” hereunder and under the other Loan Documents.  Notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable DIP Order, each Loan Party shall, as applicable, at such Loan Party’s expense, perform all steps requested by the Agent or the Lenders at any time to perfect, maintain, protect, and enforce the DIP Liens, including:  upon request by the Agent, delivering to the Agent (who shall hold on behalf of the other Credit Parties) (1) the originals of all certificated Investment Property, instruments, documents, and chattel paper, and all other Collateral of which the Required Lenders reasonably determine the Agent should have physical possession in order to perfect and protect the Agent’s security interest therein, duly pledged, endorsed, or assigned to the Agent without restriction and (2) certificates of title (excluding deeds for real estate) covering any portion of the Collateral for which certificates of title have been issued and (4) all letters of credit on which such Loan Party is named beneficiary.  To the fullest extent permitted by applicable law, the Agent may file one or more financing statements disclosing the DIP Liens on the Collateral.

8-5.          No Filings Required; Priority.  The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the DIP Order. The Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Orders.  The DIP Liens in the Collateral will not be junior in priority to any Lien other than the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority  Liens (to the extent, and only to the extent, set forth in the DIP Orders).

8-6.          Adequate Protection. The Pre-Petition Term Credit Parties have been granted adequate protection in accordance with the DIP Order to the extent of any diminution in the value of the Collateral as of the Petition Date, including but not limited to any diminution in value resulting from (i) the use, sale or lease of Collateral pursuant to Bankruptcy Code Section 363(c) or (ii) the imposition of the automatic stay pursuant to Bankruptcy Code Section 362(a), in the form of Adequate Protection Liens.

Article 9 - Agent As Borrower’s Attorney-In-Fact:

9-1.          Appointment as Attorney-In-Fact.  The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower’s true and lawful attorney, with full power of substitution, exercisable only after the occurrence, and during the continuance, of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent.  The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a)           Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)           Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c)           Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)           Sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Receivables Collateral; sign the Borrower’s name on any proof of claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)           Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

(f)            Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

(g)           Use, license or transfer any or all General Intangibles of the Borrower.

9-2.          No Obligation to Act.  The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9-1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, provided that, if the Agent elects to use or license any General Intangibles of the Borrower consisting of trademarks, copyrights or similar property, the Agent shall use reasonable efforts to preserve and maintain any such trademark, copyright or similar property (but nothing contained herein shall obligate the Agent or any Lender to undertake (or refrain from undertaking) any specific action with respect thereto).  Neither the Agent or any Lender shall be responsible to the Borrower for any act or omission to act pursuant to Section 9-1, except to the extent that the subject act or omission to act had been grossly negligent or the product of willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Article 10 - Events of Default:

The occurrence of any event described in this Article 10 shall constitute an “Event of Default” herein.  Upon the occurrence, and during the continuance, of any Event of Default, any and all Liabilities may become immediately due and payable, at the option of the Agent (or shall become immediately due and payable at the direction of the Required Lenders) and without notice or demand.  The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other Loan Documents, whether such Loan Documents now exist or hereafter arise.

10-1.        [Intentionally Omitted].

10-2.        Failure To Make Payments.  The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment of any Liability, including, without limitation, any such payment obligations under the DIP Orders.

10-3.        Failure to Perform Covenant or Liability (No Grace Period).  The failure by the Loan Parties to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10-1 or Section 10-2 hereof, and included in any other the following provisions hereof: Sections 4-1, 4-3 – 4-10, 4-12, 4-18 – 4-22, 4-25, 4-26, 4-29, 4-30, 4-31, 4-34 – 4-37, 4-39 – 4-43, 4-45 – 4-47, 5-1, 5-2, 5-5 – 5-7, 5-10 – 5-14, Article 6, Article 7 and Article 8.

10-4.        Failure to Perform Covenant or Liability (Limited Grace Period).  The failure by the Loan Parties to promptly, punctually and faithfully perform, discharge, or comply with any covenant under any Section not listed in 10-3, in each instance within ten (10) days after the date on which such covenant was to have been performed, discharged or complied with.

10-5.        [Intentionally Omitted].

10-6.        [Intentionally Omitted].

10-7.        Misrepresentation.  Any representation, warranty or certification at any time made by the Borrower to the Agent and/or Lenders (including, without limitation, in connection with this Agreement, the other Loan Documents, and the DIP Orders) is not true or complete in all material respects when given, except to the extent such representation, warranty or certification is qualified by materiality, in which case such representation, warranty or certification is not true in any respect.

10-8.        Default of Material Indebtedness.  The occurrence of any event, such that, any Material Indebtedness could then be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

10-9.        Default of Material Leases.  The occurrence of any event such that any Material Leases or more than 30 retail location leases could then be terminated (except in connection with Permitted Closing Stores once any going out of business sales are completed) (whether or not any or all of the subject lessors take any action on account of such occurrence), other than for the non-payment of rent for April 2016 and May 2016 as contemplated in the DIP Budget.

10-10.      Uninsured Casualty Loss.  The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, having an aggregate value in excess of $500,000.

10-11.      Judgment. Restraint of Business.  (a) The entry of any uninsured post-petition judgment against the Borrower, in excess of $500,000, individually or in the aggregate, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry, during which execution shall not be effectively stayed or subject to the Automatic Stay. (b) The entry of any post-petition order or the imposition of any other process having the force of law, in either case applicable specifically to the Borrower, the effect of which is to restrain in any material adverse way the conduct by the Borrower of its business in the ordinary course, which order is not dissolved within ten (10) days of its imposition.

10-12.      [Intentionally Omitted.]

10-13.      [Intentionally Omitted.]

10-14.      Indictment - Forfeiture.  Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a governmental authority under any law that could be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a governmental authority under any law that could be expected to lead to forfeiture of any material portion of Collateral.

10-15.      Default by Guarantor or Subsidiary.  The occurrence of any of the foregoing Events of Default with respect to any Guarantor, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary of the Borrower, as if such guarantor or Subsidiary were the “Borrower” described therein.

10-16.      Termination of Guaranty and Liens.  The termination or attempted termination of any Guaranty Agreement by any Guarantor (other than in accordance with its terms or as permitted by the Lenders).  Any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not valid, perfected and prior to all other Liens (other than in respect of the Carve-Out, Additional Pre-Petition Priority Liens and the Pre-Petition Term Priority Liens) or is terminated, revoked, or declared void.

10-17.       Challenge to Loan Documents.

(a)           Any challenge by or on behalf of, or supported by, the Borrower, any Guarantor, or any other guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)           Any determination by any court or any other judicial or government authority that the Loan Documents, are not enforceable strictly in accordance with their terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10-18.       ERISA.  (i) An ERISA Event occurs with respect to a pension plan or multiemployer plan which has resulted or could be expected to result in liability of any Loan Party under Title IV of ERISA to the pension plan, multiemployer plan or the Pension Benefit Guaranty Corporation in an aggregate amount in excess of $500,000 or which could likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a multiemployer plan in an aggregate amount in excess of $500,000 or which could result in a Material Adverse Effect.

10-19.      Material Contracts.  Any Loan Party or any Subsidiary thereof fails to make any post-petition payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract.

10-20.      [Intentionally Omitted.]

10-21.      [Intentionally Omitted.]

10-22.      Trustee; Examiner.  An order shall be entered in any of the Cases appointing, or any Loan Party shall file an application for an order with respect to any of the Cases seeking the appointment of, in either case without the prior written consent of the Agent and the Required Lenders, (i) a trustee under Section 1104 of the Bankruptcy Code or (ii) an examiner or any other Person with enlarged powers relating to the operation of the business (i.e., powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code.

10-23.      Chapter 7.  An order shall be entered dismissing a Case or converting a Case to a case under Chapter 7 of the Bankruptcy Code.

10-24.      DIP Order Modifications; Other Administrative Claims; Other Liens.  An order shall be entered with respect to the Case or Cases, without the prior written consent of the Agent and the Required Lenders, (i) to revoke, reverse, stay, vacate or otherwise modify the DIP Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of the Credit Parties in respect of the Liabilities other than the Carve-Out and the Adequate Protection Liens granted to the Prepetition Term Lenders pursuant to the DIP Orders, (iii) terminating or denying the use of cash collateral, or (iv) granting or permitting the grant of a lien that is equal in priority with or senior to the liens securing the Liabilities other than the Carve-Out and the Adequate Protection Liens granted to the Prepetition Term Lenders pursuant to the DIP Orders.

10-25.      Automatic Stay.  An order shall be entered that is not stayed pending appeal granting relief from the Automatic Stay to any creditor of a Loan Party (other than the Agent and the Lenders) with respect to any claim against any property that, when taken together with all other orders entered on the docket of the Bankruptcy Court that are not stayed pending appeal granting relief from the Automatic Stay with respect to the Loan Parties’ Collateral having a value in excess of $1,000,000.

10-26.      Exclusivity.  An order shall be entered terminating or reducing the Loan Parties’ exclusivity period for proposing a Plan of Reorganization (to the extent such motion is not made by Agent or any Lender).

10-27.      Milestones. Failure of the Loan Parties to comply with any of the Milestones; provided that the Agent and Required Lenders may agree to an extension of any of the Milestone dates in their sole and absolute discretion.

10-28.      Other Plans of Reorganization.  An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases which does not (a) contain a provision for termination of the Commitments and indefeasible payment in full in cash of all Liabilities hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (b) provide for the continuation of the Liens and security interests granted to the Agent for the benefit of the Agent and the Lenders with the same priorities under the DIP Orders until such plan effective date.

10-29.      Violation of DIP Orders.  A violation by any Group Member of any of the provisions of the DIP Orders.

10-30.      Rejection of Leases. Any Loan Party rejects an unexpired lease or Material Contract other than with the prior written consent of the Agent and the Required Lenders.

10-31.      Adversary Proceedings.  Any Loan Party or the Committee commences, or supports any person, in any litigation challenging or seeking to challenge the DIP Liens against the Agent, or the Lenders, except as may be permitted under the DIP Orders.

10-32.      Payment of Other Prepetition Debt.  Any Loan Party shall make a payment or grant adequate protection with respect to Debt existing prior to the Petition Date (other than as permitted under this Agreement, the DIP Orders or the “first day” orders (including prepayment of the Prepetition ABL Facility) or otherwise and approved by the Agent and the Required Lenders and the Bankruptcy Court).

Article 11 - Rights and Remedies Upon Default:

In addition to all of the rights, remedies, powers, privileges, and discretions which the Agent is provided prior to the occurrence of an Event of Default, the Agent shall have the following rights and remedies upon the occurrence, and during the continuance, of any Event of Default.

11-1.        Remedies.  If an Event of Default exists, the Agent may, or shall at the request of the Required Lenders, at any time or times and in any order, without notice to or demand on any Loan Party (except as set forth below), restrict the amount of or refuse to permit any Lender to make any Loan.  If an Event of Default exists, the Agent may, or shall at the request of the Required Lenders, do one or more of the following, in addition to the action described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Loan Party, except for such notice or consent that is expressly provided for hereunder, under the Interim DIP Order or the Final DIP Order, or required by applicable law:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Liabilities then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be immediately due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be immediately due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) exercise the right (after providing five (5) days’ prior notice to the Loan  Parties, the United States Trustee, the Committee and any other official committee (but this shall not serve as a consent to the use of the Loans hereunder to pay Professional Fees incurred by any other such official committee)) to realize on all Collateral without the necessity of obtaining any further relief or order from the Bankruptcy Court, subject to the right of the Loan Parties to seek continuation of the automatic stay during such five (5) day period (such period referred to in this Section 11-1 as the “Remedies Notice Period”) solely on the basis that no Event of Default has occurred; and (iv) pursue its other rights and remedies under the Loan Documents, the DIP Orders and/or applicable law.  Except as otherwise provided in the DIP Orders, the foregoing remedies may be exercised without demand and without further application to or order of the Bankruptcy Court.  In any hearing regarding any exercise of remedies under this Section 11-1 (which hearing must take place within the Remedies Notice Period), the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing, and the Loan Parties, any committee and all other parties in interest shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the Agent or the Lenders set forth in the DIP Order, this Agreement or the Loan Documents, as applicable.  If no such order is entered during the Remedies Notice Period, all use of the Collateral shall cease and the Agent and the Lenders shall be entitled to enforce the remedies hereunder.

11-2.        Sales.  Each Loan Party recognizes that the Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof.  Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner.  Unless required by a Requirement of Law, the Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal or state securities laws, even if such issuer would agree to do so.  Each Loan Party further agrees to do or cause to be done, to the extent that such Loan Party may do so under Requirements of Law, all such other acts and things as may be necessary to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all Requirements of Law at the Loan Parties’ expense.  Each Loan Party further agrees that a breach of any of the covenants contained in this Section 11-2 will cause irreparable injury to the Agent and the Lenders for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 11-2 shall be specifically enforceable against such Loan Party, and each Loan Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Loan Party’s failure to perform such covenants will not cause irreparable injury to the Agent and the Lenders or (ii) the Agent or the Lenders have an adequate remedy at law in respect of such breach.  Each Loan Party further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Agent and the Lenders by reason of a breach of any of the covenants contained in this Section 11-2 and, consequently, agrees that, if such Loan Party shall breach any of such covenants and the Agent or the Lenders shall sue for damages for such breach, such Loan Party shall pay to the Agent, for the benefit of the Agent  and the Lenders, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date the Agent shall demand compliance with this Section 11-2.

11-3.        UCC.  If an Event of Default has occurred and is continuing, the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the UCC, and without limiting the generality of the foregoing, the Agent shall be empowered and entitled to, subject to the terms of the DIP Orders: (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Loan Party’s premises at any time, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may determine, or the Loan Parties shall, upon the Agent’s or Required Lender’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Agent at a place convenient to the Agent; (ii) sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as the Agent and the Required Lenders deem advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iii) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Loan Party with respect to the Collateral, whether in the name of such Loan Party or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Agent under the Loan Documents, (iv) employ consultants to inspect the Collateral and to assure compliance by each Loan Party of the terms and conditions of the Loan Documents and (v) take any other actions, as may be necessary or desirable, in connection with the Collateral (including preparing for the disposition thereof), and all actual, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Loan Parties.  Upon demand from the Agent, the applicable Loan Party shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any Property to recognize and accept the Agent, for the benefit of and on behalf of the Lenders, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Loan Party and the performance of such Loan Party thereunder and, in such event, without further notice or demand and at such Loan Party’s sole cost and expense, the Agent, for the benefit of and on behalf of the Lenders, may exercise all rights of such Loan Party arising under such agreements.  Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Loan Parties’ address specified in or pursuant to Section 12-1.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Liabilities until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral.  In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives:  (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment.  Each Loan Party agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The proceeds of sale shall be applied as set forth in the DIP Orders.  The Agent will return any excess to the applicable Loan Party and the Loan Parties shall remain liable for any deficiency.

11-4.        Application of Proceeds.  Notwithstanding anything herein to the contrary, (i) neither the Agent nor any Lender shall take any action under this Article 11 (or similar provisions of any Loan Document) except after compliance with any applicable notice requirements applicable thereto set forth in accordance with the DIP Orders, and (ii) following the occurrence and during the continuance of an Event of Default, all amounts received by the Agent on account of the Liabilities, from the Loan Parties and/or all amounts with respect to the proceeds of any Collateral promptly disbursed by the Agent in accordance with Section 7-5(c)(ii), unless otherwise agreed by the Required Lenders.

11-5.        Relief.  An Event of Default shall occur as set forth in this Agreement even if an act or circumstance which gives rise, directly or indirectly, to such Event of Default has been authorized by the Bankruptcy Court or another court or tribunal with jurisdiction over the Cases.  Neither the Agent nor any Lender shall have any obligation whatsoever to object to any relief requested by any Loan Party from the Bankruptcy Court or another court or tribunal with jurisdiction over the Cases if and because such relief would or may constitute, or would or may lead to, an Event of Default, or the Agent’s or any Lender’s failure to object to such relief shall not limit the Events of Default under this Agreement, constitute a waiver or release of rights and remedies under this Agreement, estop or preclude the Agent or any Lender from fully enforcing the same, or have any res judicata effect on whether an Event of Default has occurred under this Agreement.  Each Loan Party shall be fully responsible for determining whether any relief it seeks from the Bankruptcy Court or another court or tribunal with jurisdiction over the Cases would or may constitute, or would or may lead to, an Event of Default under this Agreement, and authorization for such relief shall not limit in any manner whatsoever such Loan Party’s obligation to fully comply with all of the terms and conditions of this Agreement.

11-6.        Occupation of Business Location.  In connection with the Agent’s exercise of the Agent’s rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent.  The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Borrower.  In no event shall the Agent or any Lender be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11, nor for any charge (such as wages for the Borrower’s employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s Rights and Remedies, except for such charges which are incurred as a result of the Agent’s or such Lender’s gross negligence or willful misconduct.

11-7.        Grant of Nonexclusive License.  The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license, exercisable upon the occurrence, and during the continuance, of an Event of Default, to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.  In exercising its rights under such license, the Agent shall use reasonable efforts to preserve and maintain any such trademark, trade name, or logo, but nothing contained herein shall obligate the Agent to undertake (or refrain from undertaking) any specific action and neither the Agent nor any Lender shall, under any circumstances, have any liability to the Borrower, except for such which are a result of the Agent’s or such Lender’s gross negligence or willful misconduct.

11-8.        Assembly of Collateral.  The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower’s sole risk and expense at a place or places which are convenient to the Agent.

11-9.        Rights and Remedies.  The rights, remedies, powers, privileges, and discretions of the Agent and the Lenders hereunder (herein, the “Credit Parties’ Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which they would otherwise have.  No delay or omission by the Agent or any Lenders in exercising or enforcing any of the Credit Parties’ Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Agent or the Lenders of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Credit Parties’ Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Credit Parties’ Rights and Remedies.  No waiver by the Agent or the Lenders of any of the Credit Parties’ Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  All of the Credit Parties’ Rights and Remedies and all of the Agent’s and Lenders’ rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent and the Lenders, as applicable, at such time or times and in such order of preference as the Agent and the Lenders in their sole discretion may determine.  The Credit Parties’ Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

11-10.      Warehouse Bailment Agreement.  Notwithstanding anything contained in the Warehouse Bailment Agreement entered into or to be entered into by and among GSI Commerce Solutions, Inc., the Borrower and the Agent, but without limiting the Agent’s other rights and remedies set forth in Article 11 arising upon the occurrence of an Event of Default, the demands, notices, directions and orders contemplated by Sections F(3), G and J thereof may only be given by the Agent after the occurrence and during the continuance of an Event of Default.

11-11.      [Intentionally Omitted.]

Article 12 - Notices:

12-1.        Notice Addresses.  All notices, demands, and other communications made in respect of this Agreement to the Agent or the Borrower (on behalf of the Loan Parties) (other than a request for a loan or advance or other financial accommodation) shall be made to the addresses listed below, and to any Lender to the address listed in such Lender’s Administrative Questionnaire, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested.

If to the Agent:	Crystal Financial LLC Two International Place, 17th Floor Boston, Massachusetts 02110 Attention: Evren Ozargun Tel: (617) 428-8715 Email: eozargun@crystalfinco.com

With a copy to (which copy shall not constitute notice):

Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Kristen V. Campana Fax: (212) 969-2900 Email: kcampana@proskauer.com

If to the Borrower:	Aeropostale, Inc. 112 West 34th Street, 22nd Floor New York, New York 10120 Attention: Joseph Pachella, GVP and Treasurer Fax: (973) 872-5650 Email: jpachella@aeropostale.com

With copies to (which copies shall not constitute notice):

Marc G. Schuback, Esquire
General Counsel
Aeropostale, Inc.
West 34th Street, 22nd Floor
New York, New York 10120
Fax:  (646) 619-4873
Email:  mschuback@aeropostale.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Ray Schrock, P.C. and Jacqueline Marcus
Fax:  212-310-8007
Email:     ray.schrock@weil.com;
jacqueline.marcus@weil.com

12-2.        Notice Given.

(a)           Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)             By mail:  the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii)            By recognized overnight express delivery:  the Business Day following the day when sent.

(iii)           By Hand:  If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)          By Facsimile or electronic transmission (which must include a header on which the party sending such transmission is indicated):  If sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b)           Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

Article 13 - Term:

13-1.        Termination of Revolving Credit and the Term Loan Facility.  The Revolving Credit and the Term Loan Facility (subject to suspension as provided in Section 2-5(k) hereof) shall remain in effect until the Termination Date.

13-2.        Effect of Termination.  On the Termination Date, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities (other than indemnities, not then due and payable, which survive repayment of the Term Loans, the Revolving Credit Loans and  termination of the Commitments), including, without limitation:  the entire balance of the Loan Account; any accrued and unpaid Line (Unused) Fee; any fees due and owing under the Fee Letter, any payments due on account of the indemnification obligations included in Section 2-9(e).  Until such payment, all provisions of this Agreement, other than those contained in Article 2 which place an obligation on the Agent and the Lenders to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities (other than indemnities, not then due and payable, which survive repayment of the Term Loans, the Revolving Credit Loans and termination of the Commitments) shall have been paid in full.  The release by the Agent of the security and other collateral interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require to protect the Agent and Lenders against and chargebacks, credits, returned items and any other reversal of payments which had been received by the Agent and applied toward such Liabilities.

Article 14 - General:

14-1.        Protection of Collateral.  Neither the Agent nor any Lender has a duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto.  With the Borrower’s prior approval (which shall not be unreasonably delayed or withheld), the Agent may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

14-2.        Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Borrower’s representatives, successors, and assigns and shall inure to the benefit of the Agent, the Lenders and their respective successors and assigns; provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder.  In the event that the Agent or any Lenders, in accordance with the provisions of this Section 14-2, assign or transfer their respective rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder to the extent of such assignment, and, with respect to the interest so assigned, such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

14-3.        Severability.  Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14-4.        Amendments; Course of Dealing.

(a)           This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower, the Agent, and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Agent to give notice to the Borrower of the Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

(b)           The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent.  No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent, then by a duly authorized officer thereof).  Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14-5.        Power of Attorney.  In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same.  All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

14-6.        Application of Proceeds.  Except as otherwise provided in Sections 7-5 and 11-4 hereof, he proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion.  The Borrower shall remain liable for any deficiency remaining following such application.

14-7.        Costs and Expenses of the Credit Parties.

(a)           The Borrower shall pay on demand all Costs of Collection and all out-of-pocket expenses of the Agent in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other expenses which may be incurred by the Agent and the Lenders in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, and all other out-of-pocket costs and expenses of the Agent and the Lenders which relate to the credit facility contemplated hereby.

(b)           The Borrower shall pay on demand all Costs of Collection incurred, following the occurrence, and during the continuance, of any Event of Default, by the Agent and the Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as any such costs and expenses in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.

(c)           The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent’s discretion, to add such fees and expenses to the Loan Account.

(d)           The undertaking on the part of the Borrower in this Section 14-7 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-7.

14-8.        Copies and Facsimiles.  This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished any of the Loan Parties may be reproduced by such Loan Party by any photographic, microfilm, xerographic, digital imaging, or other process, and the Loan Parties may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).  Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14-9.        New York Law.  Except to the extent governed by the Bankruptcy Code, this Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The State of New York (without giving effect to the conflicts of laws principals thereof, but including Sections 5-1401 and 5-1402 of the New York General Liabilities Law).

14-10.      Consent to Jurisdiction.

In the event that the Bankruptcy Court does not have or refuses to exercise jurisdiction with respect thereto, the Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, as the Agent and the Required Lenders may elect in their sole discretion.  By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.

(a)           The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower’s address for notices as specified herein, such service to become effective ten (10) Business Days after such mailing.

(b)           The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted in the aforesaid courts under any of the Loan Documents.

(c)           Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14-11.      Indemnification.  The Loan Parties shall indemnify, defend, and hold the Agent and each other Credit Party and any employee, officer, agent or Affiliate of the Agent and other Credit Parties (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ fees and expenses in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with the Agent and other Credit Parties (each, an “Indemnified Claim”) other than any claim resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Indemnified Claim may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent’s selection (and if such Indemnified Claim is brought by a Person other than the Loan Parties, any guarantor or endorser of the Liabilities or any Affiliate of the Loan Parties, after consultation with (but not approval of) the Loan Parties regarding the selection of such counsel), but at the expense of the Borrower; provided that any Indemnified Claim may not be settled without the consent of the Loan Parties (which shall not be unreasonably withheld or delayed) if as the result of any such settlement the Loan Parties will be obligated to make any payment (other than reimbursement of the costs and expenses of the Indemnified Person).  This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower or any other Loan Party, other than a termination, release, or discharge which makes specific reference to this Section 14-11.

14-12.      Rules of Construction.  The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)           Words in the singular include the plural and words in the plural include the singular.

(b)           Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(c)           The words “includes” and “including” are not limiting.

(d)           Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.

(e)           Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision.  Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.

(f)            Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(g)           The words “may not” are prohibitive and not permissive.

(h)           The word “or” is not exclusive.

(i)            Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(j)            The symbol “$” or reference to “dollars” refers to United States Dollars.

(k)           Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(l)            References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(m)          Except as otherwise specifically provided, all references to time are to Boston time.

(n)           In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)             Unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)            The word “from” means “from and including”.

(iii)           The words “to” and “until” each mean “to, but excluding”.

(iv)           The word “through” means “to and including”.

(o)           References to “presently”, “currently”, and other similar expressions mean the Effective Date.

(p)           The term “upon the occurrence, and during the continuance, of” a Suspension Event or an Event of Default and any other similar term means, the occurrence of a Suspension Event or an Event of Default which has not been waived by the Agent and the requisite Lenders in accordance with the terms hereof.

(q)           The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14-13 hereof; provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14-13.      Intent.  It is intended that:

(a)           This Agreement take effect as a sealed instrument.

(b)           The scope of the security interests created by this Agreement be broadly construed in favor of the Agent and Lenders.

(c)           The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.

(d)           All Costs of Collection incurred in connection with its relationship with the Borrower shall be borne by the Borrower.

(e)           Unless otherwise explicitly provided herein, the consent of the Agent or any Lender to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent and Lenders in their discretion.

14-14.      Right of Set-Off.  Any and all deposits (other than Trust Deposit Accounts) or other sums at any time credited by or due to the Borrower from the Agent, any Lender, or any Participant in the credit facility contemplated hereby or any from any Affiliate of the Agent, any Lender, or any Participant and any cash, securities, instruments or other property of the Borrower in the possession of the Agent, any Lender, any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent, any Lender or any Participant or any such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent, any Lender or any Participant or any such Affiliate.

14-15.      Maximum Interest Rate.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Credit Loans, as applicable, or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or Lenders exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Liabilities hereunder.

14-16.      Waivers.

(a)           The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14-16(b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and Lenders, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, are relying on such waivers.

(b)           THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i)            Except as otherwise specifically required hereby, and to the extent permissible under applicable Requirements of Law, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)            Except as otherwise specifically required hereby, and to the extent permissible under applicable Requirements of Law, the right to notice and/or hearing prior to the Agent’s and the Lenders’ exercising of the Agent’s  and the Lenders’ rights upon default.

(iii)           THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR ANY LENDER (AND THE AGENT AND LENDERS LIKEWISE WAIVE THEIR RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)          Except to the extent that such may not be waived under applicable Requirements of Law, the benefits or availability of any stay, limitation, hindrance, delay, or restriction with respect to any action which the Agent or any Lender may or may become entitled to take hereunder.

(v)           Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or any Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi)          Any claim against the Agent or any Lender to consequential, special, or punitive damages.

14-17.      Confidentiality.  The Credit Parties shall keep, and shall cause their respective officers, directors, employees, affiliates and attorneys to keep, all financial statements, reports and other proprietary information furnished to them by the Borrower, the Guarantor or their respective Affiliates (hereinafter collectively, the “Information”) confidential and shall not disclose such Information, or cause such Information to be disclosed, to any Person; provided, however, that (i) the Information may be disclosed to any Credit Party’s officers, directors, employees, affiliates, attorneys, partners, investors and other advisors as need to know the Information in connection with the Agent’s or Lenders’ administration of the Liabilities; (ii) the Information may be disclosed to any regulatory or other governmental authorities having jurisdiction over the Agent and Lenders as required in connection with the exercise of their regulatory activity; (iii) the Information may be disclosed to any prospective assignee or participant, who has agreed to be bound by the provisions of this Section 14-17; (iv) the Information may be disclosed in connection with the enforcement of the Liabilities by the Agent or any Lender to the extent required in connection therewith; (v) the Information may otherwise be disclosed to the extent required by law; and (vi) to such Credit Party’s financing sources.  Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and each employee, representative, or other agent of the Agent and each Lender) may disclose to any and all Persons without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including options or other tax analyses) that are provided to any Credit Party (and each employee, representative, or other agent of any Credit Party) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Revolving Credit, the Term Loan Facility and other transactions contemplated hereby.

14-18.      Press Releases.  Once the Borrower has filed this Agreement with the Securities and Exchange Commission and disseminated a corresponding press release regarding this Agreement, then Borrower consents to the publication by the Agent and/or Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark.  The Agent and/or Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  Subject to the conditions contained in this Section 14-18, the Agent and Lender reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.  Notwithstanding the foregoing, the Agent and each Lender may, without consent of any Loan Party, publicly disclose its lending relationship with the Loan Parties, the identity of the Loan Parties, the Commitments, and such other information as is publicly disclosed by any Loan Party through any filing with the Bankruptcy Court.

14-19.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties acknowledge and agree that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Party, on the one hand, and the Agent and Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and Lenders are and have been acting solely as principals and are not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Agent and Lenders have not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent and Lenders have advised or are currently advising the Loan Parties or any of their respective Affiliates on other matters) and the Agent and Lenders have no any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, any Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Agent and Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

14-20.      [Intentionally Omitted].

14-21.      USA PATRIOT Act Notice.  The Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each such Person and other information that will allow the Agent and each Lender to identify the Loan Parties in accordance with the Act.  Each of the Loan Parties is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Term Loans, the Revolving Credit Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

14-22.      Foreign Asset Control Regulations.  Neither of the advance of the Term Loans, the Revolving Credit Loans, nor the use of the proceeds of any thereof, will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56)).  Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

14-23.      Liabilities of Lenders Several.  The obligations of the Lenders hereunder to make the Term Loans, the Revolving Credit Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Term Loan, any Revolving Credit Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, its Revolving Credit Loan or to make its payment hereunder.

14-24.      Incorporation of DIP Orders by Reference.  Each of the Loan Parties, the Agent, and the Lenders agrees that any reference contained herein to (i) the Interim DIP Order shall include all terms, conditions, and provisions of such Interim DIP Order and that the Interim DIP Order is incorporated herein for all purposes, and (ii) the Final DIP Order shall include all terms, conditions, and provisions of such Final DIP Order and that the Final DIP Order is incorporated herein for all purposes.  To the extent there is any inconsistency between the terms of this Agreement and the terms of either the Interim DIP Order or the Final DIP Order, the terms of the Interim DIP Order and the Final DIP Order, as applicable, shall govern.

14-25.      Cash Collateral Accounts.

(a)           The Loan Parties shall utilize the funds contained in the Cash Collateral Accounts only as set forth in the applicable DIP Order and Cash Management Order and in accordance with the DIP Budget.

(b)           If no Suspension Event has occurred and is continuing, the Loan Parties may invest the funds in any Cash Collateral Account as permitted by the Bankruptcy Court and Section 4-35.

(c)           Each Loan Party shall ensure that all payments received by it are deposited directly into a Cash Collateral Account.  The Loan Parties may not add or replace a Cash Collateral Account without the prior written consent of the Agent and the Required Lenders and the authorization of the Bankruptcy Court.

Article 15 - Guaranty

15-1.        Guaranty.  For good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor unconditionally guarantees, in accordance with the terms hereof and without any prior written notice, the payment and performance of the Liabilities of the Borrower.

15-2.        Obligations Not Affected.  The obligations of each Guarantor hereunder shall not be affected by:  any fraudulent, illegal, or improper act by the Borrower, any Guarantor, or any other Person liable or obligated to the Agent or any Lender for or on the Liabilities; any release, discharge, or invalidation, by operation of law or otherwise, of the Liabilities; or the legal incapacity of the Borrower, any Guarantor, or any other Person liable or obligated to the Agent or any Lender for or on the Liabilities.  Interest and Costs of Collection shall continue to accrue and shall continue to be deemed Liabilities guarantied hereby notwithstanding any stay to the enforcement thereof against the Borrower or any Guarantor or the disallowance of any claim therefor against the Borrower or any Guarantor.

15-3.        General Waivers.  Each Guarantor WAIVES:  presentment, demand, notice, and protest with respect to the Liabilities and this Guaranty; any delay on the part of the Agent or any Lender; any right to require the Agent or any Lender to pursue or to proceed against the Borrower or any collateral which might have been granted to secure the Liabilities or to secure the obligations of the Guarantors hereunder; any benefit of, and any right to participate in, any collateral which may secure the Liabilities; any claim which any Guarantor may have or to which any Guarantor may become entitled to the extent that such claim might otherwise cause any transfer to the Agent or any Lender by or on behalf of the Borrower to be avoided as having been, or in the nature of, a preference; and notice of acceptance of this Guaranty.

15-4.        Waivers Concerning Election of Remedies.  Each Guarantor WAIVES any claim or defense which is based upon an election of remedies.  In the event that the Liabilities or this Guaranty are secured by real estate, and in the event that the Agent or any Lender elects to enforce its rights against such real property by way of nonjudicial foreclosure through the exercise of the rights of power of sale, each Guarantor WAIVES any defense which, but for this waiver, might be available to any Guarantor due to such election of remedies by the Agent or any Lender (including, without limitation, any claim that the Agent or any Lender, by reason of such election of remedies, has extinguished rights of the Guarantors to proceed against the Borrower).

15-5.        Waiver of Subrogation.  No Guarantor shall undertake any of the following:

(a)           Exercise of any right against the Borrower, by way of subrogation, reimbursement, indemnity, contribution, or the like unless and until all Liabilities have been irrevocably paid and satisfied in full.

(b)           The filing of any proof of any claim in competition with the Agent or any Lender in respect of any payment hereunder in any bankruptcy or insolvency proceedings of any nature.

(c)           The claiming of any set-off or counterclaim against the Borrower in respect of any liability of such Guarantor to the Borrower.

15-6.        Subordination.  The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by any Guarantor for borrowed money is hereby subordinated to the prior payment in full of the Liabilities.  No Guarantor shall demand, sue for, or otherwise attempt to collect any such indebtedness.  Any amounts which are collected, enforced and received by any Guarantor shall be held by such Guarantor as trustee for the Agent and shall be paid over to the Agent on account of the Liabilities without affecting in any manner the liability of any Guarantor under this Guaranty.

15-7.        Books and Records.  The books and records of the Agent showing the account between the Agent and the Guarantor shall be admissible in any action or proceeding and constitute prima facie evidence and proof of the items contained therein.

15-8.        Primary Obligations.  The obligations of each Guarantor hereunder are primary, with no recourse necessary by the Agent or any Lender against the Borrower or any collateral given to secure the Liabilities or to secure the obligations of such Guarantor or any other Guarantor hereunder or against any other Person liable for or on the Liabilities prior to proceeding against such Guarantor or any other Guarantor hereunder.

15-9.        Changes in Liabilities.  Each Guarantor assents to any indulgence or waiver which the Agent or any Lender might grant or give the Borrower and/or any other Person liable or obligated for or on the Liabilities.  Each Guarantor authorizes the Agent and Lenders to alter, amend, cancel, waive, or modify any term or condition of the Liabilities and of the obligations of any other Person liable or obligated for or on the Liabilities, without notice to, or consent from, such Guarantor or any other Guarantor.  Each Guarantor authorizes the Agent and Lenders to complete this Guaranty and any instrument or other document which evidences or relates to the Liabilities, to the extent that this Guaranty or such instrument or other document, upon delivery to the Agent or any Lender, is incomplete in any respect.  No compromise, settlement, or release by the Agent or any Lender of the Liabilities or of the obligations of any such other Person (whether or not jointly liable with any Guarantor) and no release of any collateral securing the Liabilities or securing the obligations of any such other Person shall affect the obligations of any Guarantor hereunder.  No action by the Agent or any Lender which has been assented to herein shall affect the obligations of any Guarantor hereunder.

15-10.      Right of Set-Off.  Any and all deposits or other sums at any time credited by or due from the Agent or any Lender to any Guarantor or to any Participant or from any Affiliate of the Agent or any Lender or any Participant and any cash, securities, instruments or other property of any Guarantor in the possession of the Agent or any Lender or any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason the Agent or any Lender or any Participant or any such Affiliate had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Guarantors to the Agent or any Lender and any Participant, and may be, following the occurrence and continuation of an Event of Default, applied or set off against the Liabilities and against the obligations of the Guarantors to the Agent or any Lender and any Participant including, without limitation, those arising hereunder, whether or not such are then due and whether or not other collateral is then available to the Agent or any Lender or any Participant or any such Affiliate.

15-11.      Joint and Several Obligations.  Each of the obligations of each and every Guarantor under this Guaranty are joint and several.  This Guaranty may be enforced against any Guarantor without any duty or responsibility to pursue any other Guarantor and such enforcement shall not be a defense to any action brought against any Guarantor hereunder.  The Agent and Lenders hereby reserve all rights against each Guarantor.

15-12.      Termination.  The obligations of each Guarantor hereunder shall remain in full force and effect as to all Liabilities until the termination of this Agreement and payment in full of all Liabilities (other than contingent indemnification obligations).  This Guaranty shall continue to be effective or, if previously terminated, shall be automatically reinstated, without any further action, if at any time any payment made or value received with respect to a Liability is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Guarantor, or otherwise, all as though such payment had not been made or value received.

Article 16 - The Agent

16-1.        Appointment and Authority.  Each Lender hereby irrevocably appoints Crystal Financial LLC (“Crystal”) to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 16 are solely for the benefit of Agent and the Lenders, and no Borrower or other Loan Party shall have any rights as a third party beneficiary of any of such provisions.

16-2.        Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or a Suspension has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity;

(d)           Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or as Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by final and nonappealable judgment of a court of competent jurisdiction).  Agent shall be deemed not to have knowledge of any Suspension Event or Event of Default unless and until notice describing such Suspension Event or Event of Default is given to Agent by the Parent or Required Lenders;

(e)           Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Suspension Event or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

16-3.        Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Lenders, Agent may presume that such condition is satisfactory to all Lenders (i) if such condition is satisfactory to Required Lenders, or (ii) unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

16-4.        Nature of Obligations; Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges and agrees that the extensions of credit made hereunder or evidenced hereby are commercial loans and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender shall, independently and without reliance upon the Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Loan Parties and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

16-5.        Rights as a Lender.   The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

16-6.        Sharing of Set-Offs and Other Payments.  Each Credit Party agrees that if it shall, whether through the exercise of rights under the Loan Documents or rights of banker’s lien, set off, or counterclaim against any Loan Party or otherwise, obtain payment of a portion of the aggregate Liabilities owed to it, taking into account all distributions made by Agent under Section 7.5 causes such Credit Party to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 7.5, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Liabilities as necessary to cause all Credit Parties to share all payments as provided for in Section 7.5, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Credit Parties share all payments of Liabilities as provided in Section 7.5; provided, however, that nothing herein contained shall in any way affect the right of any Credit Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Liabilities.  Each Loan Party expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Liabilities, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Liabilities in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a tribunal order to be paid on account of the possession of such funds prior to such recovery.

16-7.        Investments.  Whenever Agent in good faith determines that it is uncertain about how to distribute to Credit Parties any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Credit Parties about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Credit Parties, Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment.  All moneys received by Agent for distribution to Credit Parties (other than to the Person who is Agent in its separate capacity as a Credit Party) shall be held by Agent pending such distribution solely as Agent for such Credit Parties, and Agent shall have no equitable title to any portion thereof.

16-8.        Resignation of Agent.  Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 16 and Sections 14-7 and 14-11 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

16-9.        Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article 16 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

16-10.      Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any DIP Lien on any Collateral (i) upon the payment and satisfaction in full, in cash by the Loan Parties of all Liabilities and the termination of all Commitments, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies to Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry) and with the approval of the Bankruptcy Court (to the extent required), (iii) constituting property in which Borrower or their Subsidiaries owned no interest at the time the Agent’s DIP Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or their Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any DIP Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such DIP Liens on particular types or items of Collateral pursuant to this Section 16-10; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Liabilities or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s DIP Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16-11.      Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s DIP Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16-12.      Concerning the Collateral and Related Loan Documents.  Each Credit Party authorizes and directs Agent to enter into this Agreement and the other Loan Documents (including any intercreditor or subordination agreement).  Each Lender Party agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16-13.      Delivery of Documents to Lenders.  Agent agrees to distribute to each Lender copies of all notices, financial statements, certificates, reports and agreements received by Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement.

Article 17 - Consents, Amendments and Waivers:

17-1.        Action by Agent, Consents, Amendments, Waivers.

(a)           No amendment or waiver of any provision of this Agreement, this Agreement, or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)             increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to the provisions of this Agreement) without the written consent of such Lender;

(ii)           as to any Lender, postpone any date fixed by this Agreement, this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender or change the definitions of the terms “Maturity Date” or “Termination Date” or any component definition thereof without the written consent of each Lender;

(iii)           as to any Lender, reduce the principal of, or the rate of interest, any Loans held by such Lender, or  any fees or other amounts payable under this Agreement or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender;

(iv)          change Sections 7-5(c) or 7-5(d) of this Agreement in a manner that would alter the pro rata sharing of payments required thereby (x) as to any Lender, without the written consent of such Lender, (y) in a manner that would adversely affect the Lenders holding Revolving Loans and/or Revolving Credit Commitments without the written consent of each such Lender, or (z) in a manner that would adversely affect the Lenders holding Term Loans and/or Term Commitments without the written consent of each such Lender;

(v)           (x) change any provision of this Article 17 or the definition of “Required Lenders” or any other provision hereof or of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under this Agreement or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vi)          except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(vii)         except for or as provided in Section 16-10, release all or substantially all of the Collateral from the DIP Liens granted to secure the Liabilities (other than as a result of a Disposition permitted pursuant to the Loan Documents) or the Guarantees under Article 15, without the written consent of each Lender;

(viii)        increase the aggregate Commitments without the written consent of each Lender;

(ix)           except as expressly permitted herein or in any other Loan Document, subordinate the Liabilities or the DIP Liens granted to the Agent under this Agreement or under the other Loan Documents, to any other Indebtedness or lien, as the case may be without the written consent of each Lender;

(x)            change the definition of the term “Borrowing Base” or any component definition thereof  or change the criteria used to determine Appraised Value, Acceptable Inventory, Eligible Credit Card Receivables or Eligible Trade Names (in each case, other than changes that result from appraisals) if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves, so long as such change, establishment or elimination will not have the effect of making more credit available to the Borrower than immediately prior to taking such action with respect to the Reserves, other than as a result of changes in underlying factors used in such computation in the Loan Parties’ businesses.

provided that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.  Notwithstanding anything to the contrary set forth in this Article 17, each of the Interim DIP Order and the Final DIP Order may be amended in accordance with the definition thereof, and any such amendments or waivers shall be subject to the satisfaction of the requirements set forth in the Interim DIP Order or the Final DIP Order, as applicable.

(b)           No Lender independently shall exercise any right of action or enforcement against or with respect to any Loan Party or any of the Collateral except with the consent of each Lender.

Article 18 -  Assignments and Participations:

18-1.        Assignments and Assumptions.

(a)           No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of this Section 18-1, (ii) by way of participation in accordance with the provisions of Section 18-2, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 18-3 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Except as provided herein, each Lender (in this Section 18-1, an “Assigning Lender”) may assign to one or more Eligible Assignees (in this Section 18-1, each an “Assignee Lender”) all or a portion of that Lender’s interests, rights and obligations under this Agreement (including all or a portion of its Commitments and Loans), provided that the parties comply with the provisions of Section 2-23 (as supplemented and modified herein) and the following provisions:

(i)             in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned;

(ii)            concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether the minimum amount required by Section 2-23 of this Agreement has been met;

(iii)          the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance substantially in the form of EXHIBIT 18-1, annexed hereto, together with an Administrative Questionnaire for the Assignee Lender;

(iv)          the Assigning Lender shall deliver to the Agent, with such Assignment and Acceptance, any applicable Note held by the subject Assigning Lender and the Agent’s processing fee of $3,500.00, provided, however, no such processing fee shall be due where the Assigning Lender is one of the Initial Lenders.

(b)           Upon the execution, delivery, acceptance and recording by the Agent of such Assignment and Acceptance, from and after the effective date specified therein, the Eligible Assignee thereunder shall be a party to this Agreement and this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and this Agreement, and the Assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and this Agreement (and, in the case of an Assignment and Assumption covering all of the Assigning Lender’s rights and obligations under this Agreement, such Assigning Lender shall cease to be a party thereto and hereto) but shall continue to be entitled to the benefits of this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 18-1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 18-2.

(c)           By executing and delivering an Assignment and Acceptance, the parties to thereto confirm to and agree with each other and with all parties to the within Agreement as follows:

(i)             The Assigning Lender:

(A)          makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim

(B)           makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Liabilities, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Liabilities of any of their obligations under any Loan Documents or any other instrument or document furnished pursuant thereto.

(ii)           The Assignee Lender:

(A)          confirms that it has received copies of this Agreement (and any amendment hereto), this Agreement and other Loan Documents (and any amendment thereto), the most recent financial statements then to have been delivered pursuant to this Agreement, and such other documents and information as that assignee Lender has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance.

(B)           Independently and without reliance upon the Assigning Lender, the Agent or any other Lender and based on such documents and information as the Assignee Lender shall deemed appropriate at the time, made such Person’s own credit decision to join in the credit facility contemplated by the Loan Documents and to become a “Lender”.

(C)           Will continue to make such Person’s own credit decisions in taking or not taking action under this Agreement, this Agreement and the other Loan Documents independently and without reliance upon the Assigning Lender, the Agent or any other Lender and based on such documents and information as the Assignee Lender shall deem appropriate at the time.

(D)          Appoints and authorizes the Agent to take such action on behalf of that Assignee Lender and to exercise such powers under this Agreement, this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.

(E)           Represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance.

(d)           The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Liabilities owing to, the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Agent and the Lenders may treat each Person whose name is recorded in the Register as a “Lender” hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Lenders at any reasonable time and from time to time upon reasonable prior notice.

18-2.        Participations.

(a)           Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents; provided that (i) such Lender’s obligations under this Agreement and this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 14-17 of this Agreement as if such Participant was a Lender hereunder.

(b)           Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 17-1(a)(ii) and (a)(iii) that affects such Participant.  The Loan Parties agree that each Participant shall be entitled to the benefits of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 18-1.

(c)           A Participant shall not be entitled to receive any greater payment under this Agreement than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

18-3.        Certain Pledges.

(a)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Article 19 - Commitments, Fundings and Distributions:

19-1.        Commitments to Make Revolving Credit Loans.  Each Lender shall make available to the Agent, as provided herein, that Lender’s Revolving Credit Commitment.

19-2.        Commitments to Make Interim Term Loans.  Each Lender shall make available to the Agent, as provided herein, that Lender’s Interim Term Loan Commitment.

19-3.        Commitments to Make Final Term Loans.  Each Lender shall make available to the Agent, as provided herein, that Lender’s Final Term Loan Commitment.

19-4.        Nature of Obligations of Lenders.  The obligations of the Lenders hereunder to make Revolving Credit Loans, Interim Term Loans and Final Term Loans, and to make any payments required hereunder are several and not joint.  The failure of any Lender to make any Loan, to fund any participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan(s), to purchase it participation(s), or to make its payment(s) hereunder.

19-5.        Funding Procedures.

(a)            Revolving Credit Loans.  Promptly after receipt of a request for a borrowing of a Revolving Credit Loan pursuant to Section 2-5, and in any event not later than 3:00 p.m., New York time, on the Business Day such borrowing request was received by Agent, Agent shall notify each Lender holding a Revolving Credit Commitment, by telecopy, telephone, or other similar form of transmission, of the requested borrowing. Each such Lender shall make the amount of such Lender’s Pro Rata Share of the Revolving Credit Loan available to Agent on the proposed funding date in immediately available funds to an account designated by Agent not later than 11:00 a.m., New York time on such date, and Agent shall make the Revolving Credit Loan available to the  Borrower by transferring immediately as instructed by the Borrower on such date; provided, however, that no Lender shall have the obligation to make its Pro Rata Share of the Revolving Credit Loan and Agent shall not make the Revolving Credit Loan available to the Borrower unless all applicable conditions precedent set forth in Article 3 have been satisfied in full (or waived by Agent and the appropriate Lenders).

(b)           Interim Term Loans. Promptly after receipt of a request for a borrowing of an Interim Term Loan pursuant to Section 2-5, and in any event not later than 3:00 p.m. New York time, on the Business Day such borrowing request was received by Agent, Agent shall notify each Lender holding an Interim Term Loan Commitment, by telecopy, telephone, or other similar form of transmission, of the requested borrowing. Each such Lender shall make the amount of such Lender’s Pro Rata Share of the Interim Term Loan available to Agent on the proposed funding date in immediately available funds to an account designated by Agent not later than 11:00 a.m., New York time on such date, and Agent shall make the Interim Term Loan available to the  Borrower by transferring immediately as instructed by the Borrower on such date; provided, however, that no Lender shall have the obligation to make its Pro Rata Share of the Interim Term Loan and Agent shall not make the Interim Term Loan available to the Borrower unless all applicable conditions precedent set forth in Article 3 have been satisfied in full (or waived by Agent and the appropriate Lenders).

(c)           Final Term Loans.  Promptly after receipt of a request for a borrowing of a Final Term Loan pursuant to Section 2-5, and in any event not later than 3:00 p.m., New York time, on the Business Day such borrowing request was received by Agent, Agent shall notify each Lender holding a Final Term Loan Commitment, by telecopy, telephone, or other similar form of transmission, of the requested borrowing. Each such Lender shall make the amount of such Lender’s Pro Rata Share of the Final Term Loan available to Agent on the proposed funding date in immediately available funds to an account designated by Agent not later than 11:00 a.m., New York time on such date, and Agent shall make the Final Term Loan available to the  Borrower by transferring immediately as instructed by the Borrower on such date; provided, however, that no Lender shall have the obligation to make its Pro Rata Share of the Final Term Loan and Agent shall not make the Final Term Loan available to the Borrower unless all applicable conditions precedent set forth in Article 3 have been satisfied in full (or waived by Agent and the appropriate Lenders).

19-6.        Payments Generally; Agent’s Clawback.

(a)           Unless the Agent shall have received notice from a Lender prior to the proposed date of any Loans that such Lender will not Transfer to the Agent such Lender’s share of such Loan, the Agent may assume that such Lender has Transferred such share on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing.  If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Loan to the Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(b)           If any Lender Transfers to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Agreement, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Loan set forth in Section 3 of this Agreement are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Credit Party acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

19-7.        Settlement Amongst Lenders.

(a)           The amount of each Lender’s Pro Rata Outstandings and Commitments shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Protective Advances) made and any repayments repayments thereof received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)           The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans (including Protective Advances) for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Pro Rata Share of repayments, and (ii) each Lender shall Transfer to the Agent (as provided below) or the Agent shall Transfer to each Lender, such amounts as are necessary to ensure that, after giving effect to all such Transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Pro Rata Share of all Loans outstanding as of such Settlement Date.  If the summary statement requires Transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such Transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m.  on the next Business Day.  The obligation of each Lender to Transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Lender shall not have so made its Transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

19-8.        Defaulting Lender.

(a)           If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Liabilities, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) at the option of the Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, Fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Protective Advance, and (iii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties (whether on account of principal, interest, fees or otherwise) to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Liabilities, and the Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii) and (iii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Pro Rata Outstandings, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the applicable rate set forth herein from the date when originally due until the date upon which any such amounts are actually paid.

(b)           The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans.  Upon any such purchase of the Commitment of any Defaulting Lender, the Defaulting Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c)           Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund any of its Commitments or its participation in Protective Advances or to otherwise perform its obligations under the Loan Documents

 [signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above first written.  This Agreement shall take effect as a sealed instrument.

BORROWER:	AEROPOSTALE, INC., as “Borrower”

	By:	/s/ David Dick
Name: David Dick
Title: Senior Vice President and Chief Financial Officer

GUARANTORS:	AEROPOSTALE WEST, INC.
JIMMY’Z SURF CO., LLC
AERO GC MANAGEMENT LLC
AEROPOSTALE PROCUREMENT COMPANY, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC,
each as a “Guarantor”

	By:	/s/ David Dick
Name: David Dick
Title: Senior Vice President and Chief Financial Officer

AGENT:	CRYSTAL FINANCIAL LLC,
as “Agent”

	By:	/s/ Evren Ozargun
Name: Evren Ozargun
Title: Managing Director

LENDERS:	CRYSTAL FINANCIAL LLC,
as a “Lender”

	By:	/s/ Evren Ozargun
Name: Evren Ozargun
Title: Managing Director

CRYSTAL FINANCIAL SPV LLC,
as a “Lender”

	By:	/s/ Evren Ozargun
Name: Evren Ozargun
Title: Managing Director

SILVER POINT SPECIALTY CREDIT FUND, L.P.,
as a “Lender”

By:	/s/ Michael Gatto
Name: Michael Gatto
Title:

SILVER POINT SELECT OPPORTUNITIES FUND A, L.P.,
as a “Lender”

By:	/s/ Michael Gatto
Name: Michael Gatto
Title:

SOLAR CAPITAL LTD.,
as a “Lender”

By:	/s/ Cedric Henley
Name: Cedric Henley
Title: Authorized Signatory

TPG SPECIALTY LENDING, INC.,
as a “Lender”

By:	/s/ Michael Fishman
Name: Michael Fishman
Title: Co-Chief Executive Officer

EXHIBIT C-1

COMMITMENTS

LENDER	Revolving Credit Commitment	Pro Rata Share Revolving Credit Commitment	Term Loan Commitment	Pro Rata Share Term Loan Commitment
Crystal Financial LLC	Interim: $10,312,500.00 Final: $5,625,000.00	Interim: 18.75% Final: 18.75%	Interim: $0 Final: $0	Interim: 0% Final: 0%
Crystal Financial SPV LLC	Interim: $0 Final: $0	Interim: 0% Final: 0%	Interim: $8,437,500.00 Final: $5,625,000.00	Interim: 18.75% Final: 18.75%
Silver Point Select Opportunities Fund A, L.P.	Interim: $1,718,750.00 Final: $937,500.00	Interim: 3.13% Final: 3.13%	Interim: $1,406,250.00 Final: $937,500.00	Interim: 3.13% Final: 3.13%
Silver Point Specialty Credit Fund, L.P.	Interim: $8,593,750.00 Final: $4,678,500.00	Interim: 15.63% Final: 15.63%	Interim: $7,031,250.00 Final: $4,687,500.00	Interim: 15.63% Final: 15.63%
Solar Capital Ltd.	Interim: $10,312,500.00 Final: $5,625,000.00	Interim: 18.75% Final: 18.75%	Interim: $8,437,500.00 Final: $5,625,000.00	Interim: 18.75% Final: 18.75%
TPG Specialty Lending, Inc.	Interim: $24,062,500.00 Final: $13,125,000.00	Interim: 43.75% Final: 43.75%	Interim: $19,687,500 Final: $13,125,000.00	Interim: 43.75% Final: 43.75%
Totals:	Interim: $55,000,000 Final: $30,000,000	Interim: 100.00% Final: 100.00%	Interim: $45,000,000 Final: $30,000,000	Interim: 100.00% Final: 100.00%